Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

VIVENDI S.A.,

VGAC LLC,

VIVENDI GAMES, INC.,

ACTIVISION, INC.

and

SEGO MERGER CORPORATION

Dated as of December 1, 2007

i

Exhibits

v

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT, dated as of December 1, 2007 (this “Agreement”), is between VIVENDI S.A., a societe anonyme organized under the laws of France (“Vivendi”), VGAC LLC, a limited liability company organized under the laws of the State of Delaware (“VGAC LLC”), VIVENDI GAMES, INC., a Delaware corporation (“Games”), ACTIVISION, INC., a Delaware corporation (“Activision”), and SEGO MERGER CORPORATION, a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, Vivendi and Activision desire to combine the respective businesses of Games and Activision by consummating the following transactions upon the terms and subject to the conditions set forth in this Agreement (collectively, the “Transactions”):

(a)                                  On the Closing Date, Vivendi shall purchase from Activision, at the Per Share Transaction Price (as defined below), a number of newly issued shares of common stock, par value $0.000001 per share, of Activision (“Activision Common Stock”) equal to (i) $1,731,000,000 (the “Aggregate Share Purchase Consideration”) divided by (ii) the Per Share Transaction Price (the “Share Purchase”);

(b)                                 Concurrent with the Share Purchase, Merger Sub shall be merged with and into Games (the “Merger” and, together with the Share Purchase, the “Combination Transactions”) pursuant to which (i) each share of common stock, par value $0.01 per share, of Games (“Games Common Stock”) shall be converted into the right to receive a number of shares of Activision Common Stock equal to the Exchange Ratio (as defined below) and (ii) Games shall become a wholly-owned subsidiary of Activision;

(c)                                  Concurrent with the consummation of the Share Purchase and the Merger, Activision’s Certificate of Incorporation and Bylaws shall be amended to read as set forth in Exhibits A and B, respectively, attached hereto (the “Organizational Document Amendments”);

(d)                                 The members of Activision’s Board of Directors set forth on Exhibit C attached hereto and designated as “Resigning Directors” shall resign from the Activision Board of Directors, effective simultaneously with the consummation of the Combination Transactions, and the remaining members of Activision’s Board of Directors designated on Exhibit C as “Executive Directors” or “Independent Directors” shall elect six directors designated by Vivendi to fill the vacancies on the Activision Board of Directors resulting from such resignations and the Organizational Document Amendments; and

(e)                                  Within five Business Days after the Closing, pursuant to the terms of this Agreement and the Offer Documents (as defined below), Activision shall commence a cash tender offer to purchase, at the Per Share Transaction Price, up to a number of shares of Activision Common Stock equal to the Maximum Amount (as defined below) (the “Tender Offer”);

WHEREAS, each of the Boards of Directors of Activision and Merger Sub has, by unanimous vote of all directors present, (i) determined that the Transactions are fair to and in the best interests of its stockholders, (ii) approved this Agreement and the transactions contemplated hereby pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) and (iii) resolved to submit this Agreement to a vote of its stockholders and, subject to the terms hereof, to recommend approval of this Agreement and the Transactions to its stockholders;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to Vivendi, VGAC LLC and Games entering into this Agreement, Activision and Continental Stock Transfer & Trust Company are entering into an amendment (the “Rights Plan Amendment”) to that certain Rights Agreement, dated as of April 18, 2000, as amended (the “Rights Plan”), so as to render the rights issued thereunder (the “Rights”) inapplicable to this Agreement and the transactions contemplated hereby;

WHEREAS, each of the Boards of Directors of Vivendi, VGAC LLC and Games has, by unanimous vote of all directors present, (i) determined that the Transactions are fair to and in the best interests of its stockholders or members, as applicable, and (ii) approved this Agreement and the transactions contemplated hereby pursuant to applicable Law;

WHEREAS, concurrently with the execution hereof, in order to induce Vivendi, VGAC LLC and Games to enter into this Agreement, Mr. Robert A. Kotick and Mr. Brian G. Kelly (the “Activision Management Members”) are entering into one or more voting and lock-up agreements, dated as of the date hereof, by and among each of the Activision Management Members, Activision and Vivendi (collectively, the “Voting and Lock-Up Agreements”), pursuant to which the Activision Management Members have agreed to (i) vote all of the shares of Activision Common Stock that are beneficially owned by them on the record date for any vote of stockholders of Activision on this Agreement and the transactions contemplated hereby in favor of the approval of this Agreement and the transactions contemplated hereby and (ii) certain limitations with respect to the transfer (including pursuant to the Tender Offer) of shares of Activision Common Stock and other Activision securities owned by them;

WHEREAS, concurrently with the execution hereof, in order to induce Vivendi, VGAC LLC and Games to enter into this Agreement, each of the Activision Management Members is entering into an employment agreement, dated as of the date hereof, between such Activision Management Member and Activision (collectively, the “Management Employment Agreements”);

WHEREAS, concurrently with the execution hereof, in order to induce Activision and Merger Sub to enter into this Agreement, each of Bruce Hack, Michael Morhaime, Paul Sams, Frank Pearce, Robert Pardo, Christopher Metzen, and Neal Hubbard (collectively, the “Blizzard Management Members”) are entering into employment agreements, dated as of the date hereof, between each of the Blizzard Management Members and Games (or in the case of Mr. Hack, Vivendi HoldCo) (collectively, the “Blizzard Employment Agreements”), which shall become effective upon consummation of the Transactions;

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and in order to induce Vivendi, VGAC LLC and Games to enter into this Agreement, on the Closing Date (as defined herein), Activision, Vivendi, VGAC LLC and Games shall enter into an Investor Agreement in the form attached hereto as Exhibit D (the “Investor Agreement”), pursuant to which, among other things, Vivendi and VGAC LLC will make certain agreements with respect to the voting of their shares of Activision Common Stock and Vivendi and VGAC LLC will have the right to require Activision to file with the SEC (as defined below) certain registration statements on the appropriate forms under the Securities Act (as defined below) with respect to the resale of the shares of Activision Common Stock acquired pursuant to the Transactions;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”), and that this Agreement will be, and is hereby, adopted as a plan or reorganization for purposes of Section 368(a) of the Code; and

WHEREAS, each of Vivendi, VGAC LLC, Games, Activision and Merger Sub (each, a “Party” and, collectively, the “Parties”), desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Certain Defined Terms.

Capitalized and certain other terms used in this Agreement have the meanings set forth below. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

“Acquisition Agreement” shall have the meaning set forth in Section 6.3(a).

“Activision Adverse Recommendation Change” shall have the meaning set forth in Section 6.4(a).

“Activision Acquisition Proposal” shall mean any inquiry, proposal or offer relating to (i) the acquisition by any Person after the date hereof of twenty percent (20%) or more of the outstanding shares of capital stock or twenty percent (20%) or more of the aggregate outstanding voting securities of Activision, (ii) a merger, consolidation, business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving Activision or any of its Subsidiaries which would result in any Person owning twenty percent (20%) or more of the outstanding shares of capital stock or twenty percent (20%) or more of the aggregate outstanding voting securities of Activision, (iii) a merger, consolidation, business combination, reorganization, share exchange, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction which would result in any Person acquiring twenty percent (20%) or more of the fair market value, immediately prior to such transaction, of the assets (including capital stock of Activision Subsidiaries) of Activision and its Subsidiaries, taken as a whole, (iv) any other transaction which would, directly or indirectly, result in a Person acquiring twenty percent (20%) or more of the fair market value, immediately prior to such transaction, of the assets (including capital stock of Activision Subsidiaries) of Activision and its Subsidiaries, taken as a whole, (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise), or (v) any combination of the foregoing.

“Activision Benefit Plan” shall have the meaning set forth in Section 4.10(a).

“Activision Common Stock” shall have the meaning set forth in the Recitals.

“Activision Confidential Information” shall have the meaning set forth in Section 4.18(o).

“Activision Disclosure Schedule” shall have the meaning set forth in Article IV.

“Activision Equity Rights” shall have the meaning set forth in Section 4.2(a).

“Activision Financial Advisor” shall have the meaning set forth in Section 4.20.

“Activision Foreign Plan” shall have the meaning set forth in Section 4.10(n).

“Activision IP Rights” shall have the meaning set forth in Section 4.18(a).

“Activision IP Rights Agreements” shall have the meaning set forth in Section 4.18(h).

“Activision Management Members” shall have the meaning set forth in the Recitals.

“Activision Material Adverse Effect” shall mean a fact, event or circumstance which is materially adverse to (i) the business, properties, assets, condition (financial or otherwise) or results of operations of Activision and its Subsidiaries, taken as a whole or (ii) the ability of Activision or Merger Sub to perform its respective obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining pursuant to clause (i) above whether that has been or will or could be, a “Activision Material Adverse Effect”: (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided, that such changes do not have a substantially disproportionate impact on Activision and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which Activision or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided, that such changes do not have a substantially disproportionate impact on Activision and its Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) this Agreement or at the request of Vivendi, VGAC LLC or Games or the failure to take any actions due to restrictions set forth in this Agreement, (D) any changes in the price or trading volume of Activision’s stock, in and of itself, provided, that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such change in market price or trading volume, and (E) any failure by Activision to meet published revenue or earnings projections, in and of itself, provided, that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such failure to meet published revenue or earnings projections.

“Activision Material Contract” shall have the meaning set forth in Section 4.12(a).

“Activision-Owned IP Rights” shall have the meaning set forth in Section 4.18(a).

“Activision Pension Plans” shall have the meaning set forth in Section 4.10(a).

“Activision Permits” shall have the meaning set forth in Section 4.14(a).

“Activision Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Activision Products” shall have the meaning set forth in Section 4.18(a).

“Activision Registered Intellectual Property” shall have the meaning set forth in Section 4.18(a).

“Activision SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Activision Series A Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Activision Source Code” shall have the meaning set forth in Section 4.18(a).

“Activision Superior Proposal” shall mean a bona fide written Activision Acquisition Proposal (with all of the provisions in the definition of Activision Acquisition Proposal adjusted to increase the percentages referenced therein to fifty percent (50%)) which Activision’s Board of Directors determines in good faith (after consultation with its financial advisors) to be more favorable to the stockholders of Activision as compared to the transactions provided for herein (including any revisions to this Agreement made or proposed in writing by Vivendi) and any alternative transaction proposed in writing by Vivendi in accordance with Section 6.4(c) hereof, taking into account, among other things, (i) the Person making such Activision Acquisition Proposal, (ii) the likelihood that the transaction contemplated by such Activision Acquisition Proposal will be consummated and the timing thereof, (iii) the terms and conditions of this Agreement and such Activision Acquisition Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition and (iv) any revisions to this Agreement made or proposed in writing by Vivendi prior to the time of determination and any alternative transaction proposed in writing by Vivendi in accordance with Section 6.4(c) hereof.

“Activision Stockholder Approval” shall have the meaning set forth in Section 4.4.

“Activision Stockholder Meeting” shall have the meaning set forth in Section 4.22.

“Activision Stock Plans” shall mean (i) the Activision 1991 Stock Option and Stock Award Plan, as amended, (ii) the Activision 1998 Incentive Plan, as amended, (iii) the Activision 1999 Incentive Plan, as amended, (iv) the Activision 2001 Incentive Plan, as amended, (v) the Activision 2002 Incentive Plan, as amended, (vi) the Activision 2002 Executive Incentive Plan, (vii) the Activision 2002 Studio Employee Retention Incentive Plan, (viii) the Activision Second Amended and Restated 2002 Employee Stock Purchase Plan, (ix) the Activision 2002 Second Amended and Restated Employee Stock Purchase Plan for International Employees, (x) the Activision Amended and Restated 2003 Incentive Plan, effective as of July 26, 2005 and (xi) the Activision 2007 Incentive Plan, effective as of September 27, 2007.

“Activision Transaction Litigation” shall have the meaning set forth in Section 6.12(a).

“Activision Welfare Plans” shall have the meaning set forth in Section 4.10(a).

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Aggregate Required Offer Consideration” shall mean an amount equal to the product of (i) the aggregate number of shares of Activision Common Stock (but not exceeding the Maximum Amount) that have been properly tendered and not withdrawn pursuant to the Tender Offer upon the expiration of the Tender Offer multiplied by (ii) the Per Share Transaction Price.

“Aggregate Share Purchase Consideration” shall have the meaning set forth in the Recitals.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Ancillary Agreements” shall mean the Management Employment Agreements, the Voting and Lock-Up Agreements, the Investor Agreement, the Tax Sharing Agreement and the Assumption Agreements.

“Assumption Agreements” shall mean one or more assignment and assumption agreements, in form and substance reasonably acceptable to Activision and Vivendi, pursuant to which Games or Vivendi HoldCo, as applicable, shall assign to Activision, and Activision shall assume, all of the rights and obligations of Games or Vivendi HoldCo under each of the Blizzard Employment Agreements.

“Audit” shall mean any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Audited Financial Statements” shall have the meaning set forth in Section 5.7(a).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.4.

“Blizzard Per Share Value” shall mean the per share value of Blizzard Stock as determined pursuant to and in accordance with the Blizzard Equity Plan.

“Blizzard” shall mean Blizzard Entertainment, Inc., a Delaware corporation and Subsidiary of Games.

“Blizzard Employment Agreements” shall have the meaning set forth in the Recitals.

“Blizzard Equity Plan” shall have the meaning set forth in Section 2.4(c).

“Blizzard Management Members” shall have the meaning set forth in the Recitals.

“Blizzard Option” shall have the meaning set forth in Section 2.4(c).

“Blizzard Option Consideration” shall have the meaning set forth in Section 2.4(c).

“Blizzard Restricted Stock” shall have the meaning set forth in Section 2.4(c).

“Blizzard Stock” shall mean common stock, par value $0.01 per share, of Blizzard.

“Blizzard Stock Consideration” shall have the meaning set forth in Section 2.4(c).

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of France, or the State of California or New York or is a day on which banking institutions located in France or such States are authorized or required by Law or other governmental action to close.

“Certificate of Merger” shall have the meaning set forth in Section 2.3(b).

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Code” shall have the meaning set forth in the Recitals.

“Combination Transactions” shall have the meaning set forth in the Recitals.

“Confidentiality Agreement” shall mean that certain confidentiality agreement, dated as of March 13, 2007, among Vivendi, Games and Activision.

“Contract” shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation.

“Controlled Group Liability” means any liability (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, or (iii) under Sections 412 and 4971 of the Code.

“DGCL” shall have the meaning set forth in the Recitals.

“D&O Policy” shall have the meaning set forth in Section 6.11(b).

“Effective Time” shall have the meaning set forth in Section 2.3(b).

“Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by Activision or any Activision Subsidiary or Games or any Games Subsidiary, as applicable, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all federal, state, local and foreign Laws and regulations and common laws relating to pollution, protection of human health or worker safety (as such matters relate to Materials of Environmental Concern) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” shall have the meaning set forth in Section 4.10(a).

“ERISA Affiliate” shall have the meaning set forth in Section 4.10(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” shall mean an amount, which shall be rounded up to the nearest 5th decimal place, equal to (i) the Games Value divided by (ii) the aggregate number of shares of Games Common Stock outstanding immediately prior to the Effective Time.

“Foreign Antitrust Laws” shall have the meaning set forth in Section 4.5(a).

“Form S-4” shall have the meaning set forth in Section 4.5(a).

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Games Acquisition Proposal” shall mean any inquiry, proposal or offer relating to (i) the acquisition by any Person after the date hereof of twenty percent (20%) or more of the outstanding shares of capital stock or twenty percent (20%) or more of the aggregate outstanding voting securities of Games, (ii) a merger, consolidation, business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving Games or any of its Subsidiaries which would result in any Person owning twenty percent (20%) or more of the outstanding shares of capital stock or twenty percent (20%) or more of the aggregate outstanding voting securities of Games, (iii) a merger, consolidation, business combination, reorganization, share exchange, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction which would result in any Person acquiring twenty percent (20%) or more of the fair market value, immediately prior to such transaction, of the assets (including capital stock of Games Subsidiaries) of Games and its Subsidiaries, taken as a whole, (iv) any other transaction which would, directly or indirectly, result in a Person acquiring twenty percent (20%) or more of the fair market value, immediately prior to such transaction, of the assets (including capital stock of Games Subsidiaries) of Games and its Subsidiaries, taken as a whole, (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise), or (v) any combination of the foregoing.

“Games Benefit Plan” shall have the meaning set forth in Section 5.10(a).

“Games Common Stock” shall have the meaning set forth in the Recitals.

“Games Confidential Information” shall have the meaning set forth in Section 5.18(o).

“Games Disclosure Schedule” shall have the meaning set forth in Article V.

“Games Financial Statements” shall have the meaning set forth in Section 5.7(a).

“Games Foreign Plan” shall have the meaning set forth in Section 5.10(m).

“Games IP Rights” shall have the meaning set forth in Section 5.18(a).

“Games IP Rights Agreements” shall have the meaning set forth in Section 5.18(h).

“Games Material Adverse Effect” shall mean a fact, event or circumstance which is materially adverse to (i) the business, properties, assets, condition (financial or otherwise) or results of operations of Games and its Subsidiaries, taken as a whole or (ii) the ability of Vivendi, VGAC LLC or Games to perform its respective obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining, pursuant to clause (i) above whether that has been or will or could be, a “Games Material Adverse Effect”: (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided, that such changes do not have a substantially disproportionate impact on Games and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which Games or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided, that such changes do not have a substantially disproportionate impact on Games and its Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) this Agreement or at the request of Activision or the failure to take any actions due to restrictions set forth in this Agreement, and (D) any failure by Vivendi or Games to meet any revenue or EBITA (earnings before interest, taxes and amortization) projections that are published by Vivendi with respect to Games and its Subsidiaries, in and of itself, provided, that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such failure to meet such published revenue or EBITA projections.

“Games Material Contract” shall have the meaning set forth in Section 5.12(a).

“Games-Owned IP Rights” shall have the meaning set forth in Section 5.18(a).

“Games Permits” shall have the meaning set forth in Section 5.14(a).

“Games Preferred Stock” shall have the meaning set forth in Section 5.2(a).

“Games Pension Plans” shall have the meaning set forth in Section 5.10(a).

“Games Products” shall have the meaning set forth in Section 5.18(a).

“Games Registered Intellectual Property” shall have the meaning set forth in Section 5.18(a).

“Games Source Code” shall have the meaning set forth in Section 5.18(a).

“Games Transaction Litigation” shall have the meaning set forth in Section 6.12(b).

“Games Value” shall mean (i) $8.121 billion divided by (ii) the Per Share Transaction Price.

“Games Welfare Plans” shall have the meaning set forth in Section 5.10(a).

“Governmental Entity” shall mean any governmental body, court, arbitral tribunal, agency, commission, official or regulatory or other authority, whether federal, state, local, municipal or foreign.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” shall have the meaning set forth in Section 4.18(a).

“Interim Financial Statements” shall have the meaning set forth in Section 5.7(a).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” or any similar formulation of knowledge shall mean the actual knowledge (after reasonable inquiry) of those members of senior management of Activision (when used with respect to Activision and its Subsidiaries), senior management of Vivendi (when used with respect to Vivendi) or senior management of Vivendi and Games (when used with respect to VGAC LLC, Games and the Games Subsidiaries), whose duties would, in the normal course of Activision’s, Vivendi’s or Games’ affairs, as the case may be, result in such member or members having such knowledge.

“Law” shall mean any statute, law, code, ordinance, rule, regulation or other enforceable requirement of any Governmental Entity.

“Liens” shall mean, with respect to any asset, pledges, mortgages, title defects or objections, claims, liens, charges, encumbrances and security interests of any kind or nature.

“Management Employment Agreements” shall have the meaning set forth in the Recitals.

“Materials of Environmental Concern” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus or mold.

“Maximum Annual Premium” shall have the meaning set forth in Section 6.11(b).

“Maximum Amount” shall mean a number of shares of Activision Common Stock equal to (i) $4.028 billion divided by (ii) the Per Share Transaction Price.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.4(a).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“NASD” shall mean the National Association of Securities Dealers.

“New Activision Credit Facilities” shall mean the credit facilities entered into by Activision pursuant to Section 6.19.

“Notice of Activision Superior Proposal” shall have the meaning set forth in Section 6.4(c).

“Offer Conditions” shall have the meaning set forth in Section 3.1(a).

“Offer Consideration” shall have the meaning set forth in Section 3.1(a).

“Offer Documents” shall have the meaning set forth in Section 3.2(a).

“Order” shall mean any judgment, order, writ, preliminary or permanent injunction or decree of any Governmental Entity.

“Organizational Document Amendments” shall have the meaning set forth in the Recitals.

“Party” shall have the meaning set forth in the Recitals.

“Per Share Transaction Price” shall mean $27.50; provided that such amount shall be appropriately and equitably adjusted to reflect fully the effect of any stock split, reverse stock split, reclassification, recapitalization, consolidation, exchange or like change with respect to Activision Common Stock or any extraordinary dividend or distribution with respect to Activision Common Stock, in each case, occurring (or having a record date) after the date of this Agreement and prior to the Effective Time.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity.

“Proxy Statement” shall have the meaning set forth in Section 4.5(a).

“Purchased Activision Shares” shall have the meaning set forth in Section 2.2(a).

“Reinstated Recommendation” shall have the meaning set forth in Section 6.5.

“Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

“Representatives” shall have the meaning set forth in Section 6.3(a).

“Rights” shall have the meaning set forth in the Recitals.

“Rights Plan” shall have the meaning set forth in the Recitals.

“Rights Plan Amendment” shall have the meaning set forth in the Recitals.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.7(a).

“SEC” shall mean the United States Securities and Exchange Commission or the staff thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Purchase” shall have the meaning set forth in the Recitals.

“Subsidiary” of any Person shall mean (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Surviving Corporation” shall have the meaning set forth in Section 2.3(a).

“Tax” or “Taxes” shall mean all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

“Tax Authority” shall mean the IRS and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

“Tax Returns” mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

“Tax Sharing Agreement” shall mean a tax sharing agreement between Activision, Vivendi HoldCo and Games in substantially the form of Exhibit E attached hereto.

“Tendering Holder” shall have the meaning set forth in Section 3.1(c).

“Tender Offer” shall have the meaning set forth in the Recitals.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall have the meaning set forth in Section 8.3(a).

“Transactions” shall have the meaning set forth in the Recitals.

“VGAC LLC” shall have the meaning set forth in the Preamble hereto.

“Vivendi” shall have the meaning set forth in the Preamble hereto.

“Vivendi HoldCo” shall mean Vivendi Holding I Corp., a Delaware corporation

“Vivendi Tender Contribution” shall have the meaning set forth in Section 3.3(b).

“Voting and Lock-Up Agreements” shall have the meaning set forth in the Recitals.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local or foreign Law.

ARTICLE II

CLOSING; THE COMBINATION TRANSACTIONS

Section 2.1                                      Closing.

The closing of the Share Purchase and the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90067-3026 at 10:00 A.M., New York time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Parties collectively may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date”.

Section 2.2                                      The Share Purchase.

(a)                                  Upon the terms and subject to the conditions of this Agreement, at the Closing, Activision shall issue and deliver to Vivendi, and Vivendi shall purchase from Activision, a number of newly issued shares of Activision Common Stock (rounded up to the nearest whole number) equal to (i) the Aggregate Share Purchase Consideration divided by (ii) the Per Share Transaction Price (such shares, the “Purchased Activision Shares”). Upon Activision’s receipt of the Aggregate Share Purchase Consideration, the Purchased Activision Shares to be issued to Vivendi pursuant hereto will be duly and validly issued, fully paid and nonassessable, and free and clear of all Liens (other than any Liens created by Vivendi).

(b)                                 At the Closing, (i) Vivendi shall deliver to Activision, by wire transfer to a bank account designated in writing by Activision to Vivendi at least two Business Days prior to the Closing Date, an amount equal to the Aggregate Share Purchase Consideration in immediately available funds in United States dollars and (ii) Activision shall deliver or cause to be delivered to Vivendi certificates representing the Purchased Activision Shares.

Section 2.3                                      The Merger.

(a)                                  The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, Merger Sub shall be merged with and into Games pursuant to which (i) the separate corporate existence of Merger Sub shall cease, (ii) Games shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of Activision and (iii) all of the properties, rights, privileges, powers and franchises of Games will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of Games will become the debts, liabilities, obligations and duties of the Surviving Corporation.

(b)                                 Effective Time. As soon as practicable on the Closing Date, the Parties shall cause a certificate of merger substantially in the form attached as Exhibit F to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the Parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time”.

(c)                                  Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of DGCL.

(d)                                 Certificate of Incorporation; Bylaws. From and after the Effective Time, (i) the certificate of incorporation of Games, as in effect immediately prior to the Effective Time (the “Games Certificate of Incorporation”), shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law and (b) the bylaws of Games, as in effect immediately prior to the Effective Time (the “Games Bylaws”), shall be the Bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.

(e)                                  Directors. The members of Games’ Board of Directors set forth on Exhibit J attached hereto shall resign from the Games Board of Directors, effective simultaneously with the consummation of the Combination Transactions, and the remaining members of Games Board of Directors shall elect two (2) directors designated on Exhibit K attached hereto to fill the vacancies on the Games Board of Directors resulting from such resignations.

(f)                                    Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Games or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either Games or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.4                                      Conversion of Stock; Treatment of Options; Exchange Procedures.

(a)                                  Conversion of Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of any Party or any holder of any shares of capital stock of any of the Parties:

(i)             Each share of Games Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Games Common Stock held by Games as treasury shares, which shares shall be cancelled and retired and cease to exist as of the Effective Time) shall be converted into a number of newly issued shares of Activision Common Stock equal to the Exchange Ratio, subject to Section 2.4(b) (the “Merger Consideration”).

(ii)          Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)                                 No Fractional Shares. Notwithstanding any other provision of this Agreement, no certificates for fractional shares of Activision Common Stock shall be issued in the Merger. Each holder of Games Common Stock who otherwise would have been entitled to a fraction of a share of Activision Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Games Common Stock owned by such holder at the Effective Time) by the Per Share Transaction Price. No such holder shall be entitled to any dividends, voting rights or any other rights in respect of any fractional share.

(c)                                  Treatment of Options. Except as otherwise provided in the last sentence of this Section 2.4(c), upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and pursuant to the terms of the Blizzard 2006 Equity Incentive Plan, as amended (the “Blizzard Equity Plan”), (i)(A) each outstanding and unexercised option to acquire shares of Blizzard Stock (“Blizzard Options”) which was vested immediately prior to the Effective Time shall be canceled and extinguished and automatically converted into the right to receive an amount in cash from the Surviving Corporation equal to the product obtained by multiplying (x) the aggregate number of shares of Blizzard Stock that were issuable upon exercise of such Blizzard Option immediately prior to the Effective Time and (y) the excess, if any, of the Blizzard Per Share Value over the per share exercise price of such Blizzard Option (the “Blizzard Option Consideration”), and (B) each outstanding share of restricted Blizzard Stock (“Blizzard Restricted Stock”) or shares thereof underlying restricted stock units which was vested immediately prior to the Effective Time shall be canceled and extinguished and automatically converted into the right to receive an amount in cash from the Surviving Corporation equal to the Blizzard Per Share Value (the “Blizzard Stock Consideration”); and (ii)(A) each outstanding and unexercised Blizzard Option which will vest upon the Merger at the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive an amount in cash from the Surviving Corporation eighteen (18) months after the Effective Time in accordance with the terms of the Blizzard Equity Plan equal to the product obtained by multiplying (x) the aggregate number of shares of Blizzard Stock that were issuable upon exercise of such Blizzard Option immediately prior to the Effective Time and (y) the Blizzard Option Consideration and (B) each share of Blizzard Restricted Stock shall be cancelled and extinguished and automatically converted into the right to an amount in cash from the Surviving Corporation eighteen (18) months after the Effective Time equal to the Blizzard Stock Consideration. Activision shall, or shall cause the Surviving Corporation to, pay to holders of outstanding Blizzard Options and Blizzard Restricted Stock (as of the time immediately prior to the Effective Time) the Blizzard Option Consideration and/or

Blizzard Stock Consideration, as applicable, in respect of their Blizzard Options and shares of Blizzard Restricted Stock in accordance with terms and conditions of the Blizzard Equity Plan as in effect immediately prior to the Effective Time. The payment of the Blizzard Option Consideration and/or Blizzard Stock Consideration to the holder of Blizzard Options and/or Blizzard Restricted Stock shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Blizzard Options and/or Blizzard Restricted Stock. Notwithstanding anything herein to the contrary, as to any Blizzard Options that are granted after the date of this Agreement and prior to the Closing Date in accordance with Section 6.2(b) hereof, Activision and the other Parties shall take such actions as may be necessary to provide for the conversion on or after the Closing Date of such Blizzard Options into options to acquire an equivalent number of shares of Activision Common Stock (with such adjustments to the share numbers and/or strike prices of such replacement options to acquire shares of Activision Common Stock as are consistent with the value of such Blizzard Options as of the Closing Date).

(d)                                 Exchange Procedures.

(i)                                     On the Closing Date, upon delivery of any Games certificates to Activision (or its designee), Activision shall deliver to the holder of such Games certificates the applicable Merger Consideration in respect of the shares of Games Common Stock (including share certificates with respect to the applicable number of shares of Activision Common Stock and cash in lieu of fractional shares).

(ii)                                  No dividends or other distributions with respect to Activision Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Games Certificate until the holder thereof shall surrender such Games Certificate in accordance with this Article II. After the surrender of a Games Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of Activision Common Stock represented by such Games Certificate.

(iii)                               At and after the Effective Time, there shall be no transfers on the stock transfer books of Games of the shares of Games Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Games Certificates representing such shares are presented for transfer to Activision or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(iv)                              In the event any Games Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Games Certificate to be lost, stolen or destroyed and, if required by Activision, an appropriate indemnity from such person, Activision will issue in exchange for such lost, stolen or destroyed Games Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(e)                                  Withholding. Activision will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Games Common Stock such amounts as Activision is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of any other U.S. federal, state, local or non-U.S. tax Law. To the extent that such amounts are properly withheld by Activision, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Games Common Stock in respect of whom such deduction and withholding were made by Activision.

ARTICLE III
THE TENDER OFFER

Section 3.1                                      The Tender Offer.

The Parties hereby agree that:

(a)                                  If the Closing shall have occurred and none of the events set forth in Exhibit G hereto (the “Offer Conditions”) shall have occurred and be continuing, on or before the fifth (5th) Business Day immediately following the Closing Date, Activision shall commence (within the meaning of Rule 14d-2 under the Exchange Act), an offer to purchase up to a number of outstanding shares of Activision Common Stock equal to the Maximum Amount at the Per Share Transaction Price, net to the seller in cash (as paid pursuant to the Tender Offer, the “Offer Consideration”). All of the shares of Activision Common Stock purchased by Activision pursuant to the Tender Offer shall be retired. The obligation of Activision to commence the Tender Offer, to consummate the Tender Offer and to accept for payment and pay for shares of Activision Common Stock validly tendered in the Tender Offer and not withdrawn shall be subject to the conditions set forth in Exhibit G hereto.

(b)                                 Without the prior consent of Vivendi (such consent not to be unreasonably withheld, conditioned or delayed), Activision shall not waive any of the conditions to the Tender Offer or make any change in the terms of or conditions to the Tender Offer. Notwithstanding the foregoing, Activision shall have the right to extend the Tender Offer beyond the scheduled expiration date (which shall be at least 20 Business Days following the commencement of the Tender Offer) (x) from time to time if, at the scheduled or extended expiration date of the Tender Offer, any of the conditions to the Tender Offer shall not have been satisfied or waived (until such conditions are satisfied or waived), (y) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Tender Offer or any period required by applicable Law or (z) upon the mutual agreement of Activision and Vivendi (but in no event shall the expiration be extended pursuant to this clause (z) for more than 20 Business Days past the original expiration date).

(c)                                  If at the expiration date of the Tender Offer a number of shares of Activision Common Stock has been validly tendered and not withdrawn that exceeds the Maximum Amount, the number of shares of Activision Common Stock to be purchased by Activision from each holder of Activision Common Stock that tenders shares of Activision Common Stock pursuant to the Tender Offer (each, a “Tendering Holder”) shall be prorated such that the number of shares of Activision Common Stock purchased from each Tendering Holder shall be equal to the product of (i) the number of shares of Activision Common Stock properly tendered and not withdrawn by such Tendering Holder pursuant to the Tender Offer multiplied by (ii) a fraction (A) the numerator of which shall be the Maximum Amount and (B) the denominator of which shall be the aggregate number of shares of Activision Common Stock properly tendered and not withdrawn by all Tendering Holders pursuant to the Tender Offer.

Section 3.2                                      The Offer Documents.

(a)                                  As soon as practicable on the date of commencement of the Tender Offer, Activision shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Tender Offer which shall contain the offer to purchase and related letter of transmittal and other ancillary documents and instruments pursuant to which the Tender Offer will be made (collectively, and with any supplements or amendments thereto and any other documents or materials used in connection with the Tender Offer, the “Offer Documents”). The Offer Documents shall comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC on the date first published, sent or given to the Activision stockholders, shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 Vivendi and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments or supplements thereto prior to the filing thereof with the SEC. Activision agrees to provide Vivendi and its counsel any comments Activision or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. Activision shall consult with and obtain the prior approval of Vivendi with respect to the appointment of any advisors or managers with respect to the Tender Offer.

Section 3.3                                      Funding of the Tender Offer.

(a)                                  Activision shall fund the Aggregate Required Offer Consideration with the proceeds from the Share Purchase together with available cash on hand and, if necessary, from proceeds from the Vivendi Tender Contribution and borrowings made under the New Activision Credit Facilities.

(b)                                 If the Aggregate Required Offer Consideration exceeds $2.928 billion, then:

(i)                                     Vivendi shall pay to Activision an amount in cash equal to the lesser of (A) $700 million and (B) the excess of (1) the Aggregate Required Offer Consideration over (2) $2.928 billion (such lesser amount, the “Vivendi Tender Contribution”); and

(ii)                                  Activision shall issue and deliver to Vivendi, in exchange for the Vivendi Tender Contribution, a number (rounded up to the nearest whole number) of newly issued shares of Activision Common Stock equal to the Vivendi Tender Contribution divided by the Per Share Transaction Price.

(c)                                  If the Aggregate Required Offer Consideration exceeds $3.628 billion, then Activision shall fund the additional amount of the Aggregate Required Offer Consideration that is in excess of $3.628 billion through borrowings made under the tranche of the New Activision Credit Facilities available to fund the Tender Offer.

Section 3.4                                      No Tender by Vivendi.

Vivendi hereby covenants and agrees that neither it nor any of its Subsidiaries shall tender any shares of Activision Common Stock to Activision pursuant to the Tender Offer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACTIVISION AND MERGER SUB

Except as set forth (i) in the disclosure schedule delivered by Activision to Vivendi dated as of the date hereof (the “Activision Disclosure Schedule”), which Activision Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates (provided that any disclosure in the Activision Disclosure Schedule relating to one section or subsection shall also apply to other sections and subsections to the extent that it is reasonably apparent that such disclosure would also apply to or qualify such other sections or subsections), and (ii) in the Activision SEC Documents filed prior to the date hereof, Activision and Merger Sub represent and warrant to Vivendi, VGAC LLC and Games as follows:

Section 4.1                                      Organization.

Each of Activision and Merger Sub (i) is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of Delaware, (ii) has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not, individually or in the aggregate, reasonably be expected to have an Activision Material Adverse Effect. Activision has made available to Vivendi complete and correct copies of the certificate of incorporation and bylaws and all the amendments thereto, as currently in effect, for each of Activision and Merger Sub.

Section 4.2                                      Capitalization.

(a)                                  The authorized capital stock of Activision consists of 450,000,000 shares of Activision Common Stock, 3,750,000 shares of Preferred Stock, par value $0.000001 per share, of Activision (“Activision Preferred Stock”) and 1,250,000 shares of Series A Junior Preferred Stock, par value $0.000001 per share, of Activision (“Activision Series A Preferred Stock”). As of November 26, 2007, (i) 291,501,603 shares of Activision Common Stock were issued and outstanding, and (ii) no shares of Activision Preferred Stock or Activision Series A Preferred Stock were issued and outstanding. As of November 26, 2007, 69,455,956 shares of Activision Common Stock were reserved for issuance under the Activision Stock Plans (“Activision Equity Rights”), including pursuant to the exercise of options or warrants or in connection with other equity-based arrangements. No shares of capital stock of Activision are owned by any Subsidiary of Activision. All of the outstanding shares of capital stock of Activision have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except as set forth above, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of or ownership interests in Activision, (ii) securities of Activision or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities of or ownership interests in Activision, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Activision or any Subsidiary of Activision, or obligations of Activision or any Subsidiary of Activision to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, Activision, or obligations of Activision or any Subsidiary of Activision to grant, extend or enter into any such agreement or commitment or (iv) obligations of Activision or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of Activision, or to vote or to dispose of any shares of capital stock of Activision.

(b)                                 Section 4.2(b) of the Activision Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of November 26, 2007, held outstanding Activision Equity Rights under the Activision Stock Plans or under any other equity incentive plan of Activision and its Subsidiaries, indicating, with respect to each Activision Equity Right then outstanding, the type of award granted, the number of shares of Activision Common Stock subject to such Activision Equity Right, the name of the plan under which such Activision Equity Right was granted, the exercise price, if any, date of grant, vesting schedule and expiration date thereof, including to the extent to which any vesting has occurred as of the date of this Agreement, and whether (and to what extent) the vesting of such Activision Equity Right will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Transactions. Except as set forth in Section 4.2(b) of the Activision Disclosure Schedule, each Activision Equity Right or similar arrangement has been granted with an exercise price equal to or greater than the fair market value of the Activision Common Stock on the date of grant. Activision has made available to Vivendi true, complete and correct copies of all Activision Stock Plans and the forms of all grant or award agreements evidencing outstanding Activision Equity Rights.

(c)                                  There are no voting trusts or other agreements or understandings to which Activision or any of its Subsidiaries is a party with respect to the voting of the shares of any capital stock of Activision or any of its Subsidiaries. No agreement or other document grants or imposes on any shares of the capital stock of Activision any right, preference, privilege or transfer restrictions with respect to the transactions contemplated by this Agreement (including any rights of first refusal).

Section 4.3                                      Subsidiaries.

(a)                                  Each Subsidiary of Activision is a corporation duly incorporated or an entity duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have an Activision Material Adverse Effect. Activision has made available to Vivendi complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of each material Subsidiary, and all amendments thereto, as currently in effect.

(b)                                 All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of Activision have been duly authorized, validly issued and are fully paid and nonassessable and free of preemptive or similar rights. All of the outstanding capital stock or securities of, or other ownership interests in, each of the Subsidiaries of Activision, is owned, directly or indirectly, by Activision, and is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the stock or other ownership interests). There are no outstanding (i) shares of capital stock, debt securities or voting securities or other ownership interests of any Subsidiary of Activision, (ii) securities of Activision or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities or ownership interests in any Subsidiary of Activision, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Activision or any of its Subsidiaries, or obligations of Activision or any of its Subsidiaries to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, any Subsidiary of Activision, or obligations of Activision or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment or (iv) obligations of Activision or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities or other ownership interests of any Subsidiary of Activision, or to vote or to dispose of any shares of the capital stock or other ownership interests of any Subsidiary of Activision.

(c)                                  Section 4.3(c) of the Activision Disclosure Schedule lists (i) each material Subsidiary of Activision, (ii) its jurisdiction of incorporation or organization and (iii) the location of its principal executive office. Except for the capital stock of its Subsidiaries and as set forth in Section 4.3(c) of the Activision Disclosure Schedule, Activision does not own, directly or indirectly, any capital stock or other ownership interest in any entity.

Section 4.4                                      Authority.

Each of Activision and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions and the other transactions contemplated hereby and thereby. The execution, delivery and performance by each of Activision and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Activision and Merger Sub of the Transactions and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Activision and Merger Sub and no other corporate proceedings on the part of Activision or Merger Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate such transactions, other than, with respect to Transactions, the approval of the principal terms of this Agreement and Transactions by the holders of a majority of the votes cast at the meeting of Activision stockholders (the “Activision Stockholder Approval”). This Agreement and each Ancillary Agreement to which it is a party have been duly executed and delivered by each of Activision and Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding obligation of each of Activision and Merger Sub, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 4.5                                      Consents and Approvals; No Violations.

(a)                                  The execution and delivery by each of Activision and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party do not, the execution and delivery by Activision or Merger Sub of any instrument required hereby or thereby to be executed and delivered at the Closing will not, and the performance by Activision and Merger Sub of their agreements and obligations under this Agreement and the Ancillary Agreements will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required by the HSR Act, (ii) as may be required under any European or other foreign antitrust or competition Law or regulation (“Foreign Antitrust Laws”), (iii) the filing with the SEC of (A) a proxy statement relating to the approval by the stockholders of Activision of the principal terms of this Agreement and the Transactions (the “Proxy Statement”), or, if necessary, a Registration Statement on Form S-4, which shall include the Proxy Statement, in connection with the issuance of shares of Activision Common Stock in the Transactions (as may be further amended or supplemented from time to time, the “Form S-4”), and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements, (iv) such clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (v) the filing of the Certificate of Merger or other documents as required by the DGCL and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have an Activision Material Adverse Effect.

(b)                                 Subject to the approval of the principal terms of this Agreement and the Transactions by the holders of a majority of the outstanding shares of Activision Common Stock, the execution and delivery by each of Activision and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party do not, the execution and delivery by Activision and Merger Sub of any instrument required hereby or thereby to be executed and delivered by either of them at the Closing will not, and the performance by each of Activision and Merger Sub of its agreements and obligations under this Agreement and the Ancillary Agreements will not, (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Activision or any similar organizational documents of any of its Subsidiaries, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Activision or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Activision or any of its Subsidiaries is a party or by which any of its properties or assets is bound or (iii) violate any Order or Law applicable to Activision, any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not, individually or in the aggregate, reasonably be expected to have an Activision Material Adverse Effect.

Section 4.6                                      Books and Records.

The books, accounts and records of Activision and each of its Subsidiaries are, and have been, in all material respects, maintained in Activision’s and its Subsidiaries’ usual, regular and ordinary manner, in accordance with GAAP, as applicable, and all material transactions to which Activision or any of its Subsidiaries is or has been a party are properly reflected therein.

Section 4.7                                      SEC Reports and Financial Statements.

(a)                                  Activision has filed, or furnished, as applicable, with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since March 31, 2005 (together with all amendments, exhibits and schedules thereto and all information incorporated therein by reference, the “Activision SEC Documents”). The Activision SEC Documents, as of their respective dates or, if amended, as of the date of the last such amendment, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, Securities Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”), and the applicable rules and regulations of the SEC promulgated thereunder. No Subsidiary of Activision is required to make any filings with the SEC.

(b)                                 Each of the consolidated financial statements of Activision included or incorporated by reference in the Activision SEC Documents complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly presents, in all material respects, the consolidated financial position of Activision and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount. Except as set forth in Section 4.7(b) of the Activision Disclosure Schedule, since March 31, 2005, there has been no material change in Activision’s accounting methods or principles that would be required to be disclosed in

Activision’s financial statements in accordance with GAAP, except as described in the notes to such Activision financial statements.

(c)                                  Each of the principal executive officer of Activision and the principal financial officer of Activision (or each former principal executive officer of Activision and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Activision SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Activision nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(d)                                 Activision maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) access to assets is permitted only in accordance with management’s general or specific authorization; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)                                  Activision’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by Activision in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Activision’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Activision required under the Exchange Act with respect to such reports.

(f)                                    There are no amendments or modifications that are or will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by Activision with the SEC pursuant to the Exchange Act and (ii) the Activision SEC Documents themselves. Activision has timely responded to all comment letters of the Staff of the SEC relating to the Activision SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. Activision has heretofore made available to Vivendi true, correct and complete copies of all correspondence with the SEC occurring since March 31, 2005. To the Knowledge of Activision, none of the Activision SEC Documents is the subject of ongoing SEC review.

Section 4.8                                      Absence of Activision Material Adverse Effect.

Since March 31, 2007, there have not been any events that have had, or would reasonably be expected to have, individually or in the aggregate, an Activision Material Adverse Effect.

Section 4.9                                      No Undisclosed Liabilities.

Neither Activision nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not required to be disclosed, reserved against or otherwise provided for (including any liability for breach of Contract, breach of warranty, torts, infringements, claims or lawsuits), which, individually or in the aggregate have had, or would reasonably be expected to have, an Activision Material Adverse Effect.

Section 4.10                                Benefit Plans, Employees and Employment Practices.

(a)                                  Section 4.10(a) of the Activision Disclosure Schedule contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (referred to herein as “Activision Pension Plans”), material “employee welfare benefit plans” (as defined in Section 3(1) of ERISA and referred to herein as “Activision Welfare Plans”) and each other material “Activision Benefit Plan” (defined herein as any Activision Pension Plan, Activision Welfare Plan and any other plan, fund, program, policy, practice, arrangement or agreement (including any employment agreement) to provide medical, health, disability or life insurance, bonus, incentive compensation, stock or stock-based right (option, ownership or purchase), retirement, deferred compensation, profit sharing, severance, change in control, salary continuation, termination pay, vacation, sick leave, incentive insurance, fringe or other benefits) maintained, established, sponsored, participated in, contributed to, or required to be contributed to, by Activision or any of its Subsidiaries or, with respect to Activision Pension Plans, its ERISA Affiliates, for the benefit of (1) any current independent contractors, consultants, agents, employees, officers or directors of Activision or any of its Subsidiaries or, with respect to Activision Pension Plans, its ERISA Affiliates and/or (2) any former independent contractors, consultants, agents, employees, officers or directors of Activision or any of its Subsidiaries or, with respect to Activision Pension Plans, its ERISA Affiliates who still have benefits payable by Activision or any of its Subsidiaries or, with respect to Activision Pension Plans, its ERISA Affiliates, or with respect to which Activision or any of its Subsidiaries or, with respect to Activision Pension Plans, its ERISA Affiliates has or may have any liability (contingent or otherwise). Activision has made available to Vivendi true, complete and correct copies of (i) each Activision Benefit Plan, including all amendments thereto (or, in the case of any unwritten Activision Benefit Plans, descriptions thereof), (ii) the three (3) most recent annual reports on Form 5500 filed with the IRS with respect to each Activision Benefit Plan (if any such report was required) with all required attachments, (iii) the most recent summary plan description and all subsequent summaries of material modifications for each Activision Benefit Plan for which such summary plan description is required, (iv) each trust agreement, group annuity Contract and other documents relating to the funding or payment of benefits relating to any Activision Benefit Plan, (v) the most recent determination letter from the IRS, if any and (vi) copies of the actuarial reports, if any, with respect to each Activision Benefit Plan for the last three (3) plan years ending prior to the date of this Agreement. To Activision’s Knowledge, each Activision Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. There are no amendments to any Activision Benefit Plan, except where required by applicable Law, or the establishment of any new Activision Benefit

Plan, that have been adopted or approved nor has Activision or any of its Subsidiaries undertaken or committed to make any such amendments or to adopt or approve any new plans.

(b)                                 All Activision Pension Plans have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the IRS, or a timely application therefor has been filed, to the effect that such Activision Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Activision Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that could reasonably be expected to adversely affect its qualification or materially increase its costs, and no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualification of any Activision Pension Plan or the related trust. No trust funding any Activision Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(c)                                  At no time has Activision, any of its Subsidiaries or any of its ERISA Affiliates ever, maintained, established, sponsored, participated in or contributed to any Activision Pension Plan that is subject to Title IV of ERISA. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d)                                 At no time has Activision, any of its Subsidiaries or any of its ERISA Affiliates ever contributed to or been requested or required to contribute to any “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA.

(e)                                  With respect to any Activision Welfare Plan, (i) no such Activision Welfare Plan is funded through a “welfare benefits fund,” as such term is defined in Section 419(e) of the Code, (ii) no such Activision Welfare Plan is self insured, and (iii) each such Activision Welfare Plan that is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code complies, in all material respects, with the applicable requirements of Section 4980B(f) of the Code.

(f)                                    None of Activision, any of its Subsidiaries, or any Person acting on behalf of Activision or its Subsidiaries has made or entered into any legally binding commitment (including loans) with any current or former directors, officers, employees, consultants or independent contractors of Activision or any of its Subsidiaries to the effect that, following the date hereof, (i) any benefits or compensation provided to such persons under existing Activision Benefit Plans or under any other plan or arrangement will be enhanced or accelerated (other than in connection with employment agreements that, by their terms, provide for any such enhancements or acceleration), (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Activision Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, or (iv) any plans or arrangements provided by Vivendi or Games will be made available to such employees.

(g)                                 None of Activision, its Subsidiaries or any of its ERISA Affiliates has or is reasonably expected to have any liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof with coverage or benefits under Activision Benefit Plans other than Activision Pension Plans, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or any other similar Law.

(h)                                 All contributions or premiums owed by Activision or any of its Subsidiaries with respect to Activision Benefit Plans under Law, Contract or otherwise have in all material respects been made in full and on a timely basis and Activision or its Subsidiaries are not obligated to contribute with respect to any Activision Benefit Plan that involves a retroactive contribution, assessment or funding waiver arrangement. All administrative costs attributable to Activision Benefit Plans have in all material respects been paid when due.

(i)                                     No Activision Pension Plan or Activision Welfare Plan or, to Activision’s Knowledge, any “fiduciary” or “party-in-interest” (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exemption is not available that could reasonably be expected to result in a material liability.

(j)                                     There are no pending or, to Activision’s Knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Activision Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, Activision, any of its Subsidiaries or any employee or administrator thereof in connection with the existence, operation or administration of an Activision Benefit Plan that could reasonably be expected to result in a material liability, other than routine claims for benefits.

(k)                                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of Activision or any of its Subsidiaries, (ii) cause or result in the funding of any Activision Benefit Plan or (iii) cause or result in a limitation on the right of Activision or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Activision Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable by Activision or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code (or any of the rules, regulations or guidance promulgated thereunder).

(1)                                  No amounts payable under any of the Activision Benefit Plans or any other contract, agreement or arrangement with respect to which Activision or any of its Subsidiaries may have any liability could reasonably be expected to fail to be deductible for federal income tax purposes by virtue of Section 162(m) of the Code.

(m)                               Each Activision Benefit Plan that provides for deferred compensation (as defined under Section 409A of the Code) satisfies the applicable requirements of Sections

409A(a)(2), (3), and (4) of the Code, and has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code.

(n)                                 With respect to each Activision Benefit Plan that is subject to the Laws of relevant jurisdictions other than the United States (each, a “Activision Foreign Plan”): (i) each Activision Foreign Plan is in compliance in all material respects with the applicable provisions of the Laws and regulations applicable to such Activision Foreign Plan; (ii) each Activision Foreign Plan has been administered at all times and in all material respects in accordance with its terms; (iii) there are no pending material investigations by any Governmental Entity involving any Activision Foreign Plan, and no pending material claims (except for claims for benefits payable in the normal operation of the Activision Foreign Plans), suits or proceedings against any Activision Foreign Plan or asserting any rights or claims to benefits under any Activision Foreign Plan; (iv) the transactions contemplated by this Agreement, by themselves or in conjunction with any other transactions, do not create or otherwise result in any obligation to consult with any Person, any material liability, accelerated payment or any enhanced benefits, with respect to any Activision Foreign Plan and (v) all liabilities with respect to each Foreign Plan have been funded in all material respects in accordance with the terms of such Activision Foreign Plan and have been properly reflected in the financial statements of Activision and its Subsidiaries.

Section 4.11                                Employment and Labor.

(a)                                  To Activision’s Knowledge, no officer or employee of, or consultant to, Activision or any of its Subsidiaries whose annual salary exceeds $200,000 is, or has been, in material violation of any term of any Contract relating to employment, consulting, proprietary information, nondisclosure, noncompetition, nonsolicitation or any other Contract including, without limitation, those matters relating to (i) the relationship of any such officer, employee or consultant with Activision or any of its Subsidiaries or with any other party or (ii) unfair competition, trade secrets or proprietary information, and to Activision’s Knowledge, the continued employment or engagement of Activision’s or its Subsidiary’s officers, employees and consultants does not subject Activision or any of its Subsidiaries to any material liability with respect to any of the foregoing matters. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which Activision or any of its Subsidiaries is a party or is bound or pertains to any of the employees of Activision or any of its Subsidiaries, except for such breaches or violations which would not reasonably be expected to have, individually or in the aggregate, an Activision Material Adverse Effect. Any notice of the transactions contemplated hereby that is required by any Law or collective bargaining agreement has been given, and any and all bargaining obligations have been, or prior to the Closing will be, satisfied.

(b)                                 No executive, officer or key employee of Activision or any of its Subsidiaries, and no group of employees of Activision or any of its Subsidiaries, has, within the last 18 months, terminated, or to the Knowledge of Activision, has any plans to terminate, employment with Activision or any of its Subsidiaries, whether on account of the transactions contemplated by this Agreement or for any other reason.

(c)                                  Activision and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, employee organization, trade union or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor related agreements or arrangements that pertain to any of the employees of Activision or its Subsidiaries; and no employees of Activision or its Subsidiaries are represented by any labor union, labor organization, trade union or works council with respect to their employment with Activision or its Subsidiaries. There are no controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations, material grievances or other labor disputes pending or, to Activision’s Knowledge, threatened against or affecting Activision or any of its Subsidiaries nor have any such events occurred in the past three (3) years. No labor union, labor organization, trade union, works council, or group of employees of Activision or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending or threatened orally or in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To Activision’s Knowledge, there are no labor organizing efforts presently being made involving any of the presently unorganized employees of Activision or its Subsidiaries nor have any such events occurred in the past three (3) years. Neither Activision nor its Subsidiaries, nor, to Activision’s Knowledge, their respective employees, agents or representatives, has committed an unfair labor practice as defined in the National Labor Relations Act or other applicable Law. Neither Activision nor its Subsidiaries is the subject of any proceeding asserting that any of them has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment. There are no pending or, to Activision’s Knowledge, threatened complaints, charges, claims, grievances or arbitration proceedings against Activision or any of its Subsidiaries brought or filed with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the application for employment, employment or termination of employment of any applicant, current or former employees or other persons providing services to or on behalf of Activision or any of its Subsidiaries. Neither Activision nor its Subsidiaries is a party to, or otherwise bound by, any Order relating to employees or employment practices.

(d)                                 To Activision’s Knowledge, Activision and each of its Subsidiaries are, and have been, in material compliance with all Laws and Orders applicable to such entity or the employees or other persons providing services to or on behalf of such entity, as the case may be, relating to the employment of labor, including, without limitation, all such Laws and Orders relating to the terms and conditions of employment, discrimination, disability rights or benefits, equal opportunity, affirmative action, plant closures or layoffs, labor relations, unemployment insurance, civil rights, safety and health, workers’ compensation, wages and hours of work, overtime classification, child labor, immigration, employment standards, including, without limitation, the WARN Act, Title VII of the Civil Rights Act of 1964, California Fair Employment and Housing Act, Age Discrimination in Employment Act, Americans with Disabilities Act, the Fair Labor Standards Act, the California Labor Code, Equal Pay Act, Family and Medical Leave Act and California Family Rights Act.

(e)                                  Activision has listed all personnel manuals and handbooks and all material written policies, rules or procedures applicable to employees of Activision or any of its

Subsidiaries in Section 4.11(e) of the Activision Disclosure Schedule and has made available true and complete copies thereof to Vivendi.

(f)                                    No Governmental Entity responsible for the enforcement of any immigration, child labor, worker health and safety, occupational safety and health, wages and hours of work, labor or employment Laws of any sort is conducting, or to the Knowledge of Activision, intends to conduct an investigation with respect to or relating to Activision or any of its Subsidiaries.

(g)                                 Neither Activision nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act. Section 4.11(g) of the Activision Disclosure Schedule contains a true and complete list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of Activision or any of its Subsidiaries during the 90-day period prior to the date of this Agreement. Section 4.11(g) of the Activision Disclosure Schedule shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing.

Section 4.12                                Contracts.

(a)                                  Section 4.12(a) of the Activision Disclosure Schedule specifically identifies (by the applicable letter subsection set forth below) each Contract to which Activision or any Activision Subsidiary is a party or bound that constitutes an Activision Material Contract as of the date hereof. The term “Activision Material Contract” shall include each of the following:

(i)                                     any Contract generating, or that is reasonably likely to generate, over the twelve month period from the date of this Agreement, more than $17,500,000 in revenues for Activision or such Activision Subsidiary;

(ii)                                  any Contract with any director, officer, employee or consultant that would require Activision or any Activision Subsidiary to make any payments or enhance any benefits, including accelerating vesting, in connection with the Transactions, or upon termination of employment, but excluding any Contract (A) that is terminable at-will or, in the case of consultants, with 30 or fewer days of notice by Activision or any of the Activision Subsidiaries without cost, liability or financial obligations (other than accrued regular compensation and benefits through the date of termination, including any such notice period) or (B) under which Activision is obligated to pay less than $500,000;

(iii)                               any agreement (A) of indemnification or (B) that guarantees the obligations of any Person (other than Activision or any Activision Subsidiary), other than, in each case, standard indemnification or guaranty provisions in contracts entered into by Activision or any Activision Subsidiary in the ordinary course of business consistent with past practice;

(iv)                              any Contract (x) containing any covenant limiting in any material respect the right of Activision or any of the Activision Subsidiaries to (A) engage, participate or compete in any line of business, market or geographic area, (B) develop, market or distribute products or services, (C) solicit the employment of, or hire, any person, or (D) compete with any person, or (y) granting any exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, “most favored nation” rights, rights of first negotiation or other exclusive rights and/or similar terms to any person, but in each case excluding (1) agreements granting distributors exclusive rights that are terminable by Activision or the applicable Subsidiary within one year from the date of this Agreement without penalty and (2) Contracts containing limitations that are not material to Activision or any Activision Subsidiary or do not limit Activision’s ability to develop or market additional products or titles;

(v)                                 any lease for real or personal property in which the amount of payments that Activision or any of the Activision Subsidiaries is required to make exceeds (A) $7,000,000 on an annual basis or (B) $25,000,000 over the remainder of the term of such lease;

(vi)                              any Contract pursuant to the express terms of which Activision or any of the Activision Subsidiaries is currently obligated to pay in excess of $15,000,000 in any one-year period or $30,000,000 over the remainder of the term of such Contract and which is not terminable by Activision or the Activision Subsidiaries without penalty upon notice of ninety (90) days or less;

(vii)                           any Contract currently in force relating to: (A) the acquisition by Activision or any of the Activision Subsidiaries after the date hereof of assets with a book value exceeding $50,000,000; (B) the disposition by Activision or any of the Activision Subsidiaries after the date hereof of assets with a book value exceeding $15,000,000 (other than sales of inventory not in excess of $30,000,000); or (C) the acquisition or disposition by Activision or any of its Subsidiaries after the date hereof of an entity in which Activision or any of the Activision Subsidiaries has any material ownership interest, including any corporation, partnership, joint venture or other business enterprise;

(viii)                        any material Contract pursuant to which Activision or any Activision Subsidiary is a licensor of Intellectual Property or agrees to encumber, assign or sell rights in or with respect to any material Activision IP Rights, except for Contracts entered into by Activision or any Activision Subsidiary in the ordinary course of business consistent with past practice;

(ix)                                any joint venture contract or any other agreement that involves a sharing of revenues in excess of $2,500,000 in any one-year period, or involves a sharing of profits, cash flows, expenses or losses, with other persons or the payment of royalties to any other person other than (A) licenses entered into in the ordinary course of business, (B) portal, carrier or bounty agreements that provide for sharing of profits or revenue, and (C) Contracts identified in Section 4.12(a)(i) of the Activision Disclosure Schedule;

(x)                                   any Contract currently required to be filed as an exhibit pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act other than those currently on file with the SEC (including any amendments to agreements filed as of Activision’s most recent SEC Report that are required to be filed);

(xi)                                any Contract containing a “standstill” provision with respect to any equity securities of Activision;

(xii)                             any Contract not in the ordinary course of business under which Activision or any Activision Subsidiary is obligated to provide consulting services, development services, professional services or support services (other than maintenance and support customer contracts on Activision’s standard, unmodified forms), in each case excluding (A) Contracts that are terminable by Activision or an Activision Subsidiary on notice of thirty (30) days or less without penalty in excess of $250,000 and without any ongoing material obligations, and (B) Contracts that generated less than $250,000 in revenue to Activision during the 12 months preceding the date of this Agreement;

(xiii)                          all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Activision or any of the Activision Subsidiaries in an aggregate principal amount in excess of $2,500,000 is outstanding or may be incurred on the terms thereof and the respective principal amounts currently outstanding thereunder as of the date hereof (other than agreements for indebtedness owed to Activision or any of its Subsidiaries); or

(xiv)                         any other Contract not listed in subsections (i)-(xiii) that individually provides for payments to or by Activision or any Activision Subsidiaries in excess of $15,000,000 during the 12 months after the date of this Agreement or in excess of $30,000,000 over the remainder of the term of such Contract, or pursuant to which Activision or any Activision Subsidiaries have been paid, or expects to be paid, more than $20,000,000 in any consecutive 12-month period, or is otherwise material to Activision or the Activision Subsidiaries or their respective businesses, operations, financial condition, properties or assets (other than employee offer letters in the ordinary course of business consistent with past practice).

(b)                                 Activision has made available to Vivendi true, correct and complete copies of each Activision Material Contract. Each Activision Material Contract is (i) valid and binding on Activision and each Activision Subsidiary party thereto and, to Activision’s Knowledge, each other party thereto and (ii) in full force and effect. Activision and each Activision Subsidiary has in all material respects performed all material obligations required to be performed by it to the date hereof under each Activision Material Contract and, to Activision’s Knowledge, each other party to each Activision Material Contract has in all material respects performed all material obligations required to be performed by it under such Activision Material Contract. As of the date hereof, none of Activision or any Activision Subsidiary has knowledge of, or has received written notice from the other contracting party of, any actual or alleged material violation or default under (or any condition that with the passage of time or the giving of notice or both would cause such a violation of or default under) any Activision Material Contract. There exists no default or event of default with respect to Activision or any Activision Subsidiary or to Activision’s Knowledge, with respect to any other contracting party, which, with the giving of notice, or the lapse of time would reasonably be expected to (1) become a material default or event of default by Activision or any Activision Subsidiary under any Activision Material Contract or (2) give any third party (A) the right to declare a material default by or against Activision or any Activision Subsidiary or exercise any remedy under any Activision Material Contract, (B) the right to a change in delivery schedule under any Activision Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of Activision or any of its Subsidiaries under any Activision Material Contract, or (D) the right to cancel, terminate or materially modify any Activision Material Contract.

Section 4.13                                Litigation.

(a)                                  There is no material suit, claim, action, proceeding, arbitration or investigation pending before any Governmental Entity or, to Activision’s Knowledge, threatened against Activision or any of its Subsidiaries or their respective assets or properties or, to Activision’s Knowledge, for which Activision or any of its Subsidiaries is obligated to indemnify a third party.

(b)                                 Neither Activision nor any of its Subsidiaries is subject to any outstanding material Order or Orders.

(c)                                  There is no suit, claim, action, proceeding, arbitration or investigation pending or, to Activision’s Knowledge, threatened against Activision or any of its Subsidiaries, which seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of the Transactions or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 4.14                                Compliance with Applicable Law.

(a)                                  Each of Activision and its Subsidiaries hold all material permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the “Activision Permits”). Each of Activision and its Subsidiaries are in material compliance with the terms of the Activision Permits. The businesses of Activision and its Subsidiaries have not been, and are not being, conducted in violation of any Law, except to the extent such violations in the aggregate would not reasonably be expected to have an Activision Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Activision or any of its Subsidiaries is pending or, to Activision’s Knowledge, threatened, nor, to Activision’s Knowledge, has any Governmental Entity indicated an intention to conduct any such investigation or review.

(b)                                 Activision is not an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the SEC thereunder.

(c)                                  Activision and each of its officers and directors are in material compliance with (i) the applicable provisions of the Sarbanes-Oxley Act or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NASD.

Section 4.15                                Taxes and Tax Returns.

(a)                                  Activision and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Tax Authorities all material Tax Returns required to be filed by Activision and each of its Subsidiaries, and such Tax Returns are true, correct, and complete in all material respects.

(b)                                 All material Taxes for which Activision or any of its Subsidiaries is liable or are due and payable on or before the Closing Date have been timely paid, or in the case of Taxes not yet due and payable, an adequate accrual in accordance with GAAP for the payment of all such Taxes (exclusive of deferred tax assets and deferred tax liabilities or similar items that reflect timing differences between tax and financial accounting principles) has been established on the consolidated financial statements of Activision and its Subsidiaries included in the Activision SEC Documents. All liabilities for Taxes attributable to the period commencing on the date following the date of the most recent Activision SEC Document were incurred in the ordinary course of business.

(c)                                  There are no liens for Taxes upon any property or assets of Activision or any of its Subsidiaries, except for liens for real and personal property Taxes not yet due and payable.

(d)                                 No Federal, state, local or foreign Audits are presently pending with regard to any Taxes or Tax Returns of Activision or its Subsidiaries and to the Knowledge of Activision, no such Audit is threatened in writing by any Tax Authority.

(e)                                  There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against Activision or any of its Subsidiaries.

(f)                                    Neither Activision nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification, or sharing of material Taxes other than any such agreement to which Activision and any of its Subsidiaries are the exclusive parties.

(g)                                 Neither Activision nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which Activision is the common parent or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than Activision or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(h)                                 Neither Activision nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(i)                                     Neither Activision nor any of its Subsidiaries has agreed or is required to include in income any material adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local or foreign Law) by reason of a change in accounting method or otherwise.

Section 4.16                                Environmental Matters.

(a)                                  Activision and each of its Subsidiaries is in compliance, in all material respects, with all Environmental Laws, which compliance includes the possession by Activision and each of its Subsidiaries of all material permits and other governmental authorizations required under any Environmental Laws and material compliance with the terms and conditions thereof. Neither Activision nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that Activision or any of its Subsidiaries is not in such compliance, in all material respects, with any Environmental Laws, and, to Activision’s Knowledge, there are no circumstances that would reasonably be expected to prevent or interfere with such compliance in the future.

(b)                                 There is no material Environmental Claim pending or, to the Knowledge of Activision, threatened against Activision or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim either Activision or any of its Subsidiaries has retained or assumed either contractually or by operation of Law.

(c)                                  Except as would not reasonably be expected to result, individually or in the aggregate, in an Activision Material Adverse Effect, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of any Materials of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against Activision or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim Activision or any of its Subsidiaries has retained or assumed either contractually or by operation of Law.

(d)                                 Activision has made available to Vivendi all material environmental assessments, reports, data, results of investigations, audits and other material documents in the possession or control of Activision or any of its Subsidiaries regarding environmental matters pertaining to the environmental condition of any real properties owned or operated by Activision or any of its Subsidiaries, any Environmental Claims respecting Activision or any of its Subsidiaries, or the noncompliance by Activision or any of its Subsidiaries with any Environmental Laws.

(e)                                  To the Knowledge of Activision, neither Activision nor any of its Subsidiaries is required by virtue of the transactions contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, to perform a site assessment for Materials of Environmental Concern.

Section 4.17                                State Takeover Statutes.

No “fair price,” “business combination,” “moratorium,” “control share acquisition” or other similar anti-takeover statute, including Section 203 of the DGCL, is applicable to the Transactions, except for such statutes or regulations as to which all necessary action has been taken by Activision and its board of directors, to permit the consummation of the Transactions in accordance with the terms hereof. Activision has taken all necessary action, including executing the Rights Plan Amendment, to render the Rights Plan inapplicable to this Agreement and the transactions contemplated hereby. The Rights Plan, as so amended, has not been further amended or modified. Copies of all such amendments to the Rights Plan have been made available to Vivendi.

Section 4.18                                Intellectual Property.

(a)                                  As used in this Agreement, the following terms shall have the meanings indicated below:

(i)             “Intellectual Property” shall mean any and all worldwide intellectual property and intellectual property rights, including (A) all patents and applications therefor and all reissues, divisionals, renewals, extensions, provisionals, substitutions, extensions, continuations, and continuations-in-part thereof, (B) all inventions, patent disclosures, trade secrets, confidential information, know-how, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, and designs, (C) all trade names, logos, slogans, trade dress, common law trademarks and service marks, and all similar designations of source or origin, together with the goodwill symbolized by the foregoing, and all registrations and applications therefor, (D) Internet domain names, (E) all copyrights and copyrightable subject matter, copyright registrations and applications therefor, (F) all computer software, including all source code, object code, firmware, and development tools, game engines, game rules, scripts, voice-overs, characters, images, drawings, graphics, files, records and data, and all technology and technical data supporting the foregoing, (G) all intellectual property rights in prototypes, all databases and data collections and all rights therein, and (H) all moral or economic rights of authors and inventors, and (I) all rights in the foregoing and in other similar intangible assets.

(ii)          “Activision IP Rights” shall mean (i) any and all Intellectual Property used in the conduct of the business of Activision and its Subsidiaries as currently conducted by Activision or any of its Subsidiaries and (ii) any and all other Intellectual Property owned by Activision and its Subsidiaries.

(iii)       “Activision-Owned IP Rights” shall mean Activision IP Rights that are owned by Activision or any of its Subsidiaries.

(iv)      “Activision Products” shall mean collectively (A) all products and services that are currently being published, marketed, licensed, sold, distributed or performed by or on behalf of Activision or any Activision Subsidiary and (B) all products or services currently under development by Activision or any Activision Subsidiary or that Activision or any of its Subsidiaries are contractually obligated to develop.

(v)         “Activision Registered Intellectual Property” shall mean all United States, international and foreign (A) patents and patent applications, (B) registered trademarks and applications to register trademarks, including intent-to-use applications, (C) registered Internet domain names, and (D) registered copyrights and applications for copyright registration, in each case of (A) through (D) that are owned by, registered to, or filed in the name of, Activision or any of its Subsidiaries.

(vi)      “Activision Source Code” shall mean any software source code for any Activision-Owned IP Rights or Activision Products.

(vii)   “Third Party Intellectual Property Rights” shall mean any Intellectual Property owned by a third party.

(b)                                 Activision and the Activision Subsidiaries (i) own and have independently developed or acquired or (ii) have the valid right or license (exclusive or non-exclusive, as applicable) to, all material Activision IP Rights. The Activision IP Rights are sufficient for the conduct of the business of Activision and the Activision Subsidiaries as currently conducted.

(c)                                  Neither Activision nor any of its Subsidiaries has transferred ownership of any material Activision-Owned IP Rights to any third party or allowed any material Intellectual Property for which Activision or the Activision Subsidiaries have submitted an application or obtained a registration to lapse, other than through the expiration of Activision Registered Intellectual Property at the end of its maximum statutory term or otherwise in the ordinary course of business using reasonable business judgment.

(d)                                 Activision and the Activision Subsidiaries own and have valid and exclusive title to each item of Activision-Owned IP Rights and each item of material Activision Registered Intellectual Property, free and clear of any Liens (excluding any rights granted under any license or distribution agreements entered into in the ordinary course of business consistent with past practice). The right, license and interest of Activision or an Activision Subsidiary in and to all Third Party Intellectual Property Rights licensed by Activision or an Activision Subsidiary from a third party are free and clear of all Liens (excluding restrictions contained in the applicable license agreements with such third parties).

(e)                                  Neither the execution and delivery or effectiveness of this Agreement nor the performance of Activision’s or Merger Sub’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Activision-Owned IP Right, or impair the right of Activision or any Activision Subsidiary to use, own, sell or license any Activision-Owned IP Right.

(f)                                    Section 4.18(f) of the Activision Disclosure Schedule lists all Activision Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed.

(g)                                 Each item of Activision Registered Intellectual Property is subsisting (or in the case of applications, applied for); all registration, maintenance and renewal fees due within four (4) months from the date of this Agreement in connection with such Activision Registered Intellectual Property have been or will be timely paid; and all documents, recordations and certificates in connection with such Activision Registered Intellectual Property required to be filed within four (4) months from the date of this Agreement have been or will be timely submitted to the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Activision Registered Intellectual Property and recording Activision’s and its Subsidiaries’ ownership interests therein.

(h)                                 Neither Activision nor any Activision Subsidiary is, or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of Activision’s or Merger Sub’s obligations under this Agreement, in breach of any Contract relating to or providing for any material Activision IP Rights (“Activision IP Rights Agreements”), and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of or acceleration of any payments with respect to the Activision IP Rights Agreements, or give any non-Activision party to any Activision IP Rights Agreement the right to do any of the foregoing. Following the Closing, Activision or its Subsidiaries will be entitled to exercise all of Activision’s and its Subsidiaries’ rights under the Activision IP Rights Agreements to the same extent Activision and the Activision Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Activision or any of its Subsidiaries would otherwise be required to pay.

(i)                                     To Activision’s Knowledge, there is no infringement or other violation of any Activision-Owned IP Rights by any third party, including any employee or former employee of Activision or any Activision Subsidiary, that would reasonably be expected to have, individually or in the aggregate, an Activision Material Adverse Effect. Within the past three (3) years, neither Activision nor any Activision Subsidiary has initiated any lawsuits for infringement or other violation of any Activision IP Rights.

(j)                                     In the past three (3) years, neither Activision nor any Activision Subsidiary has been sued in any suit, action or proceeding (or received any written notice or, to the Knowledge of Activision, threat) that involves a claim of infringement or other violation of any Third Party Intellectual Property right or which contests the validity or ownership of Activision or any Activision Subsidiary to exercise any Intellectual Property right, other than such suits, actions or proceedings as would not reasonably be expected to have, individually or in the aggregate, an Activision Material Adverse Effect.

(k)                                  The operation of the business of Activision and the Activision Subsidiaries as such business is currently conducted, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision or use of any Activision Product and (ii) Activision’s or any Activision Subsidiary’s use of any product, device or process used in the business of Activision or the Activision Subsidiaries as currently conducted, does not infringe or otherwise violate any Third Party Intellectual Property, except, with respect to clause (ii) above, as would not reasonably be expected to have, individually or in the aggregate, an Activision Material Adverse Effect.

(l)                                     Other than as would not reasonably be expected to have an Activision Material Adverse Effect, none of the Activision-Owned IP Rights, the Activision Products,

Activision or any of the Activision Subsidiaries is, or in the past three (3) years has been, subject to any judicial or governmental proceeding or Order restricting the use by Activision or any of its Subsidiaries of any material Activision-Owned IP Right or any Activision Product.

(m)                               No current or former partner, director, stockholder, officer, or employee of Activision or its Subsidiaries does now, or will, after giving effect to the Transactions contemplated hereby, own or retain any rights to use any of the material Activision-Owned IP Rights.

(n)                                 Except as would not, individually or in the aggregate, reasonably be expected to have an Activision Material Adverse Effect, to Activision’s Knowledge, no current or former employee, consultant or independent contractor of Activision or any Activision Subsidiary (i) is in violation of any term or covenant of any contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Activision or any Activision Subsidiary or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Activision or any Activision Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(o)                                 Activision and the Activision Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all commercially valuable confidential or non-public information included in the Activision IP Rights (“Activision Confidential Information”). Except as would not, individually or in the aggregate, reasonably be expected to have an Activision Material Adverse Effect, all use, disclosure or appropriation of Activision Confidential Information owned by Activision or any Activision Subsidiary by or to a third party has been pursuant to the terms of a written agreement or other legal binding arrangement between Activision or an Activision Subsidiary and such third party. Except as would not, individually or in the aggregate, reasonably be expected to have an Activision Material Adverse Effect, all use, disclosure or appropriation of Activision Confidential Information by Activision and the Activision Subsidiaries not owned by Activision or any Activision Subsidiary has been pursuant to the terms of a written agreement between Activision or such Activision Subsidiary and the owner of such Activision Confidential Information, or is otherwise lawful.

(p)                                 Except as would not, individually or in the aggregate, reasonably be expected to have an Activision Material Adverse Effect: (i) neither Activision nor any Activision Subsidiary nor, to Activision’s Knowledge, any other person then acting on their behalf has disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of any Activision Source Code; (ii) to Activision’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Activision or any Activision Subsidiary or any person then acting on their behalf to any person of any Activision

Source Code; and (iii) there are no contracts pursuant to which Activision or any Activision Subsidiary has deposited, or may be required to deposit, with an escrow holder or any other person, any of the Activision Source Code.

(q)                                 To Activision’s Knowledge, no software used in the business of Activision is subject to the terms of any “open source,” “copyleft” or other similar license that requires, as a condition of modification or distribution of software subject to such license, that (i) such software or other software combined or distributed with such software be disclosed or distributed in source code form, or (ii) such software or other software combined or distributed with such software and any associated intellectual property be licensed on a royalty-free basis (including for the purpose of making additional copies or derivative works).

Section 4.19                                Absence of Indemnifiable Claims.

There are no pending claims and, to Activision’s Knowledge, no facts that would reasonably entitle any director or officer of Activision or its Subsidiaries to indemnification by Activision or its Subsidiaries under applicable Law, the certificate of incorporation or bylaws of Activision or its Subsidiaries, any insurance policy maintained by Activision or its Subsidiaries or any indemnity agreements of Activision or similar agreements to which Activision or any of its Subsidiaries is a party or by which any of its properties or assets is bound.

Section 4.20                                Opinion of Financial Advisor.

Activision has received the opinion of Allen & Company LLC (the “Activision Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, taking into account the transactions contemplated by this Agreement as a whole, the Per Share Transaction Price of the Share Purchase, the Exchange Ratio and the Per Share Transaction Price of the Tender Offer are fair from a financial point of view to Activision and its stockholders, and Activision has made available to Vivendi a true, correct and complete copy of such opinion.

Section 4.21                                Board Approval.

The Board of Directors of Activision and Merger Sub, at a meeting duly called and held, has, by unanimous vote of those directors present, (a) subject to the terms of Section 6.4 hereof, determined that this Agreement, the Ancillary Agreements to which it is a party and the Transactions and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of Activision and its stockholders, (b) approved this Agreement and the Ancillary Agreements to which it is a party, and (c) subject to the terms of Section 6.4 hereof, determined to recommend that the principal terms of this Agreement and the Transactions be approved by the holders of Activision Common Stock.

Section 4.22                                Voting Requirements.

The affirmative vote of a majority of the votes cast at the meeting of Activision’s stockholders to be held in connection with the Transactions (the “Activision Stockholder Meeting”) or any adjournment or postponement thereof to approve the principal terms of this Agreement and the Transactions is the only vote of the holders of any class or series of capital stock of Activision necessary to adopt this Agreement and the Ancillary Agreements and approve the transactions contemplated hereby and thereby.

Section 4.23                                Brokers and Finders.

No broker, investment banker, financial advisor or other Person, other than the Activision Financial Advisor, the fees and expenses of which will be paid by Activision (as reflected in an agreement between such firm and Activision, a copy (or a description of the material terms) of which has been delivered to Vivendi), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of Activision or any of its Subsidiaries.

Section 4.24                                Information Supplied.

None of the information supplied or to be supplied by or on behalf of Activision specifically for inclusion or incorporation by reference in (i) the Proxy Statement will, at the date it is first mailed to the stockholders of Activision and at the time of the Activision Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) if a Form S-4 is required to be filed with the SEC by Activision in connection with the issuance of shares of Activision Common Stock in the Transactions, the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading except that no representation or warranty is made by Activision with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Vivendi or Games specifically for inclusion or incorporation by reference in the Proxy Statement or the Form S-4. Each of the Proxy Statement and Form S-4, if applicable, will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.25                                Interim Operations of Merger Sub.

Merger Sub was formed solely for the purpose of consummating the Merger pursuant to this Agreement and has not conducted and will not conduct any activities other than the execution of this Agreement and the consummation of the Merger.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF VIVENDI, VGAC LLC AND GAMES

Except as set forth in the disclosure schedule delivered by Games to Activision dated as of the date hereof (the “Games Disclosure Schedule”), which Games Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates (provided that any disclosure in the Games Disclosure Schedule, relating to one section or subsection shall also apply to other sections and subsections to the extent that it is reasonably apparent that such disclosure would also apply to or qualify such other sections or subsections),

Vivendi, VGAC LLC and Games represent and warrant to Activision and Merger Sub as follows:

Section 5.1                                      Organization.

Each of Vivendi, VGAC LLC and Games (i) is a corporation duly incorporated or an entity duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not, individually or in the aggregate, reasonably be expected to have a Games Material Adverse Effect. Games has made available to Activision complete and correct copies of its certificate of incorporation and bylaws and all the amendments thereto, as currently in effect.

Section 5.2                                      Capitalization.

(a)                                  The authorized capital stock of Games consists 100,000 shares of Games Common Stock and zero shares of preferred stock, par value $0.01 per share, of Games (“Games Preferred Stock”). As of November 26, 2007, (i) 800 shares of Games Common Stock were issued and outstanding and (ii) no shares of Games Preferred Stock were issued and outstanding. All of the issued and outstanding shares of capital stock of Games are owned, beneficially and of record, by VGAC LLC. All of the outstanding shares of capital stock of Games have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except as set forth above, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of or ownership interests in Games, (ii) securities of Games or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities of or ownership interests in Games, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Games or any its Subsidiaries, or obligations of Games or any Games Subsidiary to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, Games, or obligations of Games or any Games Subsidiary to grant, extend or enter into any such agreement or commitment or (iv) obligations of Games or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of Games, or to vote or to dispose of any shares of capital stock of Games.

(b)                                 The authorized capital stock of Blizzard consists 100,000,000 shares of Blizzard Stock. As of November 30, 2007, 100,000,000 shares of Blizzard Stock were issued and outstanding and, except as described in the next two sentences, were owned beneficially and of record by Games. Upon the issuance of shares of Blizzard Stock pursuant to awards made under the Blizzard Equity Plan, shares of Blizzard Stock are effectively transferred from Games to the applicable award recipient. As of November 30, 2007, 1,335,611 shares of Blizzard Restricted Stock were issued and outstanding and 1,944,000 shares of Blizzard Stock were issuable in respect of outstanding Blizzard Options awarded under the Blizzard Equity Plan. All of the outstanding shares of capital stock of Blizzard have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except as set forth above, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of or ownership interests in Blizzard, (ii) securities of Blizzard or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities of or ownership interests in Blizzard, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Blizzard or any its Subsidiaries, or obligations of Blizzard or any of its Subsidiaries to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, Blizzard, or obligations of Blizzard or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment or (iv) obligations of Blizzard or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of Blizzard, or to vote or to dispose of any shares of capital stock of Blizzard.

(c)                                  Section 5.2(c) of the Games Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of November 30, 2007, held outstanding Blizzard Options or Blizzard Restricted Stock under the Blizzard Equity Plan, indicating, with respect to each then outstanding Blizzard Option, Blizzard Restricted Stock grant to any employee, director or consultant of Blizzard, Games or their respective Subsidiaries, the type of award granted, the number of shares of stock subject to such option or restricted stock grant, the name of the plan under which such option or restricted stock grant was granted, the exercise price, date of grant, vesting schedule and expiration date thereof, including to the extent to which any vesting has occurred as of the date of this Agreement, and whether (and to what extent) the vesting of such option or restricted stock grant will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Transactions. Each option or similar arrangement has been granted with an exercise price equal to or greater than the fair market value of the Blizzard Stock determined pursuant to and in accordance with the applicable Blizzard Equity Plan on the date of grant. Games has made available to Activision true, complete and correct copies of all Blizzard Equity Plans, and the forms of all stock option and/or restricted stock grant agreements evidencing outstanding options or restricted stock grants.

(d)                                 There are no voting trusts or other agreements or understandings to which Games or any of its Subsidiaries is a party with respect to the voting of the shares of any capital stock of Games or any of its Subsidiaries. No agreement or other document grants or imposes on any shares of the capital stock of Games any right, preference, privilege or transfer restrictions with respect to the transactions contemplated by this Agreement (including any rights of first refusal).

Section 5.3                                      Subsidiaries.

(a)                                  Each Subsidiary of Games is a corporation duly incorporated or an entity duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Games Material Adverse Effect. Games has made available to Activision complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of each material Subsidiary, and all amendments thereto, as currently in effect.

(b)                                 All of the outstanding shares of capital stock of, or other ownership interests in, each Games Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and free of preemptive or similar rights. Other than with respect to the Blizzard Options and Blizzard Restricted Stock issued under the Blizzard Equity Plan, all of the outstanding capital stock or securities of, or other ownership interests in, each of the Games Subsidiaries, is owned, directly or indirectly, by Games, and is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the stock or other ownership interests). Other than with respect to the Blizzard Options and Blizzard Restricted Stock issued under the Blizzard Equity Plan, there are no outstanding (i) shares of capital stock, debt securities or voting securities or other ownership interests of any Games Subsidiary, (ii) securities of Games or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities or ownership interests in any Games Subsidiary, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Games or any of its Subsidiaries, or obligations of Games or any of its Subsidiaries to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, any Games Subsidiary, or obligations of Games or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment or (iv) obligations of Games or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities or other ownership interests of any Games Subsidiary, or to vote or to dispose of any shares of the capital stock or other ownership interests of any Games Subsidiary.

(c)                                  Section 5.3(c) of the Games Disclosure Schedule lists (i) each Games Subsidiary, (ii) its jurisdiction of incorporation or organization and (iii) the location of its principal executive office. Except for the capital stock of its Subsidiaries and as set forth in Section 5.3(c) of the Games Disclosure Schedule, Games does not own, directly or indirectly, any capital stock or other ownership interest in any entity.

Section 5.4                                      Authority.

Each of Vivendi, VGAC LLC and Games has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions and the other transactions contemplated hereby and thereby. The execution, delivery and performance by each of Vivendi, VGAC LLC and Games of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Vivendi, VGAC LLC and Games of the Transactions and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Vivendi and Games and no other proceedings on the part of Vivendi, VGAC LLC or Games are necessary to authorize this Agreement or any Ancillary Agreement or to consummate such transactions. This Agreement and each Ancillary Agreement to which it is a party have been duly executed and delivered by each of Vivendi, VGAC LLC and Games and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding obligation of each of Vivendi, VGAC LLC and Games, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.5                                      Consents and Approvals; No Violations.

(a)                                  The execution and delivery by each of Vivendi, VGAC LLC and Games of this Agreement and the Ancillary Agreements to which it is a party do not, the execution and delivery by Vivendi, VGAC LLC or Games of any instrument required hereby or thereby to be executed and delivered at the Closing will not, and the performance by Vivendi, VGAC LLC and Games of their agreements and obligations under this Agreement and the Ancillary Agreements will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required by the HSR Act, (ii) as may be required under any Foreign Antitrust Laws, (iii) such clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have a Games Material Adverse Effect.

(b)                                 The execution and delivery by each of Vivendi, VGAC LLC and Games of this Agreement and the Ancillary Agreements to which it is a party do not, the execution and delivery by Vivendi, VGAC LLC and Games of any instrument required hereby or thereby to be executed and delivered by either of them at the Closing will not, and the performance by each of Vivendi, VGAC LLC and Games of its agreements and obligations under this Agreement and the Ancillary Agreements will not, (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws (or any similar organizational documents) of Vivendi, VGAC LLC or Games or any of Games Subsidiaries, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Vivendi, VGAC LLC, Games or any of Games Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Vivendi, VGAC LLC, Games or any of the Games Subsidiaries is a party or by which any of its properties or assets is bound or (iii) violate any Order or Law applicable to Vivendi, VGAC LLC, Games or any of the Games Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not, individually or in the aggregate, reasonably be expected to have a Games Material Adverse Effect.

Section 5.6                                      Books and Records.

The books, accounts and records of Games and each of its Subsidiaries are, and have been, in all material respects, maintained in Games’ and its Subsidiaries’ usual, regular and ordinary manner, in accordance with GAAP, as applicable, and all material transactions to which Games or any of its Subsidiaries is or has been a party are properly reflected therein.

Section 5.7                                      Financial Statements.

(a)                                  Copies of the audited consolidated balance sheet of Games and its Subsidiaries as at December 31, 2005 and 2006 and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of Games and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Games’ independent auditors (collectively referred to as the “Audited Financial Statements”) and the unaudited consolidated balance sheet of Games and its Subsidiaries as at June 30, 2007, and the related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of Games and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Games Financial Statements”) are attached hereto in Section 5.7(a) of the Games Disclosure Schedule. Each of the Games Financial Statements (i) has been prepared based on the books and records of Games and its Subsidiaries (except as may be indicated in the notes thereto), (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presents, in all material respects, the consolidated financial position of Games and its consolidated Subsidiaries as of the date thereof and the consolidated results of their operations and cash flows for the periods then ended, except that the Interim Financial Statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. Since January 1, 2005, there has been no material change in Games’ accounting methods or principles that would be required to be disclosed in the Games Financial Statements in accordance with GAAP, except as described in the notes thereto.

(b)                                 Games maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.8                                      Absence of Games Material Adverse Effect.

Since December 31, 2006, there have not been any events that have had, or would reasonably be expected to have, individually or in the aggregate, a Games Material Adverse Effect.

Section 5.9                                      No Undisclosed Liabilities.

Neither Games nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not required to be disclosed, reserved against or otherwise provided for (including any liability for breach of Contract, breach of warranty, torts, infringements, claims or lawsuits), which, individually or in the aggregate, have had, or would reasonably be expected to have, a Games Material Adverse Effect.

Section 5.10                                Benefit Plans, Employees and Employment Practices.

(a)                                  Section 5.10(a) of the Games Disclosure Schedule contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (referred to herein as “Games Pension Plans”), material “employee welfare benefit plans” (as defined in Section 3(1) of ERISA and referred to herein as “Games Welfare Plans”) and each other material “Games Benefit Plan” (defined herein as any Games Pension Plan, Games Welfare Plan, Blizzard Equity Plan, and any other plan, fund, program, policy, practice, arrangement or agreement (including any employment agreement) to provide medical, health, disability or life insurance, bonus, incentive compensation, stock or stock-based right (option, ownership or purchase), retirement, deferred compensation, profit sharing, severance, change in control, salary continuation, termination pay, vacation, sick leave, incentive insurance, fringe or other benefits) maintained, established, sponsored, participated in, contributed to, or required to be contributed to, by Vivendi, Games or any of its Subsidiaries, or, with respect to Games Pension Plans for which any liability to Games could reasonably be expected to arise under Title IV of ERISA, its ERISA Affiliates for the benefit of (1) any current independent contractors, consultants, agents, employees, officers or directors of Games or any of its Subsidiaries or, with respect to Games Pension Plans for which any liability to Games could reasonably be expected to arise under Title IV of ERISA, its ERISA Affiliates and/or (2) any former independent contractors, consultants, agents, employees, officers or directors of Games or any of its Subsidiaries or, with respect to Games Pension Plans for which any liability to Games could reasonably be expected to arise under Title IV of ERISA, its ERISA Affiliates who still have benefits payable by Games or any of its Subsidiaries, or, with respect to Games Pension Plans for which any liability to Games could reasonably be expected to arise under Title IV of ERISA, its ERISA Affiliates, or with respect to which Games or any of its Subsidiaries or, with respect to Games Pension Plans for which any liability to Games could reasonably be expected to arise under Title IV of ERISA, its ERISA Affiliates, has or may have any liability (contingent or otherwise). Games has made available to Activision true, complete and correct copies of (i) each Games Benefit Plan, including all amendments thereto (or, in the case of any unwritten Games Benefit Plans, descriptions thereof), (ii) the three (3) most recent annual reports on Form 5500 filed with the IRS with respect to each Games Benefit Plan (if any such report was required) with all required attachments, (iii) the most recent summary plan description and all subsequent summaries of material modifications for each Games Benefit Plan for which such summary plan description is required, (iv) each trust agreement, group annuity Contract and other documents relating to the funding or payment of benefits relating to any Games Benefit Plan, (v) the most recent determination letter from the IRS, if any and (vi) copies of the actuarial reports, if any, with respect to each Games Benefit Plan for the last three (3) plan years ending prior to the date of this Agreement. To Games’ Knowledge, each Games Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. There are no amendments to any Games Benefit Plan, except where required by applicable Law, or the establishment of any new Games Benefit Plan, that have been adopted or approved nor has Games or any of its Subsidiaries undertaken or committed to make any such amendments or to adopt or approve any new plans.

(b)                                 All Games Pension Plans listed in Section 5.10(b) of the Games Disclosure Schedule have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the IRS, or a timely application therefor has been filed, to the effect that such Games Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Games Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that could reasonably be expected to adversely affect its qualification or materially increase its costs, and no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualification of any Games Pension Plan or the related trust. No trust funding any Games Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(c)                                  There does not exist any Controlled Group Liability that would reasonably be expected to be a material liability (contingent or otherwise) of Games or of any of its Subsidiaries following the Closing.

(d)                                 With respect to any Games Welfare Plan, (i) no such Games Welfare Plan is funded through a “welfare benefits fund,” as such term is defined in Section 419(e) of the Code, (ii) no such Games Welfare Plan is self insured, and (iii) each such Games Welfare Plan that is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code complies, in all material respects, with the applicable requirements of Section 4980B(f) of the Code.

(e)                                  None of Vivendi, Games, any of their Subsidiaries, or any Person acting on behalf of Games or its Subsidiaries has made or entered into any legally binding commitment (including loans) with, any current or former directors, officers, employees, consultants or independent contractors of Games or any of its Subsidiaries to the effect that, following the date hereof, (i) any benefits or compensation provided to such persons under existing Games Benefit Plans or under any other plan or arrangement will be enhanced or accelerated (other than in connection with employment agreements that, by their terms, provide for any such enhancements or acceleration), (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Games Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, or (iv) any plans or arrangements provided by Activision will be made available to such employees.

(f)                                    None of Vivendi, Games, any of their Subsidiaries has or is reasonably expected to have any liability for life, health, medical or other welfare benefits for former directors, officers, employees, consultants, or independent contractors of Games or any of its Subsidiaries or beneficiaries or dependents thereof with coverage or benefits under Games

Benefit Plans other than Games Pension Plans, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or any other similar Law.

(g)                                 All contributions or premiums owed by Vivendi, Games or any of their Subsidiaries with respect to Games Benefit Plans under Law, Contract or otherwise have in all material respects been made in full and on a timely basis and Games or its Subsidiaries are not obligated to contribute with respect to any Games Benefit Plan that involves a retroactive contribution, assessment or funding waiver arrangement. All administrative costs attributable to Games Benefit Plans have in all material respects been paid when due.

(h)                                 No Games Pension Plan or Games Welfare Plan or, to Vivendi or Games’ Knowledge, any “fiduciary” or “party-in-interest” (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exemption is not available that could reasonably be expected to result in a material liability.

(i)                                     There are no pending or, to Vivendi or Games’ Knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Games Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, Vivendi, Games, any of their Subsidiaries or any employee or administrator thereof in connection with the existence, operation or administration of a Games Benefit Plan that could reasonably be expected to result in a material liability, other than routine claims for benefits.

(j)                                     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of Games or any of its Subsidiaries, (ii) cause or result in the funding of any Games Benefit Plan or (iii) cause or result in a limitation on the right of Games or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Games Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable by Vivendi, Games or any of their Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code (or any of the rules, regulations or guidance promulgated thereunder).

(k)                                  No amounts payable under any of the Games Benefit Plans or any other contract, agreement or arrangement with respect to which Games or any of its Subsidiaries may have any liability could reasonably be expected to fail to be deductible for federal income tax purposes by virtue of Section 162(m) of the Code.

(l)                                     Each Games Benefit Plan that provides for deferred compensation plan (as defined under Section 409A of the Code) satisfies the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, and has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code.

(m)                               With respect to each Games Benefit Plan that is subject to the Laws of relevant jurisdictions other than the United States (each, a “Games Foreign Plan”): (i) each Games Foreign Plan is in compliance in all material respects with the applicable provisions of the Laws and regulations applicable to such Games Foreign Plan; (ii) each Games Foreign Plan has been administered at all times and in all material respects in accordance with its terms; (iii) there are no material pending investigations by any Governmental Entity involving any Games Foreign Plan, and no material pending claims (except for claims for benefits payable in the normal operation of the Games Foreign Plans), suits or proceedings against any Games Foreign Plan or asserting any rights or claims to benefits under any Games Foreign Plan; (iv) the transactions contemplated by this Agreement, by themselves or in conjunction with any other transactions, do not create or otherwise result in any obligation to consult with any Person, or any material liability, accelerated payment or any enhanced benefits with respect to any Games Foreign Plan and (v) all liabilities with respect to each Games Foreign Plan have been funded in all material respects in accordance with the terms of such Games Foreign Plan and have been properly reflected in the financial statements of Games and its Subsidiaries.

Section 5.11                                Employment and Labor.

(a)                                  To Games’ Knowledge, no officer or employee of, or consultant to, Games or any of its Subsidiaries whose annual salary exceeds $200,000 is, or has been, in material violation of any term of any Contract relating to employment, consulting, proprietary information, nondisclosure, noncompetition, nonsolicitation or any other Contract including, without limitation, those matters relating to (i) the relationship of any such officer, employee or consultant with Games or any of its Subsidiaries or with any other party or (ii) unfair competition, trade secrets or proprietary information, and to Games’ Knowledge, the continued employment or engagement of Games’ or its Subsidiary’s officers, employees and consultants does not subject Games or any of its Subsidiaries to any material liability with respect to any of the foregoing matters. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which Games or any of its Subsidiaries is a party or is bound or pertains to any of the employees of Games or any of its Subsidiaries, except for such breaches or violations which would not reasonably be expected to have, individually or in the aggregate, a Games Material Adverse Effect. Any notice of the transactions contemplated hereby that is required by any Law or collective bargaining agreement has been given, and any and all bargaining obligations have been, or prior to the Closing will be, satisfied. Games and its Subsidiaries, as applicable, have obtained the consent or opinion of any labor union, trade union, labor organization or works council as may be required by applicable Law in connection with the signing of this Agreement.

(b)                                 No executive, officer or key employee of Games or any of its Subsidiaries, and no group of employees of Games or any of its Subsidiaries, has, within the last 18 months, terminated, or to the Knowledge of Games, has any plans to terminate, employment with Games or any of its Subsidiaries, whether on account of the transactions contemplated by this Agreement or for any other reason.

(c)                                  Games and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, employee organization, trade union or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor related agreements or arrangements that pertain to any of the employees of Games or its Subsidiaries; and no employees of Games or its Subsidiaries are represented by any labor union, labor organization, trade union or works council with respect to their employment with Games or its Subsidiaries. There are no controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations, material grievances or other labor disputes pending or, to Games’ Knowledge, threatened against or affecting Games or any of its Subsidiaries nor have any such events occurred in the past three (3) years. No labor union, labor organization, trade union, works council, or group of employees of Games or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending or threatened orally or in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To Games’ Knowledge, there are no labor organizing efforts presently being made involving any of the presently unorganized employees of Games or its Subsidiaries nor have any such events occurred in the past three (3) years. Neither Games nor its Subsidiaries, nor, to Games’ Knowledge, their respective employees, agents or representatives, has committed an unfair labor practice as defined in the National Labor Relations Act or other applicable Law. Neither Games nor its Subsidiaries is the subject of any proceeding asserting that any of them has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment. There are no pending or, to Games’ Knowledge, threatened complaints, charges, claims, grievances or arbitration proceedings against Games or any of its Subsidiaries brought or filed with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the application for employment, employment or termination of employment of any applicants, current or former employees or other persons providing services to or on behalf of Games or any of its Subsidiaries. Neither Games nor its Subsidiaries is a party to, or otherwise bound by, any Order relating to employees or employment practices.

(d)                                 To Games Knowledge, Games and each of its Subsidiaries are, and have been, in material compliance with all Laws and Orders applicable to such entity or the employees or other persons providing services to or on behalf of such entity, as the case may be, relating to the employment of labor, including, without limitation, all such Laws and Orders relating to the terms and conditions of employment, discrimination, disability rights or benefits, equal opportunity, affirmative action, plant closures or layoffs, labor relations, unemployment insurance, civil rights, safety and health, workers’ compensation, wages and hours of work, overtime classification, child labor, immigration, employment standards, including, without limitation, the WARN Act, Title VII of the Civil Rights Act of 1964, California Fair Employment and Housing Act, Age Discrimination in Employment Act, Americans with Disabilities Act, the Fair Labor Standards Act, the California Labor Code, Equal Pay Act, Family and Medical Leave Act and California Family Rights Act.

(e)                                  Games has listed all personnel manuals and handbooks, and all material policies, rules or procedures applicable to employees of Games or any of its Subsidiaries in

Section 5.11(e) of the Games Disclosure Schedule and made available true and complete copies thereof to Activision.

(f)                                    No Governmental Entity responsible for the enforcement of any immigration, child labor, worker health and safety, occupational safety and health, wages and hours of work, labor or employment Laws of any sort is conducting, or to the Knowledge of Games, intends to conduct an investigation with respect to or relating to Games or any of its Subsidiaries.

(g)                                 Neither Games nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act. Section 5.11(g) of the Games Disclosure Schedule contains a true and complete list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of Games or any of its Subsidiaries during the 90-day period prior to the date of this Agreement. Section 5.11(g) of the Games Disclosure Schedule shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing.

Section 5.12                                Contracts.

(a)                                  Section 5.12(a) of the Games Disclosure Schedule specifically identifies (by the applicable letter subsection set forth below) each Contract to which Games or any Games Subsidiary is a party or bound that constitutes a Games Material Contract as of the date hereof. The term “Games Material Contract” shall include each of the following:

(i)                                     any Contract generating, or that is reasonably likely to generate, over the twelve month period from the date of this Agreement, more than $17,500,000 in revenues for Games or such Games Subsidiary;

(ii)                                  any Contract with any director, officer, employee or consultant that would require Games or any Games Subsidiary to make any payments or enhance benefits, including accelerating vesting, in connection with the Transactions, or upon termination of employment, but excluding any Contract (A) that is terminable at-will or, in the case of consultants, with 30 or fewer days of notice by Games or any of the Games Subsidiaries without cost, liability or financial obligations (other than accrued regular compensation and benefits through the date of termination, including any such notice period) or (B) under which Games is obligated to pay less than $500,000;

(iii)                               any agreement (A) of indemnification or (B) that guarantees the obligations of any Person (other than Games or any Games Subsidiary), other than, in each case, standard indemnification or guaranty provisions in contracts entered into by Games or any Games Subsidiary in the ordinary course of business consistent with past practice;

(iv)                              any Contract (x) containing any covenant limiting in any material respect the right of Games or any of the Games Subsidiaries to (A) engage, participate or compete in any line of business, market or geographic area, (B) develop, market or distribute products or services, (C) solicit the employment of, or hire, any person, or

(D) compete with any person, or (y) granting any exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, “most favored nation” rights, rights of first negotiation or other exclusive rights and/or similar terms to any person, but in each case excluding (1) agreements granting distributors exclusive rights that are terminable by Games or the applicable Subsidiary within one year from the date of this Agreement without penalty and (2) Contracts containing limitations that are not material to Games or any Games Subsidiary or do not limit Games’ ability to develop or market additional products or titles;

(v)                                 any lease for real or personal property in which the amount of payments that Games or any of the Games Subsidiaries is required to make exceeds (A) $7,000,000 on an annual basis or (B) $25,000,000 over the remainder of the term of such lease;

(vi)                              any Contract pursuant to the express terms of which Games or any of the Games Subsidiaries is currently obligated to pay in excess of $15,000,000 in any one-year period or $30,000,000 over the remainder of the term of such Contract and which is not terminable by Games or the Games Subsidiaries without penalty upon notice of ninety (90) days or less;

(vii)                           any Contract currently in force relating to: (A) the acquisition by Games or any of the Games Subsidiaries after the date hereof of assets with a book value exceeding $50,000,000; (B) the disposition by Games or any of the Games Subsidiaries after the date hereof of assets with a book value exceeding $15,000,000 (other than sales of inventory not in excess of $30,000,000); or (C) the acquisition or disposition by Games or any of its Subsidiaries after the date hereof of an entity in which Games or any of the Games Subsidiaries has any material ownership interest, including any corporation, partnership, joint venture or other business enterprise;

(viii)                        any material Contract pursuant to which Games or any Games Subsidiary is a licensor of Intellectual Property or agrees to encumber, assign or sell rights in or with respect to any material Games IP Rights, except for Contracts entered into by Games or any Games Subsidiary in the ordinary course of business consistent with past practice;

(ix)                                any joint venture contract or any other agreement that involves a sharing of revenues in excess of $2,500,000 in any one-year period, or involves a sharing of profits, cash flows, expenses or losses, with other persons or the payment of royalties to any other person other than (A) licenses entered into in the ordinary course of business, (B) portal, carrier or bounty agreements that provide for sharing of profits or revenue, and (C) Contracts identified in Section 5.12(a) of the Games Disclosure Schedule;

(x)                                   any Contract containing a “standstill” provision with respect to any equity securities of Games;

(xi)                                any Contract not in the ordinary course of business under which Games or any Games Subsidiary is obligated to provide consulting services, development services, professional services or support services (other than maintenance and support customer contracts on Games’ standard, unmodified forms), in each case excluding (A) Contracts that are terminable by Games or a Games Subsidiary on notice of thirty (30) days or less without penalty in excess of $250,000 and without any ongoing material obligations, and (B) contracts that generated less than $250,000 in revenue to Games during the 12 months preceding the date of this Agreement;

(xii)                             all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Games or any of the Games Subsidiaries in an aggregate principal amount in excess of $2,500,000 is outstanding or may be incurred on the terms thereof and the respective principal amounts currently outstanding thereunder as of the date hereof (other than agreements for indebtedness owed to Games or any of its Subsidiaries);

(xiii)                          any Contract between Games or any of its Subsidiaries, on the one hand, and any Affiliate thereof (other than Affiliates that are Games or any of its Subsidiaries), on the other hand, other than license agreements entered into in the ordinary course of business; or

(xiv)                         any other Contract not listed in subsections (i)-(xiii) that individually provides for payments to or by Games or any Games Subsidiaries in excess of $15,000,000 in any one year period or in excess of $30,000,000 over the remainder of the term of such Contract, or pursuant to which Games or any Games Subsidiaries have been paid, or expects to be paid, more than $20,000,000 in any consecutive 12-month period, or is otherwise material to Games or the Games Subsidiaries or their respective businesses, operations, financial condition, properties or assets (other than employee offer letters in the ordinary course of business consistent with past practice).

(b)                                 Games has made available to Activision true, correct and complete copies of each Games Material Contract. Each Games Material Contract is (i) valid and binding on Games and each Games Subsidiary party thereto and, to Game’s Knowledge, each other party thereto and (ii) in full force and effect. Games and each Games Subsidiary has in all material respects performed all material obligations required to be performed by it to the date hereof under each Games Material Contract and, to Game’s Knowledge, each other party to each Games Material Contract has in all material respects performed all material obligations required to be performed by it under such Games Material Contract. As of the date hereof, none of Games or any Games Subsidiary has knowledge of, or has received written notice from the other contracting party of, any actual or alleged material violation or default under (or any condition that with the passage of time or the giving of notice or both would cause such a violation of or default under) any Games Material Contract. There exists no default or event of default with respect to Games or any Games Subsidiary or, to the Knowledge of Games, with respect to any other contracting party, which, with the giving of notice, or the lapse of time would reasonably be expected to (1) become a material default or event of default by Games or any Games Subsidiary under any Games Material Contract or (2) give any third party (A) the right to declare a material default by or against Games or any Games Subsidiary or exercise any remedy under any Games Material Contract, (B) the right to a change in delivery schedule under any Games Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of Games or any of its Subsidiaries under any Games Material Contract, or (D) the right to cancel, terminate or materially modify any Games Material Contract.

Section 5.13                                Litigation.

There is no material suit, claim, action, proceeding, arbitration or investigation pending before any Governmental Entity or, to Games’ Knowledge, threatened against Games or any of its Subsidiaries or their respective assets or properties or, to Game’s Knowledge, for which Games or any of its Subsidiaries is obligated to indemnify a third party. Neither Games nor any of its Subsidiaries is subject to any outstanding material Order or Orders. There is no suit, claim, action, proceeding, arbitration or investigation pending or, to Game’s Knowledge, threatened against Games or any of its Subsidiaries, which seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of the Transactions or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 5.14                                Compliance with Applicable Law.

(a)                                  Each of Games and its Subsidiaries hold all material permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the “ Games Permits”). Each of Games and its Subsidiaries are in material compliance with the terms of the Games Permits. The businesses of Games and its Subsidiaries have not been, and are not being, conducted in violation of any Law, except to the extent such violations in the aggregate would not reasonably be expected to have a Games Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Games or any of its Subsidiaries is pending or, to Games’ Knowledge, threatened, nor, to Games’ Knowledge, has any Governmental Entity indicated an intention to conduct any such investigation or review.

(b)                                 Neither Vivendi nor Games is an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the SEC thereunder.

Section 5.15                                Taxes and Tax Returns.

(a)                                  Games and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Tax Authorities all material Tax Returns required to be filed by Games and each of its Subsidiaries, and such Tax Returns are true, correct, and complete in all material respects.

(b)                                 All material Taxes for which Games or any of its Subsidiaries is liable or are due and payable on or before the Closing Date have been timely paid, or in the case of Taxes not yet due and payable, an adequate accrual in accordance with GAAP for the payment of all such Taxes (exclusive of deferred tax assets and deferred tax liabilities or similar items that reflect timing differences between tax and financial accounting principles) has been established on the Games Financial Statements. All liabilities for Taxes attributable to the period commencing on the date following the date of the most recent Games Financial Statements were incurred in the ordinary course of business.

(c)                                  There are no liens for Taxes upon any property or assets of Games or any of its Subsidiaries, except for liens for real and personal property Taxes not yet due and payable.

(d)                                 No Federal, state, local or foreign Audits are presently pending with regard to any Taxes or Tax Returns of Games or its Subsidiaries and to the Knowledge of Games, no such Audit is threatened in writing by any Tax Authority.

(e)                                  There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against Games or any of its Subsidiaries.

(f)                                    Neither Games nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification, or sharing of material Taxes other than any such agreement to which Games and any of its Subsidiaries are the exclusive parties.

(g)                                 Neither Games nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which Vivendi HoldCo is the common parent or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than Games or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(h)                                 Neither Games nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(i)                                     Neither Games nor any of its Subsidiaries has agreed or is required to include in income any material adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local or foreign Law) by reason of a change in accounting method or otherwise.

Section 5.16                                Environmental Matters.

(a)                                  Games and each of its Subsidiaries is in compliance, in all material respects, with all Environmental Laws, which compliance includes the possession by Games and each of its Subsidiaries of all material permits and other governmental authorizations required under any Environmental Laws and material compliance with the terms and conditions thereof. Neither Games nor any of its Subsidiaries has received any communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that Games or any of its Subsidiaries is not in such compliance, in all material respects, with any Environmental Laws, and, to Games’ Knowledge, there are no circumstances that would reasonably be expected to prevent or interfere with such compliance in the future.

(b)                                 There is no material Environmental Claim pending or, to the Knowledge of Games, threatened against Games or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim either Games or any of its Subsidiaries has retained or assumed either contractually or by operation of Law.

(c)                                  Except as would not reasonably be expected to result, individually or in the aggregate, in a Games Material Adverse Effect, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of any Material of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against Games or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim Games or any of its Subsidiaries has retained or assumed either contractually or by operation of Law.

(d)                                 Games has made available to Activision all material environmental assessments, reports, data, results of investigations, audits and other material documents in the possession or control of Games or any of its Subsidiaries regarding environmental matters pertaining to the environmental condition of any real properties owned or operated by Games or any of its Subsidiaries, any Environmental Claims respecting Games or any of its Subsidiaries, or the noncompliance by Games or any of its Subsidiaries with any Environmental Laws.

(e)                                  To the Knowledge of Games, neither Games nor any of its Subsidiaries is required by virtue of the transactions contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, to perform a site assessment for Materials of Environmental Concern.

Section 5.17                                State Takeover Statutes.

No “fair price,” “business combination,” “moratorium,” “control share acquisition” or other similar anti-takeover statute, including Section 203 of the DGCL, is applicable to the Transactions, except for such statutes or regulations as to which all necessary action has been taken by Games and its board of directors, to permit the consummation of the Transactions in accordance with the terms hereof.

Section 5.18                                Intellectual Property.

(a)                                  As used in this Agreement, the following terms shall have the meanings indicated below:

(i)             “Games IP Rights” shall mean (i) any and all Intellectual Property used in the conduct of the business of Games and its Subsidiaries as currently conducted by Games or any of its Subsidiaries and (ii) any and all other Intellectual Property owned by Games and its Subsidiaries.

(ii)          “Games-Owned IP Rights” shall mean Games IP Rights that are owned by Games or any of its Subsidiaries.

(iii)       “Games Products” shall mean collectively (i) all products and services that are currently being published, marketed, licensed, sold, distributed or performed by or on behalf of Games or any Games Subsidiary and (ii) all products or services currently under development by Games or any Games Subsidiary or that Games or any of its Subsidiaries are contractually obligated to develop.

(iv)      “Games Registered Intellectual Property” shall mean all United States, international and foreign (i) patents and patent applications (including provisional applications), (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (iii) registered Internet domain names, and (iv) registered copyrights and applications for copyright registration, in each case of (i) through (iv) that is owned by, registered or filed in the name of, Games or any of its Subsidiaries.

(v)         “Games Source Code” shall mean any software source code for any Games-Owned IP Rights or Games Products.

(b)                                 Games and the Games Subsidiaries (i) own and have independently developed or acquired, or (ii) have the valid right or license (exclusive or non-exclusive, as applicable) to, all material Games IP Rights. The Games IP Rights are sufficient for the conduct of the business of Games and the Games Subsidiaries as currently conducted.

(c)                                  Neither Games nor any of its Subsidiaries has transferred ownership of any material Games-Owned IP Rights to any third party or allowed any material Intellectual Property for which Games or the Games Subsidiaries have submitted an application or obtained a registration to, lapse other than through the expiration of Games Registered Intellectual Property at the end of its maximum statutory term or otherwise in the ordinary course of business using reasonable business judgment.

(d)                                 Games and the Games Subsidiaries own and have valid and exclusive title to each item of Games-Owned IP Rights and each item of material Games Registered Intellectual Property, free and clear of any Liens (excluding any rights granted under any license or distribution agreements entered into in the ordinary course of business consistent with past practice).  The right, license and interest of Games or a Games Subsidiary in and to all Third Party Intellectual Property Rights licensed by Games or a Games Subsidiary from a third party are free and clear of all Liens (excluding restrictions contained in the applicable license agreements with such third parties).

(e)                                  Neither the execution and delivery or effectiveness of this Agreement nor the performance by Vivendi or Games of their obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Games-Owned IP Right, or impair the right of Games or any Games Subsidiary to use, own, sell or license any Games-Owned IP Right.

(f)                                    Section 5.18(f) of the Games Disclosure Schedule lists all Games Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed.

(g)                                 Each item of Games Registered Intellectual Property is subsisting (or in the case of applications, applied for); all registration, maintenance and renewal fees due within four (4) months from the date of this Agreement in connection with such Games Registered Intellectual Property have been or will be timely paid; and all documents, recordations and certificates in connection with such Games Registered Intellectual Property required to be filed within four (4) months from the date of this Agreement have been or will be timely submitted to the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Games Registered Intellectual Property and recording Games’ and its Subsidiaries’ ownership interests therein.

(h)                                 Neither Games nor any Games Subsidiary is, or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of Vivendi’s or Games’ obligations under this Agreement, in breach of any Contract relating to or providing for any material Games IP Rights (“Games IP Rights Agreements”), and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of or acceleration of any payments with respect to the Games IP Rights Agreements, or give any non-Games party to any Games IP Rights Agreement the right to do any of the foregoing.  Following the Closing, Games or its Subsidiaries will be entitled to exercise all of Games’ and its Subsidiaries’ rights under the Games IP Rights Agreements to the same extent Games and the Games Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Games or any of its Subsidiaries would otherwise be required to pay.

(i)                                     To Games’ Knowledge, there is no infringement or other violation of any Games-Owned IP Rights by any third party, including any employee or former employee of Games or any Games Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Games Material Adverse Effect. Within the past three (3) years, neither Games nor any Games Subsidiary has initiated any lawsuits for infringement or other violation of any Games IP Rights.

(j)                                     In the past three (3) years, neither Games nor any Games Subsidiary has been sued in any suit, action or proceeding (or received any written notice or, to the Knowledge of Games, threat) that involves a claim of infringement or other violation of any Third Party Intellectual Property right or which contests the validity or ownership of Games or any Games Subsidiary to exercise any Intellectual Property right, other than such suits, actions and proceedings as would not reasonably be expected to have, individually or in the aggregate, a Games Material Adverse Effect.

(k)                                  The operation of the business of Games and the Games Subsidiaries as such business is currently conducted, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision or use of any Games Product and (ii) Games’ or any Games Subsidiary’s use of any product, device or process used in the business of Games or the Games Subsidiaries as currently conducted, does not infringe or otherwise violate any Third Party Intellectual Property, except, with respect to clause (ii) above, as would not reasonably be expected to have, individually or in the aggregate, a Games Material Adverse Effect.

(l)                                     Other than as would not reasonably be expected to have a Games Material Adverse Effect, none of the Games-Owned IP Rights, the Games Products, Games or any of the Games Subsidiaries is, or in the past three (3) years has been, subject to any judicial or governmental proceeding or Order restricting the use by Games or any of its Subsidiaries of any material Games-Owned IP Right or any Games Product.

(m)                               No current or former partner, director, stockholder, officer, or employee of Games or any of the Games Subsidiaries does now, or will, after giving effect to the Transactions contemplated hereby, own or retain any rights to use any of the material Games-Owned IP Rights.

(n)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Games Material Adverse Effect, to the Knowledge of Games, no current or former employee, consultant or independent contractor of Games or any Games Subsidiary (i) is in violation of any term or covenant of any contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Games or any Games Subsidiary or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Games or any Games Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(o)                                 Games and the Games Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all commercially valuable confidential or non-public information included in the Games IP Rights (“Games Confidential Information”). Except as would not, individually or in the aggregate, reasonably be expected to have a Games Material Adverse Effect, all use, disclosure or appropriation of Games Confidential Information owned by Games or any Games Subsidiary by or to a third party has been pursuant to the terms of a written agreement or other legal binding arrangement between Games or a Games Subsidiary and such third party. Except as would not, individually or in the aggregate, reasonably be expected to have a Games Material Adverse Effect, all use, disclosure or appropriation of Games Confidential Information by Games and the Games Subsidiaries not owned by Games or any Games Subsidiary has been pursuant to the terms of a written agreement between Games or such Games Subsidiary and the owner of such Games Confidential Information, or is otherwise lawful.

(p)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Games Material Adverse Effect: (i) neither Games nor any Games Subsidiary nor, to Games’ Knowledge, any other person then acting on their behalf has disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of any Games Source Code; (ii) to Games’ Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Games or any Games Subsidiary or any person then acting on their behalf to any person of any Games Source Code; and (iii) there are no contracts pursuant to which Games or any Games Subsidiary has deposited, or may be required to deposit, with an escrow holder or any other person, any of the Games Source Code.

(q)                                 To Games’ Knowledge, no software used in the business of Games is subject to the terms of any “open source,” “copyleft” or other similar license that requires, as a condition of modification or distribution of software subject to such license, that (i) such software or other software combined or distributed with such software be disclosed or distributed in source code form, or (ii) such software or other software combined or distributed with such software and any associated intellectual property be licensed on a royalty-free basis (including for the purpose of making additional copies or derivative works).

Section 5.19                                Absence of Indemnifiable Claims.

There are no pending claims and, to Games’ Knowledge, no facts that would reasonably entitle any director or officer of Games or its Subsidiaries to indemnification by Games or its Subsidiaries under applicable Law, the certificate of incorporation or bylaws of Games or its Subsidiaries, any insurance policy maintained by Games or its Subsidiaries or any indemnity agreements of Games or similar agreements to which Games or any of its Subsidiaries is a party or by which any of its properties or assets is bound.

Section 5.20                                Board Approval.

The Boards of Directors of each of Vivendi, VGAC LLC and Games, at a meeting duly called and held, has, by unanimous vote of those directors present, (a) determined that this Agreement, the Ancillary Agreements to which it is a party, the Transactions and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of Vivendi, VGAC LLC and Games and their respective stockholders, and (b) approved this Agreement and each Ancillary Agreement to which it is a party.  The Board of Directors of Games also determined to recommend that the principal terms of this Agreement and the Transactions be approved by the holders of Games Common Stock.

Section 5.21                                Stockholder Approval.

The holders of a majority of the outstanding Games Common Stock have approved and adopted this Agreement and the transactions contemplated hereby and such approval is the only vote of the holders of any class or series of capital stock of Vivendi or Games necessary to adopt this Agreement and the Ancillary Agreements and approve the transactions contemplated hereby and thereby.

Section 5.22                                Brokers and Finders.

No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co., the fees and expenses of which will be paid by Vivendi, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of Vivendi or any of its Subsidiaries.

Section 5.23                                Information Supplied.

None of the information supplied or to be supplied by or on behalf of Vivendi or Games specifically for inclusion or incorporation by reference in (i) the Proxy Statement will, at the date it is first mailed to the stockholders of Activision and at the time of the Activision Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) if a Form S-4 is required to be filed with the SEC by Activision in connection with the issuance of shares of Activision Common Stock in the Transactions, the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading except that no representation or warranty is made by Vivendi or Games with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Activision or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the Form S-4.

ARTICLE VI
COVENANTS

Section 6.1                                      Conduct of Activision Business Prior to Closing.

From the date hereof until the Closing Date, except (i) as set forth in the Activision Disclosure Schedule, (ii) as required by applicable Law, (iii) as required or contemplated by this Agreement or any Ancillary Agreement or (iv) as consented to in writing by Vivendi (such consent not to be unreasonably withheld, conditioned or delayed), Activision shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course, (B) use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees and (C) use its reasonable best efforts to protect the Activision IP Rights to the end that Activision’s and its Subsidiaries’ goodwill and ongoing business shall not be impaired in any material respects as of the Closing Date. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except (i) as set forth in the Activision Disclosure Schedule, (ii) as required by applicable Law, (iii) as required or contemplated by this Agreement or any Ancillary Agreement or (iv) as consented to in writing by Vivendi (such consent not to be unreasonably withheld, conditioned or delayed):

(a)                                Dividends; Changes in Stock. Activision shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (i) declare or pay any dividends on, or make other distributions in respect of any of, its capital stock (except for dividends by wholly owned Subsidiaries of Activision to their respective parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of Activision or any of its Subsidiaries or any other securities, other than pursuant to the exercise of Activision’s repurchase rights with respect to unvested shares held by individuals terminating employment or service with Activision or any of its Subsidiaries.

(b)                               Issuance of Securities. Activision shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (other than (i) the issuance of shares pursuant to the exercise of Activision Equity Rights outstanding on the date of this Agreement, (ii) the granting of restricted shares and Activision Equity Rights in the ordinary course of business and consistent with past practice under the terms of Activision Stock Plans not to exceed 3 million shares in the aggregate (excluding any shares or Activision Equity Rights granted pursuant to the Management Employment Agreements) and (iii) the authorization of additional shares of its capital stock or such other amount as required or contemplated by this Agreement or any Ancillary Agreement).

(c)                                Governing Documents. Except to the extent required to comply with its obligations hereunder, Activision shall not, and shall cause each of its Subsidiaries not to, amend or propose to amend its certificate of incorporation or bylaws or similar organizational or governance documents.

(d)                               No Acquisitions. Activision shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions as to which the aggregate consideration for all such acquisitions does not exceed $75 million.

(e)                                No Dispositions. Activision shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, mortgage, pledge, encumber or otherwise dispose of, or agree to sell, lease, license, mortgage, pledge, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Activision), other than (i) in ordinary course of business (including grants of licenses and rights of first refusal entered into in the ordinary course of business) and (ii) dispositions of assets with an aggregate fair market value of less than $10 million.

(f)                                  Investments; Indebtedness. Activision shall not, and shall not permit any of its Subsidiaries to, or otherwise agree to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business (including advances to licensors or developers), or (B) loans or investments by Activision or a wholly owned Subsidiary of Activision to or in any wholly owned Subsidiary of Activision, (ii) incur or assume any indebtedness for borrowed money other than amounts borrowed under credit facilities existing on the date of this Agreement or other amounts not to exceed $25 million in the aggregate, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the debt securities, indebtedness or other obligations of another Person (other than a guaranty by Activision or one of its Subsidiaries on behalf of Activision or one of its Subsidiaries), (iv) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Activision or any of its Subsidiaries (other than as permitted pursuant to Section 6.1(b)), (v) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person other than any or the wholly owned Subsidiaries of Activision or (vii) enter into any arrangement having the economic effect of any of the foregoing.

(g)                               Accounting Matters. Activision shall not change its methods of accounting, except (i) as disclosed in the Activision SEC Documents filed prior to the date of this Agreement, (ii) as required by a Governmental Entity, (iii) as required by changes in GAAP or Regulation S-X of the Exchange Act (as agreed to with Activision’s independent public accountants), or (iv) as may be required by a change in applicable Law.

(h)                               Capital Expenditures. Activision shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure or expenditures, or enter into any agreement(s) or arrangement(s) providing for payments for capital expenditures, other than (i) the capital expenditures set forth in Section 6.1 of the Activision Disclosure Schedule, (ii) any capital expenditure permitted under Section 6.1(f), and (iii) any capital expenditure or expenditures not reflected in Section 6.1 of the Activision Disclosure Schedule but made in the ordinary course of business and in an aggregate amount not to exceed an additional $20 million.

(i)                                   Certain Actions. Activision and its Subsidiaries shall not take any action that, or omit to take any action where such omission, would be reasonably likely to prevent or materially delay the consummation of the Transactions.

(j)                                   Discharge of Liabilities. Activision shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent in amount and kind with past practice or in accordance with their terms, of claims, liabilities or obligations (i) disclosed in the most recent financial statements (or the notes thereto) of Activision included in the Activision SEC Documents, (ii) incurred since the date of such financial statements in the ordinary course of business or (iii) set forth in Section 6.1(j) of the Activision Disclosure Schedule.

(k)                                Material Contracts. Except as otherwise set forth in this Agreement, Activision shall not, and shall not permit any of its Subsidiaries to, (i)(A) amend, terminate, cancel, extend, or request any material change in, or agree to any material change in, or (B) waive, release or assign any material right or claim under, any Activision Material Contract or (ii) enter into any Material Contract, other than, in each case, in the ordinary course of business.

(l)                                   Intellectual Property. Activision shall not, and shall not permit any of its Subsidiaries to (i) grant Liens, sell, assign, license or sublicense (excluding licenses and other agreements entered into in the ordinary course of business) any material Activision IP Rights, (ii) enter into any Contract outside the ordinary course of business with respect to any material Activision IP Rights or (ii) abandon any material Activision IP Rights.

(m)                             Benefits Changes. Activision shall not, and shall not permit any of its Subsidiaries to, (i) increase the compensation or benefits of any director, officer, or any other employee, consultant or other service provider, except in the ordinary course of business, (ii) adopt any new employee benefit plan or any amendment to an existing Activision Benefit Plan other than as required by or to comply with applicable Law or in the ordinary course of business in connection with renewals or extensions of such benefit plans, (iii) enter into or amend any employment or severance agreement with any director, officer or key employee, except in the ordinary course of business consistent with past practice, (iv) enter into or amend any consulting agreement with any consultant or other service provider other than in the ordinary course of business, (v) accelerate the payment of compensation or benefits to any director, officer, employee, consultant or other service provider except as required (without discretion) pursuant to the terms of the Activision Stock Plans or any agreement existing on the date of this Agreement and excepting any accelerations made in connection with any existing individual termination or severance arrangement, (vi) enter into, or amend any agreement to provide for, any payment in connection with a change of control with any director, officer, employee, consultant or other service provider of Activision or any of its Subsidiaries, (vii) grant any stock option or other equity or incentive awards to any director, officer, employee, consultant or other service provider, except in the ordinary course of business consistent with past practice (or as otherwise permitted under Section 6.1(b)), or (viii) make any loans to any of its officers, directors, employees, Affiliates, consultants or other service provider or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an Activision Benefit Plan or otherwise, other than advances to employees in the ordinary course of business.

(n)                               Compliance with the WARN Act and Similar Laws.  Activision shall not, and shall cause each of its Subsidiaries not to, at any time within the 90-day period before the Effective Time, without complying fully with the notice and other requirements of the WARN Act, effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any single site of employment or one or more facilities or operating units within any single site of employment of Activision or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of Activision or any of its Subsidiaries.  Nor shall Activision or any of its Subsidiaries, at any time prior to the Closing, otherwise terminate or lay off employees in such numbers as to give rise to liability under any applicable Laws respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium or penalty upon termination of employment, reduction of hours, or temporary or permanent layoffs.  For purposes of the WARN Act and this Agreement, the Effective Time is and shall be the same as the “effective date” within the meaning of the WARN Act.

(o)                               Tax Matters.

(i)                                   Activision shall not, and shall not permit any of its Subsidiaries to, fail to file, on a timely basis, including allowable extensions, with the appropriate Governmental Entities, any material Tax Returns required to be filed by or with respect to Activision or any of its Subsidiaries due on or prior to the Closing Date, or fail to timely pay or remit (or cause to be paid or remitted) any material Taxes due on or prior to the Closing Date. All Tax Returns filed between the date hereof and the Closing Date shall be true, correct and complete.

(ii)                                Activision shall not, and shall not permit any of its Subsidiaries to, amend any material Tax Returns, make any material election relating to Taxes other than in the ordinary course of business, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by GAAP, Regulation S-X of the Exchange Act (as agreed with Activision’s independent public accountants) or a change in the Code, enter into any material closing agreement relating to Taxes, settle or consent to any material claim or material assessment relating to Taxes or consent to any material waiver of the statute of limitations for any material claim or material audit relating to Taxes.

(p)                               Transactions with Affiliates. Activision shall not, and shall not permit its Subsidiaries to, enter into any transaction with any of its Affiliates (excluding transactions solely by and among Activision and any of its wholly owned Subsidiaries).

(q)                               Liquidation, Dissolutions and Mergers. Activision shall not, and shall not permit its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Activision or any of its Subsidiaries (other than the Transactions or transactions involving solely Activision or any of its wholly owned Subsidiaries and Activision or one or more of its wholly owned Subsidiaries).

(r)                                  General. Activision shall not, and shall not permit any of its Subsidiaries to, authorize any of, or announce an intention, commit or agree to take any of, the foregoing actions.

Section 6.2                                      Conduct of Games Business Prior to Closing.

From the date hereof until the Closing Date, except (i) as set forth in the Games Disclosure Schedule, (ii) as required by applicable Law, (iii) as required or contemplated by this Agreement or any Ancillary Agreement or (iv) as consented to in writing by Activision (such consent not to be unreasonably withheld, conditioned or delayed), Games shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course, (B) use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees and (C) use its reasonable best efforts to protect the Games IP Rights to the end that Games’ and its Subsidiaries’ goodwill and ongoing business shall not be impaired in any material respects as of the Closing Date. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except (i) as set forth in the Games Disclosure Schedule, (ii) as required by applicable Law, (iii) as required or contemplated by this Agreement or any Ancillary Agreement or (iv) as consented to in writing by Activision (such consent not to be unreasonably withheld, conditioned or delayed):

(a)                                Dividends; Changes in Stock.  Games shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (i) declare or pay any dividends on, or make other distributions in respect of any of, its capital stock, except for cash dividends by Games and its Subsidiaries to their respective parents; provided that, at Closing and after giving effect to any such dividends, Games and its Subsidiaries shall hold not less than $15 million in cash, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) except with respect to the Blizzard Equity Plan in accordance with the terms thereof, repurchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of Games or any of its Subsidiaries or any other securities, other than pursuant to the exercise of Games’ repurchase rights with respect to unvested shares held by individuals terminating employment or service with Games or any of its Subsidiaries.

(b)                               Issuance of Securities. Games shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (other than (i) the issuance of shares pursuant to the exercise of Blizzard Options outstanding on the date of this Agreement, and (ii) the granting of Blizzard Options and shares of Blizzard Restricted Stock in the ordinary course of business and consistent with past practice under the terms of Blizzard Equity Plan not to exceed 1.215 million shares in the aggregate).

(c)                                Governing Documents. Except to the extent required to comply with its obligations hereunder, Games shall not, and shall cause each of its Subsidiaries not to, amend or propose to amend its articles of incorporation or by-laws or similar organizational or governance documents.

(d)                               No Acquisitions. Games shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions as to which the aggregate consideration for all such acquisitions does not exceed $75 million.

(e)                                No Dispositions. Games shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, mortgage, pledge, encumber or otherwise dispose of, or agree to sell, lease, license, mortgage, pledge, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Games), other than (i) in the ordinary course of business (including grants of licenses and rights of first refusal entered into in the ordinary course of business) and (ii) dispositions of assets with an aggregate fair market value of less than $10 million.

(f)                                  Investments; Indebtedness. Games shall not, and shall not permit any of its Subsidiaries to, or otherwise agree to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business (including advances to licensors or developers), or (B) loans or investments by Games or a wholly owned Subsidiary of Games to or in any wholly owned Subsidiary of Games, (ii) incur or assume any indebtedness for borrowed money other than amounts borrowed under credit facilities existing on the date of this Agreement or other amounts not to exceed $25 million in the aggregate, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the debt securities, indebtedness or other obligations of another Person (other than a guaranty by Games or one of its Subsidiaries on behalf of Games or one of its Subsidiaries), (iv) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Games or any of its Subsidiaries (other than as permitted pursuant to Section 6.2(b)), (v) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person other than any or the wholly owned Subsidiaries of Games or (vii) enter into any arrangement having the economic effect of any of the foregoing.

(g)                               Accounting Matters. Games shall not change its methods of accounting, except (i)  as required by a Governmental Entity, (ii) as required by changes in GAAP (as agreed to with Games’ independent public accountants), or (iii) as may be required by a change in applicable Law.

(h)                               Capital Expenditures. Games shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure or expenditures, or enter into any agreement(s) or arrangement(s) providing for payments for capital expenditures, other than (i) the capital expenditures set forth in Section 6.2 of the Games Disclosure Schedule, (ii) any capital expenditure to acquire hardware or software related to the business of Blizzard not to exceed $50 million in the aggregate, (iii) any capital expenditure permitted under Section 6.2(f) and (iv) any capital expenditure or expenditures not reflected in Section 6.2 of the Games Disclosure Schedule but made in the ordinary course of business and in an aggregate amount not to exceed an additional $10 million.

(i)                                   Certain Actions. Games and its Subsidiaries shall not take any action that, or omit to take any action where such omission, would be reasonably likely to prevent or materially delay the consummation of the Transactions.

(j)                                   Discharge of Liabilities. Games shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent in amount and kind with past practice or in accordance with their terms, of claims, liabilities or obligations (i) disclosed in the Interim Financial Statements (or the notes thereto), (ii) incurred since the date of the Interim Financial Statements in the ordinary course of business or (iii) set forth in Section 6.2(j) of the Games Disclosure Schedule.

(k)                                Material Contracts. Except as otherwise set forth in this Agreement, Games shall not, and shall not permit any of its Subsidiaries to, (i)(A) amend, terminate, cancel, extend, or request any material change in, or agree to any material change in, or (B) waive, release or assign any material right or claim under, any Games Material Contract or (ii) enter into any Games Material Contract, other than, in each case, in the ordinary course of business and except for the termination of the contracts specified in Section 6.21.

(l)                                   Intellectual Property. Games shall not, and shall not permit any of its Subsidiaries to (i) grant Liens, sell, assign, license or sublicense (excluding licenses and other agreements entered into in the ordinary course of business) any material Games IP Rights, (ii) enter into any Contract outside the ordinary course of business with respect to any material Games IP Rights or (ii) abandon any material Games IP Rights.

(m)                             Benefits Changes. Games shall not, and shall not permit any of its Subsidiaries to, (i) increase the compensation or benefits of any director, officer, or any other employee, consultant or other service provider, except in the ordinary course of business, (ii) adopt any new employee benefit plan or any amendment to an existing Games Benefit Plan other than as required by or to comply with applicable Law or in the ordinary course of business in connection with renewals or extensions of such benefits plans, (iii) enter into or amend any employment or severance agreement with any director, officer or key employee, except in the ordinary course of business consistent with past practice, (iv) enter into or amend any consulting agreement with any consultant or other service provider other than in the ordinary course of business, (v) accelerate the payment of compensation or benefits to any director, officer, employee, consultant or other service provider except as required (without discretion) pursuant to the terms of the Blizzard Equity Plan or any agreement existing on the date of this Agreement and excepting any accelerations made in connection with any individual termination or severance arrangement, (vi) enter into, or amend any agreement to provide for, any payment in connection with a change of control with any director, officer, employee, consultant or other service provider of Games or any of its Subsidiaries, (vii) grant any stock option or other equity or incentive awards to any director, officer, employee, consultant or other service provider, except in the ordinary course of business consistent with past practice (or as otherwise permitted under Section 6.2(b)), or (viii) make any loans to any of its officers, directors, employees, Affiliates, consultants or other service provider or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Games Benefit Plan or otherwise, other than advances to employees in the ordinary course of business.

(n)                               Compliance with the WARN Act and Similar Laws.  Games shall not, and shall cause each of its Subsidiaries not to, at any time within the 90-day period before the Effective Time, without complying fully with the notice and other requirements of the WARN Act, effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any single site of employment or one or more facilities or operating units within any single site of employment of Games or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of Games or any of its Subsidiaries.  Nor shall Games or any of its Subsidiaries, at any time prior to the Closing, otherwise terminate or lay off employees in such numbers as to give rise to liability under any applicable Laws respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium or penalty upon termination of employment, reduction of hours, or temporary or permanent layoffs.  For purposes of the WARN Act and this Agreement, the Effective Time is and shall be the same as the “effective date” within the meaning of the WARN Act.

(o)                               Tax Matters.

(i)                                     Games shall not, and shall not permit any of its Subsidiaries to, fail to file, on a timely basis, including allowable extensions, with the appropriate Governmental Entities, any material Tax Returns required to be filed by or with respect to Games or any of its Subsidiaries due on or prior to the Closing Date, or fail to timely pay or remit (or cause to be paid or remitted) any material Taxes due on or prior to the Closing Date. All Tax Returns filed between the date hereof and the Closing Date shall be true, correct and complete.

(ii)                                  Games shall not, and shall not permit any of its Subsidiaries to, amend any material Tax Returns, make any material election relating to Taxes other than in the ordinary course of business, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by GAAP, Regulation S-X of the Exchange Act (as agreed with Games’ independent public accountants) or a change in the Code, enter into any material closing agreement relating to Taxes, settle or consent to any material claim or material assessment relating to Taxes or consent to any material waiver of the statute of limitations for any material claim or material audit relating to Taxes.

(p)                               Transactions with Affiliates. Games shall not, and shall not permit its Subsidiaries to, enter into any transaction with any of its Affiliates, (i) excluding transactions solely by and among Games and any of its wholly owned Subsidiaries and (ii) license agreements entered into in the ordinary course of business.

(q)                               Liquidation, Dissolutions and Mergers. Games shall not, and shall not permit its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Games or any of its Subsidiaries (other than the Transactions or transactions involving solely Games or any of its wholly owned Subsidiaries and Games or one or more of its wholly owned Subsidiaries).

(r)                                  General. Games shall not, and shall not permit any of its Subsidiaries to, authorize any of, or announce an intention, commit or agree to take any of, the foregoing actions.

Section 6.3                                      Activision Acquisition Proposals.

(a)                                  Activision shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage, or take any other action intended to facilitate, any Activision Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information regarding, any Activision Acquisition Proposal, or (iii) allow Activision or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to lead to, any Activision Acquisition Proposal (an “Acquisition Agreement”).  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Activision or any of its Subsidiaries shall be deemed to be a breach of this Section 6.3 by Activision.  Activision shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Activision Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding anything to the contrary set forth in this Section 6.3 or elsewhere in this Agreement, at any time prior to obtaining the Activision Stockholder Approval, in response to a bona fide written Activision Acquisition Proposal that was made after the date hereof and which the Board of Directors of Activision determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably likely to lead to, an Activision Superior Proposal, Activision may (x) furnish any information to the person making such Activision Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement, provided that all such information has previously been provided to Vivendi or is provided to Vivendi prior to or substantially concurrent with the time it is provided to such Person, and (y) enter into, continue or otherwise participate in any discussions or negotiations with the Person making such Activision Acquisition Proposal (and its Representatives) regarding such Activision Acquisition Proposal.

(b)                                 In addition to the obligations of Activision set forth in Section 6.3(a), Activision shall, as promptly as practicable (and in any event within two (2) Business Days after Activision’s receipt), advise Vivendi orally and in writing of any Activision Acquisition Proposal, the material terms and conditions of any such Activision Acquisition Proposal and the identity of the Person making any such Activision Acquisition Proposal.  Activision shall keep Vivendi reasonably informed in all material respects of the status and details of any Activision Acquisition Proposal (including changes to the material terms thereof).

Section 6.4                                      Activision Board Recommendation; Termination for Activision Superior Proposal.

(a)                                  Subject to the terms of this Section 6.4, neither the Board of Directors of Activision nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Vivendi or Games in any material respect), or publicly propose to withdraw (or modify in a manner adverse to Vivendi or Games in any material respect), the adoption or recommendation by such Board of Directors or any such committee thereof of this Agreement or the Transactions or (ii) adopt or recommend, or propose publicly to adopt or recommend, any Activision Acquisition Proposal (any action described in the preceding clauses (i) or (ii) being referred to as a “Activision Adverse Recommendation Change”).

(b)                                 Notwithstanding anything to the contrary set forth in Section 6.4(a) or elsewhere in this Agreement, at any time prior to the Closing Date, the Board of Directors of Activision may take any of the actions contemplated by clause (i) of Section 6.4(a) if the Board of Directors of Activision determines in good faith (after consultation with its outside counsel) that the failure to take such action would be reasonably expected to constitute a breach of its fiduciary duties under applicable Law.

(c)                                  Notwithstanding anything to the contrary set forth in Section 6.4(a) or elsewhere in this Agreement, at any time prior to obtaining the Activision Stockholder Approval, in response to an Activision Acquisition Proposal that did not result from a breach of Section 6.3 and which the Board of Directors of Activision determines in good faith constitutes an Activision Superior Proposal, the Board of Directors of Activision may (1) make or effect an Activision Adverse Recommendation Change, or (2) cause Activision to terminate this Agreement and concurrently with or after such termination enter into an Acquisition Agreement relating to such Activision Superior Proposal; provided, however, that Activision shall not be entitled to exercise its rights under the preceding clauses (1) or (2) until after the third (3rd) Business Day following Vivendi’s receipt of written notice (a “Notice of Activision Superior Proposal”) from Activision advising Vivendi that the Board of Directors of Activision intends to take such action and specifying the reasons therefor, including the terms and conditions of the Activision Superior Proposal that is the basis of the proposed action (it being understood and agreed that any amendment to the financial terms or any other material term of such Activision Superior Proposal shall require a new Notice of Activision Superior Proposal and a new three (3) Business Day period). In determining whether to exercise its rights under the preceding clauses (1) or (2), the Board of Directors of Activision shall take into account any changes to the financial terms of this Agreement proposed by Vivendi in response to a Notice of Activision Superior Proposal or otherwise. For purposes of the preceding sentence, a reduction of the percentage of Activision Common Stock to be owned by Vivendi after giving effect to the Transactions, whether through an increase in the Per Share Transaction Price or a reduction of the Exchange Ratio, shall, in either event, constitute a change to the financial terms of this Agreement that is viewed as more beneficial to the Activision stockholders than the terms of this Agreement.

(d)                                 Nothing contained in this Section 6.4 or elsewhere in this Agreement shall prohibit Activision from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or Rule 14a-9 under the Exchange Act, or (y) making any disclosure to the stockholders of Activision if the Board of Directors of Activision determines in good faith (after consultation with its outside counsel) that the failure to make such disclosure would be reasonably expected to constitute a breach of its fiduciary duties under applicable Law; provided, however, that any action taken or disclosure made under this Section 6.4 shall not limit or modify the effect that any such action or disclosure may have under any other provision of this Agreement.

Section 6.5                                      Activision Stockholder Meeting.

Activision shall, as promptly as practicable following the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Activision Stockholder Meeting. Subject to Section 6.3 and Section 6.4, Activision shall, through its Board of Directors, recommend to its stockholders approval of the principal terms of this Agreement and the Transactions and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, Activision’s obligations pursuant to the first sentence of this Section 6.5 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Activision of any Activision Acquisition Proposal or (ii) the withdrawal or modification by the Board of Directors of Activision or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement or the Transactions. If an Activision Adverse Recommendation Change shall have occurred and thereafter the Board of Directors shall recommend this Agreement and the Transactions (the “Reinstated Recommendation”), Activision shall not hold or shall adjourn the Activision Stockholder Meeting until not less than ten (10) calendar days after the date of such Reinstated Recommendation.

Section 6.6                                      Games Acquisition Proposals.

Neither Vivendi nor Games shall, nor shall either authorize or permit any of its respective Subsidiaries or any Representatives retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage, or take any other action intended to facilitate, any Games Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information, any Games Acquisition Proposal, or (iii) allow Games or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to lead to, any Games Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Vivendi, Games or any of their Subsidiaries shall be deemed to be a breach of this Section 6.6 by Vivendi and/or Games. Vivendi and Games shall, and shall cause its respective Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Games Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished.

Section 6.7                                      Proxy Statement and Form S-4.

As promptly as practicable after the execution of this Agreement, Activision shall prepare and file with the SEC the Proxy Statement or, if applicable a Form S-4, which will include the Proxy Statement.

Activision shall use its reasonable best efforts to (a) cause the Proxy Statement to be mailed to the stockholders of Activision as promptly as practicable and (b) have the Form S-4, if applicable, declared effective under the Securities Act as promptly as practicable after such filing. Activision shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of Activision Common Stock in the Transactions, and each of the Parties shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Proxy Statement and Form S-4. Without limiting the generality of the foregoing, each of Vivendi, VGAC LLC and Games shall supply to Activision in writing and be solely responsible for any information (including, without limitation, financial information) with respect to themselves and their respective nominees, officers, directors and affiliates required to be set forth in the Proxy Statement, the Form S-4 (if applicable), or any other filings under the Exchange Act relating to the transactions contemplated hereby. Notwithstanding the foregoing, prior to mailing the Proxy Statement or, if applicable, the filing of a Form S-4 (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, Activision (i) shall provide Vivendi an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Vivendi, and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Vivendi, which approval shall not be unreasonably withheld, conditioned or delayed. If at any time prior to the Closing Date any information relating to Activision, Vivendi or Games, or any of their respective Affiliates, directors or officers, should be discovered by Activision or Vivendi which should be set forth in an amendment or supplement to either the Proxy Statement or the Form S-4, if applicable, so that either such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the stockholders of Activision. If applicable, Activision shall notify Vivendi promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Activision Common Stock issuable in connection with the Transactions for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply Vivendi with copies of (i) all correspondence between Activision or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Transactions and (ii) all orders of the SEC relating to the Form S-4.

Section 6.8                                      Access to Information.

Subject to the terms of this Section 6.8 and the Confidentiality Agreement, each of Activision and Games shall, and shall cause each of its Subsidiaries to, afford to the other Parties, and their officers, employees, accountants, counsel, agents and other Representatives reasonable access to all of their properties, personnel, books and records (including Tax Returns filed and those in preparation, workpapers and other items relating to Taxes), and shall furnish promptly all information concerning its business, properties and personnel as such other Parties may reasonably request. Any such access shall be conducted under the supervision of personnel of Party providing such access and in a manner that does not interfere with its normal operations. Notwithstanding anything to the contrary set forth herein, nothing in this Section 6.8 shall require either Activision or Games to disclose any information that, in its sole and absolute discretion, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or Order (including any Antitrust Law) or (ii) the disclosure of which would be reasonably likely to cause the loss of any attorney-client or other legal privilege.

Section 6.9                                      Reasonable Best Efforts.

(a)                                  Each of the Parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including by (i) preparing and filing as soon as practicable of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and the taking of such reasonable actions as are necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any third party or Governmental Entity, including (A) filings pursuant to the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and (B) filings of any forms or reports required by the European Commission or any other Governmental Entity required under any Foreign Antitrust Laws, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed until the issuance of a final, non-appealable Order, and (iii) using reasonable best efforts to cause the satisfaction of all conditions to Closing. Each of the Parties hereto shall furnish to the other Parties such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing. In addition, each of the Parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such Party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby; provided, however, that nothing in this Section 6.9 shall require or be construed to require any of the Parties to enter into any consent arrangement that would reasonably be expected to have a material adverse effect on the benefits that are expected to derive from the Transactions and other transactions contemplated by this Agreement.

(b)                                 Each Party shall promptly inform the other Parties of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement or any Ancillary Agreement. If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement or any Ancillary Agreement, then such Party will use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

Section 6.10                                State Takeover Statutes.

Activision, Games and their respective Board of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby on the terms set forth herein and therein and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby on the terms set forth herein or therein, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement and the Ancillary Agreements on the terms set forth herein and therein may be consummated as promptly as practicable on the terms set forth herein and therein and otherwise to minimize the effect of such statute or regulation on this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby on the terms set forth herein and therein.

Section 6.11                                Indemnification of Directors and Officers.

(a)                                  For six (6) years after the Effective Time, Activision shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of Games and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between Games or any of its Subsidiaries and any of its current or former directors and officers and any person who becomes a director or officer of Games or any of its Subsidiaries prior to the Effective Time. In addition, for a period of six (6) years after the Effective Time, Activision shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the Certificate of Incorporation and Bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation of their respective directors and officers that are at least as favorable to the directors and officers of Games and its Subsidiaries as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of Games immediately prior to the Effective Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable Law. If the Surviving Corporation or any of its successor or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 6.11(a).

(b)                                 For a period of six (6) years after the Effective Time, Vivendi shall, and shall cause Activision to, maintain in effect the existing policy of Activision’s directors’ and officers’ and fiduciary liability insurance (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby, to the extent that such acts or omissions are covered by the D&O Policy) and covering each indemnified party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof; provided, however, that in no event shall Vivendi or Activision be required to expend in any one year an amount in excess of 250% of the current annual premium paid by Activision for such insurance (such 250% amount, the “Maximum Annual Premium”); and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Activision shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

Section 6.12                                Certain Limitations.

(a)                                  Activision shall promptly advise Vivendi orally and in writing of any litigation commenced after the date hereof against Activision or any of its directors by any stockholder of Activision relating to this Agreement, any Ancillary Agreement, the Transactions or the other transactions contemplated hereby or thereby (“Activision Transaction Litigation”) and shall keep Vivendi reasonably informed regarding any such Activision Transaction Litigation. Activision shall give Vivendi the opportunity to consult with Activision regarding the defense or settlement of any such Activision Transaction Litigation and shall consider Vivendi’s views with respect to such Activision Transaction Litigation and shall not settle any such Activision Transaction Litigation without the prior written consent of Vivendi, which shall not be unreasonably withheld or conditioned.

(b)                                 Vivendi shall promptly advise Activision orally and in writing of any litigation commenced after the date hereof against Vivendi, VGAC LLC or any of its directors by any stockholder of Vivendi or Games relating to this Agreement, any Ancillary Agreement, the Transactions or the other transactions contemplated hereby or thereby (“Games Transaction Litigation”) and shall keep Activision reasonably informed regarding any such Games Transaction Litigation. Vivendi shall give Activision the opportunity to consult with Vivendi regarding the defense or settlement of any such Games Transaction Litigation and shall consider Activision’s views with respect to such Games Transaction Litigation and shall not settle any such Games Transaction Litigation without the prior written consent of Activision, which shall not be unreasonably withheld or conditioned.

Section 6.13                                Notification of Certain Matters.

(a)                                  Activision shall give prompt notice to Vivendi of (i) the occurrence or non-occurrence of any event, which to the Knowledge of Activision, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Activision or Merger Sub to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Section 7.2(a) would fail to be satisfied, and (ii) to the extent Activision has knowledge thereof, any failure by Activision or Merger Sub to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to closing set forth in Section 7.2(b) would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.13(a) shall not limit or otherwise affect any remedies available to Vivendi or Games.

(b)                                 Games shall give prompt notice to Activision of (i) the occurrence or non-occurrence of any event, which to the Knowledge of Games, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Vivendi or Games to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Section 7.3(a)

would fail to be satisfied, and (ii) to the extent Vivendi has knowledge thereof, any failure by Vivendi or Games to materially comply with or materially satisfy any covenant or other agreement to be complied with by them hereunder such that the conditions to closing set forth in Section 7.3(b) would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.13(b) shall not limit or otherwise affect any remedies available to Activision.

(c)                                  Activision shall give prompt notice to Vivendi of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Closing Date, alleging any material breach of or material default under any Activision Material Contract, or (ii) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Closing Date, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement; provided, however, that the delivery of notice pursuant to this Section 6.13(c) shall not limit or otherwise affect the remedies available hereunder to Vivendi.

(d)                                 Games shall give prompt notice to Activision of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Closing Date, alleging any material breach of or material default under any Games Material Contract, or (ii) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Closing Date, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement; provided, however, that the delivery of notice pursuant to this Section 6.13(d) shall not limit or otherwise affect the remedies available hereunder to Activision.

Section 6.14                                Severance Policies.

Following the Closing Date until the first anniversary of the Closing Date, Activision shall, or cause the Surviving Corporation to, maintain and comply with (or otherwise provide severance benefits to employees of Games or any of its Subsidiaries that are no less generous to such employees in the aggregate as those provided under) the severance policies, plans and agreements of Games and its Subsidiaries in effect immediately prior to the Closing Date and listed on Section 5.10(a) of the Games Disclosure Schedule.

Section 6.15                                Directors and Officers.

Activision shall take all necessary actions to cause, concurrent with the Closing, (i) the Organizational Document Amendments to become effective, (ii) the members of Activision’s Board of Directors designated as “Resigning Directors” on Exhibit C attached hereto to resign from the Activision Board of Directors, (iii) the appointment of the directors set forth on Exhibit H attached hereto to fill the vacancies on the Activision Board, and (iv) the election or appointment of the individuals set forth on Exhibit I attached hereto to the offices of Activision and/or its Subsidiaries (including Games) set forth opposite such individual’s name on Exhibit I. Activision’s obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated thereunder. Activision shall take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 6.15 and shall file with the SEC and distribute to its stockholders such information as is required under Section 14(f) and Rule 14f-1. Without limiting the generality of the foregoing, each of Vivendi, VGAC LLC and Games shall supply to Activision in writing and be solely responsible for any information with respect to themselves and their respective nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

Section 6.16                                Tax Matters.

None of the Parties shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.17                                Section 16 Matters.

Prior to the Closing Date, Activision shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Activision Common Stock or acquisitions of Activision Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Activision to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.18                                Solicitation of Employees.

(a)                                  Prior to the Closing Date, none of Vivendi, VGAC LLC, Games or the Games Subsidiaries shall, directly or indirectly, either on its own account or for any person, firm or company (except by means of a general public solicitation or by retaining an executive recruiting firm that has not been directed to approach and does not approach employees of Activision or its Subsidiaries), solicit, or endeavor to cause, any employee of Activision or any of its Subsidiaries to alter in any way, terminate or breach his, her or its relationship or agreement with Activision or any of its Subsidiaries.

(b)                                 Prior to the Closing Date, neither Activision nor any of its Subsidiaries shall, directly or indirectly, either on its own account or for any person, firm or company (except by means of a general public solicitation or by retaining an executive recruiting firm that has not been directed to approach and does not approach employees of Games or any of its Subsidiaries), solicit, or endeavor to cause, any employee of Games or any of its Subsidiaries to alter in any way, terminate or breach his, her or its relationship or agreement with Games or any of its Subsidiaries.

Section 6.19                                New Activision Credit Facilities.

Prior to the Closing Date, Activision shall enter into one or more debt agreements (the “New Activision Credit Facilities”), on terms and conditions reasonably satisfactory to Vivendi, with either (i) banks or other financial institutions or (ii) Vivendi or one or more of its Affiliates, on market terms in an arms-length transaction, which debt agreements shall include (a) a tranche that provides Activision with the availability to borrow up to, but not exceeding, an amount of funds sufficient to consummate the portion of the Aggregate Tender Offer Consideration described in Section 3.3(c) of this Agreement and to pay the associated fees and expenses with respect to such debt agreements and (b) a tranche that provides Activision with the availability to borrow up to $375 million for Activision’s working capital needs.

Section 6.20                                Games’ Outstanding Indebtedness.

Vivendi, VGAC LLC and Games shall take all necessary actions to provide that, immediately prior to the Effective Time, none of Games or its Subsidiaries will have any indebtedness for money borrowed, other than (a) indebtedness owed to Games or any of its wholly owned Subsidiaries from a Subsidiary of Games or any of its wholly owned Subsidiaries and (b) indebtedness to unaffiliated third parties on terms and conditions reasonably acceptable to Activision that does not, in the aggregate, exceed (x) the aggregate amount of cash and cash equivalents held by Games and its Subsidiaries at the Effective Time minus (y) $15 million.

Section 6.21                                Games’ Affiliate Contracts.

Vivendi, VGAC LLC, Games and their respective Subsidiaries shall take all necessary actions to terminate, on or prior to the Closing Date, each of the Contracts listed in Section 6.21 of the Games Disclosure Schedule such that from and after the Closing, none of Games or any of its Subsidiaries shall have any ongoing liability under any such Contracts.

Section 6.22                                Labor Organizing Activities.

Prior to the Closing Date, Games and its Subsidiaries, as applicable, shall engage in all necessary bargaining or similar activities with any labor union, trade union, labor organization or works council as may be required by applicable Law in connection with the transactions contemplated by this Agreement.

Section 6.23                                Release of Guarantees.

Vivendi, Games and Activision shall cooperate and use their reasonable best efforts to obtain the release, effective as of the Closing Date, of Vivendi and its Affiliates (other than Games and the Games Subsidiaries) that are a party to or bound by a guarantee, performance bond, surety bond or other similar agreement relating to the operation of the business of Games or any Games Subsidiaries, including the guarantees, performance bonds and other similar agreements listed in Section 6.23 of the Games Disclosure Schedule (the “Guarantees”). In the event any of the Guarantees are not released prior to or at the Closing, Activision agrees to indemnify and hold Vivendi and its Affiliates (other than Games and the Games Subsidiaries) that are a party to each such Guarantee harmless for any and all payments required to be made under, or costs incurred in connection with, such Guarantee following the Closing.

ARTICLE VII
CONDITIONS

Section 7.1                                      Conditions to Each Parties’ Obligation to Effect the Transactions.

The respective obligation of each party to effect the Transactions shall be subject to the satisfaction of the following conditions (none of which (other than the condition set forth in Section 7.1(f) below) may be waived by the parties hereto):

(a)                                  Activision Stockholder Approval. The Activision Stockholder Approval shall have been obtained.

(b)                                 Antitrust Approvals. (i) The waiting period required under the HSR Act, including any extensions thereof, shall have expired and any investigations relating to the sale hereunder that may have been opened by either the Department of Justice or the Federal Trade Commission by means of a request for additional information or otherwise shall have terminated, and all other material consents, approvals and actions of, filings with and notices to any Governmental Authority of the European Union relating to the transactions contemplated hereby, shall have been obtained or taken, and (ii) all other clearances, consents, approvals, orders and authorizations that are necessary for the Closing shall have been obtained, except, in the case of clause (ii), for such clearances, consents, approvals, orders or authorizations as would not reasonably be expected to have a material adverse effect on the business and operations of Activision and the Surviving Corporation, taken as a whole, and the benefits that are expected to derive from the Transactions and the other transactions contemplated hereby.

(c)                                  No Illegality. No Law shall have been enacted, entered, enforced or deemed applicable to the Transactions by a Governmental Entity that makes the consummation of the Transactions illegal in the U.S. or any foreign jurisdiction in which any of the Parties has substantial business and operations.

(d)                                 No Injunctions or Restraints. No Order issued or granted by any Governmental Entity in the U.S. or any foreign jurisdiction in which Activision or Games has substantial business and operations making the consummation of the Transactions illegal in the U.S. or any such foreign jurisdiction shall be in effect.

(e)                                  Credit Facility. The New Activision Credit Facilities shall have been obtained.

Section 7.2                                      Conditions to Vivendi’s, VGAC LLC’s and Games’ Obligation to Effect the Transactions.

The obligation of Vivendi, VGAC LLC and Games to effect the Transactions shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, solely by Vivendi:

(a)                                  Representations and Warranties. Each of the representations and warranties of Activision and Merger Sub contained in this Agreement and the Ancillary Agreements shall be true and correct (without giving effect to any qualification as to materiality or Activision Material Adverse Effect contained in any specific representation or warranty) as of the Closing Date as if made on and as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (iii) where any failures of any such representations and warranties to be so true and correct at and as of the Closing Date would not, individually or in the aggregate, reasonably be expected to have an Activision Material Adverse Effect.

(b)                                 Performance. Activision and Merger Sub shall have complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement and the Ancillary Agreements to be complied with by each of them on or prior to the Closing Date.

(c)                                  Officer’s Certificate. Vivendi shall have received a certificate of Activision and Merger Sub, validly executed for and on behalf of Activision and Merger Sub by a duly authorized officer thereof, certifying as to the matters set forth in Sections 7.2(a) and 7.2(b).

(d)                                 NASDAQ Listing. The shares of Activision Common Stock issuable to the stockholders of Games pursuant to the Merger and to Vivendi pursuant to the Share Purchase (and, if applicable, in connection with the Tender Offer) as contemplated by this Agreement shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(e)                                  Absence of Activision Transaction Litigation. No Activision Transaction Litigation shall have been commenced and be continuing before any Governmental Entity that would render it impossible or unlawful to consummate the Transactions.

(f)                                    Ancillary Agreements. Activision shall have delivered to Vivendi executed copies of each of the Ancillary Documents to which Activision is a party.

Section 7.3                                      Conditions to Activision’s and Merger Sub’s Obligation to Effect the Transactions.

The obligation of Activision and Merger Sub to effect the Transactions shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, solely by Activision:

(a)                                Representations and Warranties. Each of the representations and warranties of Vivendi, VGAC LLC and Games contained in this Agreement and the Ancillary Agreements shall be true and correct (without giving effect to any qualification as to materiality or Games Material Adverse Effect contained in any specific representation or warranty) as of the Closing Date as if made on and as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (iii) where any failures of any such representations and warranties to be so true and correct at and as of the Closing Date would not, individually or in the aggregate, reasonably be expected to have a Games Material Adverse Effect.

(b)                               Performance. Vivendi, VGAC LLC and Games shall have complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement and the Ancillary Agreements to be complied with by each of them on or prior to the Closing Date.

(c)                                Officer’s Certificate. Activision shall have received a certificate of Vivendi, VGAC LLC and Games, validly executed for and on behalf of Vivendi, VGAC LLC and Games by a duly authorized officer thereof, certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).

(d)                                 Absence of Games Transaction Litigation. No Games Transaction Litigation shall have been commenced and be continuing before any Governmental Entity that would render it impossible or unlawful to consummate the Transactions.

(e)                                  Satisfaction of Intercompany Arrangements and Indebtedness. Immediately prior to the Closing, Vivendi, VGAC LLC and Games shall have taken all necessary actions to provide that all intercompany arrangements between Vivendi and VGAC LLC on the one hand and Games and its Subsidiaries on the other (other than those listed in Section 6.21 of the Games Disclosure Schedule) shall have been terminated and all monies owed pursuant to such intercompany arrangements shall have been paid in full.

(f)                                    Ancillary Agreements. Vivendi shall have delivered to Activision executed copies of each of the Ancillary Documents to which Vivendi, Games LLC or Games is a party.

ARTICLE VIII
TERMINATION AND AMENDMENT

Section 8.1                                      Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after receipt of the Activision Stockholder Approval:

(a)                                  by mutual written consent of Activision, Merger Sub, Vivendi, VGAC LLC and Games, duly authorized by the respective Boards of Directors of the Parties;

(b)                                 by either Vivendi or Activision:

(i)                                     if the Transactions shall not have been consummated on or before the ten (10) month anniversary of the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party who has breached its obligations under this Agreement in any material respect, provided that such breach has been a principal cause of, or resulted in, the failure of the Transactions to be consummated on or before such date;

(ii)                                  if any Law shall have been enacted, entered, enforced or deemed applicable to any of the Transactions by a Governmental Entity that makes the consummation of the Transactions illegal in the U.S. or any foreign jurisdiction in which Activision or Vivendi has substantial business and operations;

(iii)                               if any Governmental Entity in the U.S. or foreign jurisdiction in which Activision or Vivendi has substantial business and operations shall have issued or granted any Order making the Transactions illegal in the U.S. or any such foreign jurisdiction and such Order has become final and non-appealable; or

(iv)                                   if the Activision Stockholder Approval shall not have been obtained at the Activision Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)                                  by Vivendi (provided that none of Vivendi, VGAC LLC or Games is then in breach of any of their respective obligations under this Agreement), if there is any continuing inaccuracy in the representations and warranties of Activision or Merger Sub set forth in this Agreement, or Activision or Merger Sub is then failing to perform any of its covenants or other agreements set forth in this Agreement, in either case (i) such that the conditions to Vivendi’s, VGAC LLC’s and Games’ obligations to effect the Transactions set forth in Section 7.2(a) or Section 7.2(b) would fail to be satisfied at the time of such termination and (ii) such inaccuracy or breach is not reasonably capable of being cured by Activision or Merger Sub prior to the Termination Date;

(d)                                 by Activision (provided neither it nor Merger Sub is then in breach of any of its obligations under this Agreement), if there is any continuing inaccuracy in the representations and warranties of Vivendi, VGAC LLC or Games set forth in this Agreement, or Vivendi, VGAC LLC or Games is then failing to perform any of its covenants or other agreements set forth in this Agreement, in either case (i) such that the conditions to Activision’s and Merger Sub’s obligations to effect the Transactions set forth in Section 7.3(a) or Section 7.3(b) would fail to be satisfied at the time of such termination and (ii) such inaccuracy or breach is not reasonably capable of being cured by Vivendi, VGAC LLC or Games prior to the Termination Date;

(e)                                  by Vivendi, if an Activision Adverse Recommendation Change shall have occurred and be continuing, or if the Board of Directors of Activision shall have failed to publicly reaffirm its recommendation of this Agreement and the Transactions within ten (10) Business Days following the date upon which a third party first commences a tender or exchange offer for shares of Activision capital stock; or

(f)                                    by Activision pursuant to and in accordance with the terms and subject to the conditions of Section 6.4(c), provided that not later than the first business day after such termination, Vivendi has received the Termination Fee set forth in Section 8.3.

Section 8.2                                      Effect of Termination.

In the event of termination of this Agreement by either Activision or Vivendi as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any of the Parties under this Agreement, other than the provisions of this Section 8.2, Section 8.3, Section 8.4 and Article IX, which provisions shall survive such termination; provided, however, that no such termination shall relieve any Party from any liability or damages resulting from the willful breach of this Agreement.

Section 8.3                                      Termination Fees and Expenses.

(a)                                  In the event that (i) this Agreement is terminated by Vivendi pursuant to Section 8.1(e), (ii) this Agreement is terminated by Activision pursuant to Section 8.1(f) or (iii) (A) prior to the Activision Stockholder Meeting, an Activision Acquisition Proposal shall have been made directly to the stockholders of Activision generally and not withdrawn or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Activision Acquisition Proposal, (B) after any of the events referenced in the preceding clause (A), this Agreement is terminated by either Vivendi or Activision pursuant to Section 8.1(b)(i) or 8.1(b)(iv), and (C) within twelve (12) months after such termination, Activision enters into a definitive Contract to consummate, or consummates, a transaction constituting an Activision Acquisition Proposal (whether or not such Activision Acquisition Proposal is the transaction contemplated by the Activision Acquisition Proposal referenced in the preceding clause (A)), then Activision shall (1) pay Vivendi a fee equal to $180,000,000 (the “Termination Fee”) and (2) reimburse Vivendi for all of Vivendi’s, VGAC LLC’s and Games’ actual and reasonably documented out-of-pocket expenses (including reasonable attorneys’ fees) actually incurred by Vivendi, VGAC LLC and Games on or prior to the termination of this Agreement in connection with this Agreement and the transactions contemplated not to exceed $15,000,000, in each case, by wire transfer of same-day funds on the first business day following (x) in the case of a payment required by clause (i) or (ii) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (iii) above, the date of the first to occur of the events referred to in clause (iii)(C); provided, however, in event that the Termination Fee and expenses become payable to Vivendi pursuant to clause (iii) above, then that the amount of expenses, if any, for which Vivendi may have been reimbursed previously pursuant to Section 8.3(b) below shall be credited against the payment of the expenses by Activision under this Section 8.3(a).

(b)                                 In the event that this Agreement is terminated by Vivendi pursuant to Section 8.1(c) (provided, that the conditions to Closing set forth in Sections 7.1 (other than Section 7.1(f)) and 7.3 have been satisfied or are capable of being satisfied as of the date such termination), Activision shall promptly pay Vivendi by wire transfer of same-day funds an aggregate amount equal to Vivendi’s, VGAC LLC’s and Games’ actual and reasonably documented out-of-pocket expenses (including reasonable attorneys’ fees) actually incurred by

Vivendi, VGAC LLC and Games on or prior to the termination of this Agreement in connection with this Agreement and the transactions contemplated not to exceed $15,000,000.

(c)                                  In the event that this Agreement is terminated by Activision pursuant to Section 8.1(d) (provided, that the conditions to Closing set forth in Sections 7.1 and 7.2 have been satisfied or are capable of being satisfied as of the date such termination), Vivendi shall promptly pay Activision by wire transfer of same-day funds an aggregate amount equal to Activision’s and Merger Sub’s actual and reasonably documented out-of-pocket expenses (including reasonable attorneys’ fees) actually incurred by Activision and Merger Sub on or prior to the termination of this Agreement in connection with this Agreement and the transactions contemplated not to exceed $15,000,000.

(d)                                 The Parties hereto acknowledge and agree that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the Parties would have entered into this Agreement. Payment of the Termination Fee and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of Section 6.3 of this Agreement, but is otherwise the sole and exclusive remedy of the parties for termination on the bases specified in Sections 8.3(a), 8.3(b) and 8.3(c). If either Activision or Vivendi, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.3 (when and if payable), and, in order to obtain such payment, Vivendi or Activision, as the case may be, commences a suit which results in a judgment against the other party for the payment of the Termination Fee and/or expenses as set forth in this Section 8.3, Vivendi or Activision, as the case may be, shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit.

Section 8.4                                      Amendment.

This Agreement may be amended by the Parties, only by action taken by or on behalf of their respective Boards of Directors, at any time prior to (but not following) the Closing Date; provided, however, that notwithstanding the foregoing, (a) after the Activision Stockholder Approval has been obtained and prior to the Closing Date, any proposed amendment to this Agreement that under the DGCL requires the further approval of the stockholders of Activision shall not be effective without such further stockholder approval and (b) after the Closing Date, this Agreement may not be amended without approval by a majority of the independent directors of Activision. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5                                      Extension; Waiver.

At any time prior to (but not following) the Closing Date, the Parties hereto may, only by action taken by or on behalf of their respective Boards of Directors, and only to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any certificate, instrument or other document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein to the extent permitted hereby. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure or delay of any Party hereto to assert any of its rights under this Agreement or otherwise shall not impair such rights, constitute a waiver of such rights or be deemed to be an acquiescence in any breach of any representation, warranty, covenant or other agreement set forth in this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1                                      Nonsurvival of Representations and Warranties.

None of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Closing. The terms of Article I and this Article IX, as well as the covenants and other agreements set forth in Article II, Article III and Article VIII that by their terms apply, or that are to be performed in whole or in part, after the Closing, shall survive the consummation of the Transactions.

Section 9.2                                      Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made by a Party hereto only upon receipt by the receiving Party at the following addresses (if mailed) or the following telecopy numbers (if delivered by facsimile), or at such other address or telecopy number for a Party as shall be specified by like notice:

(a) if to Vivendi, VGAC LLC or Games, to

Vivendi S.A.

42, avenue de Friedland
75380 Paris cedex 08
Attention: Frédéric Crépin

Telecopy: + 33 1 71 71 11 43

with a copy (which shall not constitute notice) to:

Vivendi S.A.

800 Third Avenue, 5th Floor

New York, New York 10022

Attention: George E. Bushnell III, Esq.

Telecopy: (212) 572-7496

and:

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, California 90067

Attention: Ruth Fisher, Esq.

Telecopy: (310) 352-7070

(b) if to Activision or Merger Sub, to

Activision, Inc.

3100 Ocean Park Boulevard

Santa Monica, California 90405

Attention: George L. Rose, Esq.

Telecopy: (310) 255-2152

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071

Attention: Brian J. McCarthy, Esq.

Telecopy: (213) 687-5600

Section 9.3                                      Interpretation.

(a)                                  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(b)                                 The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)                                  This Agreement is the result of the joint efforts of Activision, Merger Sub, Vivendi and Games, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any Party based on any presumption of that Party’s involvement in the drafting thereof.

(d)                                 The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e)                                The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.”

Section 9.4                                      Counterparts.

This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 9.5                                      Entire Agreement; No Third Party Beneficiaries.

This Agreement (including the Ancillary Agreements and the documents and the instruments referred to herein and therein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and (b) other than with respect to the matters set forth in Section 6.11, is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder. Each Party hereto agrees that, except for the representations and warranties contained in this Agreement and the Ancillary Agreements to which it is a party, none of Activision, Merger Sub, Vivendi, VGAC LLC or Games makes any other representations or warranties, and each hereby disclaims any other representations or warranties made by itself or any of its respective officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the Transactions, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 9.6                                      Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)                                  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(b)                                 Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties agrees further to accept service of process in any manner permitted by such courts. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (iv) any right to a trial by jury.

Section 9.7                                      Publicity.

Activision and Merger Sub, on the one hand, and Vivendi, VGAC LLC and Games, on the other hand, shall consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release without the prior written consent of the other party, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that a Party may, without the prior consent of the other Parties, issue such press release as may, upon consultation with outside counsel, be required by applicable Law, the SEC, the Autorités des marchés financiers or the rules and regulations of the NASD or any applicable foreign stock exchange, as applicable, if it has used its reasonable best efforts to consult with the other Party prior thereto regarding the timing, scope and content of any such press release, and provided, further, no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 6.3 or Section 6.4.

Section 9.8                                      Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that (i) Merger Sub may assign, in its sole and absolute discretion, any or all of its rights, interests and obligations hereunder to any wholly owned Subsidiary of Activision and (ii) Vivendi may assign, in its sole and absolute discretion, any of or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Vivendi; provided that such assignment by Vivendi shall not relieve Vivendi of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.9                                      Enforcement.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law.

Section 9.10                                Incorporation of Schedules and Exhibits.

The Activision Disclosure Schedule, the Games Disclosure Schedule and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 9.11                                Severability.

This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible.

Section 9.12                                Expenses.

Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection this Agreement and the transactions contemplated hereby (including all fees and expenses of agents, representatives, counsel, financial advisors and accountants) shall be paid by the Party incurring such fees and expenses. Notwithstanding anything herein to the contrary, the fees and expenses of Goldman Sachs & Co. and Gibson, Dunn & Crutcher LLP shall be paid by Vivendi.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

VIVENDI S.A.

By:	/s/ Jean-Bernard Lévy
Name: Jean-Bernard Lévy
Title: Chairman of the Board and CEO

VGAC LLC

By:	/s/ George E. Bushnell III
Name: George E. Bushnell III
Title: President

VIVENDI GAMES, INC.

By:	/s/ René Penisson
Name: René Penisson
Title: Chairman of the Board

ACTIVISION, INC.

By:	/s/ Robert A. Kotick
Name: Robert A. Kotick
Title: Chief Executive Officer

SEGO MERGER CORPORATION

By:	/s/ Robert A. Kotick
Name: Robert A. Kotick
Title: President

[Signature Page to Business Combination Agreement]

EXHIBIT A

FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ACTIVISION, INC.

ACTIVISION, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby amend and restate the Amended and Restated Certificate of Incorporation of the Corporation, which was originally filed on June 1, 2000, under the name “Activision Holdings, Inc.”, and subsequently amended.

The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1.            Name. The name of the Corporation is: Activision Blizzard, Inc.

ARTICLE II

Section 2.1.            Registered Officer. The registered office of the Corporation is to be located at 1013 Centre Road, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

Section 3.1.            Corporate Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as it may be amended from time to time (the “DGCL”).

ARTICLE IV

Section 4.1.            Capital Stock.

(a)           The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion Two Hundred Five Million (1,205,000,000) shares, of which Five Million (5,000,000) shares are designated Preferred Stock, par value $.000001 per share and aggregate par value of Five Dollars ($5) (the “Preferred Stock”), and of which One Billion Two Hundred Million (1,200,000,000) shares are designated Common Stock, par value $.000001 per share and aggregate par value of One Thousand Two Hundred Dollars ($1,200) (the “Common Stock”).

(b)           The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority in voting power of the outstanding stock of the

Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.2.            Preferred Stock.

(a)           The Preferred Stock authorized by this Certificate of Incorporation may be issued by the Board of Directors from time to time in one or more series.

(b)           The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, the redemption price or prices, and the liquidation preferences of any wholly unissued class or series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them.

Section 4.3.            Common Stock.

(a)           Holders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors.

(b)           In the event of the voluntary or involuntary liquidation, distribution or winding up of the Corporation, holders of Common Stock will be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to its stockholders.

(c)           The holders of Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Common Stock shall be entitled to one vote for each share thereof held.

Section 4.4.            Certain Limitations. Notwithstanding anything in this Article IV to the contrary, pursuant to Section 1123(a)(6) of the Bankruptcy Code of 1978, as amended, the Corporation shall be prohibited from authorizing the issuance of any class, or series thereof, of nonvoting equity shares, within the meaning of such section.

ARTICLE V

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

Section 5.1.            Number of Directors; Quorum Requirements for Committees.

(a)           The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(b)           Prior to the first occurrence of a Triggering Event, a quorum for any duly called and noticed meeting of any committee of the Board of Directors (other than an Exempt

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Committee (as defined in the by-laws of the Corporation)), whether regular or special, shall require the presence, in person, of a majority of the total number of directors appointed to such committee including at least one of the Independent Directors appointed to such committee; provided, however if a quorum is not obtained at a duly called and noticed meeting of any committee (other than an Exempt Committee) because no Independent Director is present, then for purposes of the next duly called and noticed meeting of such committee, whether regular or special, a quorum for such meeting shall require the presence, in person, of a number of directors equal to a majority of the total number of directors appointed to such committee.

Section 5.2.            Powers of the Board of Directors.

(a)           The Board of Directors shall have power without the assent or vote of the stockholders to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b)           The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(c)           In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

Section 5.3.            Amendment of By-laws.

(a)           The Board of Directors shall have power without the assent or vote of the stockholders to alter, amend, change, add to, repeal, rescind or make new by-laws of the Corporation (to the extent not inconsistent with this Section 5.3); provided, however, that

(i)            Sections 2.4, 2.6(a), 2.14 and Section 8.4 (as it relates to the foregoing Sections) of the by-laws may be altered, amended, changed, added to, repealed, rescinded or new by-laws of the Corporation may be made that are inconsistent with such Sections only by the affirmative vote of holders of capital stock of the Corporation representing at least a majority of

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the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon;

(ii)           Section 3.3 and Section 8.4 (as it relates to the foregoing Section) of the by-laws may be altered, amended, changed, added to, repealed, rescinded or new by-laws of the Corporation may be made that are inconsistent with such Sections only by the affirmative vote of holders of capital stock of the Corporation representing more than 66 2/3% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon;

(iii)          Sections 3.2(b), 3.4(b), 3.6, 3.10(c), 3.10(d), 3.10(f) and Section 8.4 (as it relates to the foregoing Sections) of the by-laws may be altered, amended, changed, added to, repealed, rescinded or new by-laws of the Corporation may be made that are inconsistent with such Sections only by (A) prior to the first occurrence of a Triggering Event, the affirmative vote of (1) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (2) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the Vivendi Owned Shares or (B) after the first occurrence of a Triggering Event, the affirmative vote of holders of capital stock of the Corporation representing more than 66 2/3% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon;

(iv)          Section 2.3 and Section 8.4 (as it relates to the foregoing Section) of the by-laws may be altered, amended, changed, added to or repealed or rescinded or new by-laws of the Corporation may be made that are inconsistent with such Sections only by the affirmative vote of (A) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (B) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the Vivendi Owned Shares; and

(v)           Sections 3.12, 4.3 and Section 8.4 (as it relates to the foregoing Sections) of the by-laws may be altered, amended, changed, added to or repealed or rescinded or new by-laws of the Corporation may be made that are inconsistent with such Sections only by (A) the Board of Directors in accordance with the provisions of Section 3.12 and 8.4 of the bylaws of the Corporation or (B) the affirmative vote of (x) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (y) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the Vivendi Owned Shares.

(b)           In addition to any vote required by law, the affirmative vote of (i) holders of capital stock of the Corporation representing at least a majority of the shares of capital stock of the Corporation and (ii) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the Vivendi Owned Shares shall be required in order to (A) alter, amend, repeal or rescind Section 3.3(b) of the by-laws of the Corporation to decrease the percentages in the definitions of “Triggering

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Event” and “Termination Event” set forth therein or (B) alter, amend, repeal or rescind any of the by-laws of the Corporation in a manner that would be beneficial to Vivendi and its Controlled Affiliates, in their capacities as stockholders of the Corporation, other than any alterations, amendments, repeals, or rescissions that affect the rights of all stockholders in the same manner.

(c)           Subject to Section 5.3(a) and 5.3(b) hereof, the by-laws of the Corporation may be altered, amended, changed, added to, repealed, rescinded or new by-laws may be made by the affirmative vote of holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon.

Section 5.4.            Amendment of Certificate of Incorporation.

(a)           Subject to Section 5.4(b) hereof, Sections 5.3(a)(i), 5.3(a)(ii) and 5.3(c) and Articles VIII and IX of this Certificate of Incorporation may only be altered, amended, changed, added to, repealed, or rescinded by the affirmative vote of holders of capital stock of the Corporation entitled to vote thereon representing more than 66 2/3% of the shares entitled to be voted thereon.

(b)           Sections 5.1(b) and 5.3(a)(iii) of this Certificate of Incorporation may only be altered, amended, changed, added to, repealed, or rescinded by (i) prior to the first occurrence of a Triggering Event, the affirmative vote of (A) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (B) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the Vivendi Owned Shares or (ii) after the first occurrence of a Triggering Event, the affirmative vote of holders of capital stock of the Corporation representing more than 66 2/3% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon.

(c)           Sections 5.3(a)(iv), 5.3(a)(v), 5.3(b), 8.2, 8.3, 8.5 and 9.1(b) of this Certificate of Incorporation may only be altered, amended, changed, added to, repealed, or rescinded by the affirmative vote of (i) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (ii) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the Vivendi Owned Shares.

ARTICLE VI

Section 6.1.            Voting Powers of Stockholder Designees. Prior to the first occurrence of a Triggering Event, at each meeting of the Board of Directors or any committee thereof (other than Exempt Committees (as defined in Section 3.10(d) of the by-laws of the Corporation)), each Stockholder Designee present at such meeting shall have, and be entitled to cast at such meeting, a number of votes equal to the quotient of (i) the sum of (1) the total number of Stockholder Designees on the Board of Directors or committee thereof plus (2) the total number of Vivendi

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Designees (other than Stockholder Designees) on the Board of Directors or committee thereof that are not present at such meeting, divided by (ii) the total number of Stockholder Designees present at such meeting.

ARTICLE VII

Section 7.1.            Liability of Directors. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the DGCL, as the same may be amended and supplemented.

Section 7.2.            Indemnification of Directors. The Corporation, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, shall indemnify the directors and officers of the Corporation under said section from and against any and all of the expenses, liabilities or other matter referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administration of such a person.

Section 7.3.            Amendments to Article VII. Any modification of this Article VII by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such appeal on modification.

ARTICLE VIII

Section 8.1.            Relationship With Vivendi. Because Vivendi, through its Controlled Affiliates, is the majority stockholder of the Corporation, and in anticipation that the Corporation and Vivendi may engage in similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Vivendi (including service of officers and directors of Vivendi as directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article VIII are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve Vivendi and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Section 8.2.            Business Activities.

(a)           Subject to Section 8.2(b) and except as Vivendi may otherwise agree in writing, neither Vivendi nor any of its Affiliates shall have a duty to refrain from engaging, directly or indirectly in the same or similar business activities or lines of business as the Corporation other

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than in a Competing Business. Subject to Section 8.2(b), to the fullest extent permitted by law, neither Vivendi nor any officer or director thereof shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Vivendi or of such person’s participation therein.

(b)           Neither Vivendi nor any of its Controlled Affiliates shall engage, directly or indirectly, in any Competing Business; provided, however, that the businesses conducted by Vivendi and its Controlled Affiliates as of the Closing Date (as defined in the Business Combination Agreement) and reasonable enhancements, extensions and derivations thereof shall not be considered to be Competing Businesses for purposes of this Article VIII. So long as the majority of the Board of Directors are Vivendi Designees, neither Vivendi nor any of its Controlled Affiliates shall, directly or indirectly, acquire a majority of the equity interests or assets of any Person that is, or controls, a Competing Business; provided, however, Vivendi shall not be prohibited from acquiring, merging or participating in any business combination with any Person which contains a subsidiary, segment or division in a Competing Business (a “Qualifying Entity”) if (1) such Qualifying Entity is an Immaterial Entity or (2) if such Qualifying Entity is not an Immaterial Entity, Vivendi complies with the provisions of clauses (i) and (ii) below:

(i)            If Vivendi acquires a Qualifying Entity that is not an Immaterial Entity, it shall give written notice to the Corporation (an “Option Notice”) within fifteen (15) days of such acquisition, which notice shall set forth the name and a brief description of the Qualifying Entity as well as a statement of the value of such Qualifying Entity based upon the consideration paid by Vivendi in respect of the acquisition of such Qualifying Entity (the “Qualifying Entity Value”) and the terms of such acquisition. Upon the giving of such Option Notice, the Corporation or any of its wholly-owned Subsidiaries shall have the option to purchase, for a price in cash equal to the Qualifying Entity Value, said option to be exercised within sixty (60) days following the giving of such Option Notice (the “Review Period”), by giving a counter-notice (a “Counter Notice”) to Vivendi on or prior to the expiration of the Review Period. During the Review Period, Vivendi shall provide the Corporation and its representatives with reasonable access to and information with respect to such Qualifying Entity to permit the Corporation to conduct reasonable due diligence with respect to such Qualifying Entity. If the Corporation or any of its wholly-owned Subsidiaries elects to purchase such Qualifying Entity, each such electing entity shall be obligated to purchase, and Vivendi shall be obligated to sell, such Qualifying Entity at a closing to be held on the sixtieth (60th) day after the giving of the Counter Notice, or at such other time as may be mutually acceptable to Vivendi and the purchasing entity. The closing of any such purchase by the Corporation or any of its wholly-owned Subsidiaries may, at the election of the purchasing entity, be delayed up to ninety (90) days in order to permit such acquisition of such Qualifying Entity to be made in conformity with applicable laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and foreign anti-trust laws.

(ii)           If the Corporation and its wholly-owned Subsidiaries elect not to purchase such Qualifying Entity within the time limits specified in clause (i) above, then (A) the offer to sell such Qualifying Entity to the Corporation and/or its Subsidiaries shall be deemed revoked and (B) Vivendi shall use commercially reasonable efforts to sell or otherwise divest the Qualifying Entity (or substantially all of its assets) to an unrelated

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third party within eighteen (18) months following the initial acquisition of such Qualifying Entity at a price no more favorable to such third party than was offered to the Corporation; provided that Vivendi’s failure to sell such Qualifying Entity shall not constitute a breach of this Section 8.2 if it complies with the requirements of immediately preceding clause (B). Furthermore, if any Qualifying Entity was an Immaterial Entity when acquired, but thereafter no longer qualifies as an Immaterial Entity (i.e., the Qualifying Entity subsequently exceeds the Materiality Threshold), (x) such fact shall not constitute a breach of this Section 8.2(b) by Vivendi and (y) Vivendi shall have no obligation to sell such Qualifying Entity pursuant to this Section 8.2(b) or otherwise.

(c)           To the fullest extent permitted by law, neither Vivendi nor any of its Controlled Affiliates shall have a duty to refrain from doing business with any client, customer or vendor of the Corporation or any of its Subsidiaries, and neither Vivendi nor any officer, director or employee thereof (except as provided in Section 8.3 below) shall to the fullest extent permitted by law be deemed to have breached its or his fiduciary duties, if any, to the Corporation solely by reason of Vivendi’s engaging in any such activity.

Section 8.3.            Corporate Opportunities.

(a)           Subject to compliance with Section 8.3(b), in the event that Vivendi acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Vivendi and the Corporation, Vivendi shall to the fullest extent permitted by law have no duty to communicate or offer such corporate opportunity to the Corporation and shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Vivendi acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation to the fullest extent permitted by law waives and renunciates any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates.

(b)           In the event that a director or officer of the Corporation who is also a director, officer or employee of Vivendi acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Vivendi (a “Mutual Corporate Opportunity”), such director or officer shall to the fullest extent permitted by law have fully satisfied and fulfilled his fiduciary duty with respect to such Mutual Corporate Opportunity, and the Corporation to the fullest extent permitted by law waives and renunciates any claim that such Mutual Corporate Opportunity constituted a corporate opportunity that should have been presented to the Corporation, if such director or officer acts in a manner consistent with the following policy: a Mutual Corporate Opportunity offered to any person who is an officer or director of the Corporation, and who is also an officer, director or employee of Vivendi, shall belong to Vivendi, unless such Mutual Corporate Opportunity was expressly offered to such person in his or her capacity as a director or officer of the Corporation (an “Activision Opportunity”), in which case such Activision Opportunity shall not be pursued by Vivendi. In the event Vivendi decides to pursue any Mutual Corporate Opportunity (other than an Activision

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Opportunity), then, subject to any contractual restrictions on Vivendi with respect to confidentiality, Vivendi shall provide prompt written notice to the Corporation of such decision.

Section 8.4.            Deemed Consent of Stockholders. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

Section 8.5.            Purchase of Corporation Stock by Vivendi. In the event that Vivendi’s Voting Interest equals or exceeds 90%, then, within sixty (60) days following the date upon which Vivendi’s Voting Interest first equals or exceeds 90% (the “Relevant Date”), either Vivendi or the Corporation shall commence a tender offer to acquire all shares of Common Stock not owned by Vivendi as of the Relevant Date (the “Minority Shares”) at a price not less than the volume-weighted average closing price per share of Common Stock, as reported on The Nasdaq Global Market (or, if applicable, such other national securities exchange on which the Common Stock is listed), as reported by Bloomberg, L.P., for the twenty (20) consecutive trading days immediately preceding (but not including) the trading day immediately preceding the Relevant Date (the “Buyout Price”). In the alternative, at any time on or before the Relevant Date, Vivendi may, but is not obligated to, cause the Corporation to effect a merger or other business combination pursuant to which the holders of the Minority Shares receive an amount equal to the Buyout Price in exchange for each of their Minority Shares.

Section 8.6.            Termination; Binding Effect. Notwithstanding anything in this Certificate of Incorporation to the contrary, the foregoing provisions of this Article VIII shall expire on the date that Vivendi and its Controlled Affiliates cease to own beneficially Common Stock representing at least 10% of the number of outstanding shares of Common Stock of the Corporation and no person who is a director or officer of the Corporation is also a director or officer of Vivendi. Neither such expiration, nor the alteration, amendment, change or repeal of any provision of this Article VIII nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such expiration, alteration, amendment, repeal or adoption.

Section 8.7.            Article VIII. The provisions of this Article VIII are in addition to the provisions of Article IX.

ARTICLE IX

Section 9.1.            Affiliate Transactions; Contracts Not Void.

(a)           Subject to Section 9.1(b), no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Corporation, on the one hand, and Vivendi and its Controlled Affiliates, on the other hand, shall be void or voidable solely for the reason that Vivendi or its Controlled Affiliates is a party thereto, or solely because any directors or officers of the Corporation who are affiliated with Vivendi are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the

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contract, agreement, arrangement, transaction, amendment, modification or termination or solely because his or their votes are counted for such purpose, but any such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) shall be governed by the provisions of this Certificate of Incorporation, the Corporation’s by-laws, the DGCL and other applicable law.

(b)           Unless Vivendi’s Voting Interest (i) equals or exceeds 90% or (ii) is less than 35%, with respect to any merger, business combination or similar transaction involving the Corporation or any of its Subsidiaries, on the one hand, and Vivendi or its Controlled Affiliates, on the other hand, in addition to any approval required pursuant to the DGCL and/or the Corporation’s by-laws, the approval of such transaction shall require the affirmative vote of a majority in interest of the stockholders of the Corporation, other than Vivendi and its Controlled Affiliates, that are present and entitled to vote at the meeting called for such purpose.

Section 9.2.            Quorum. Directors of the Corporation who are also directors or officers of Vivendi may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof). Outstanding shares of Common Stock owned by Vivendi and its Controlled Affiliates may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof).

Section 9.3.            No Liability For Good Faith Actions. To the fullest extent permitted  by law, neither Vivendi, its Controlled Affiliates, nor any of their respective officers or directors thereof shall be liable to the Corporation or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Corporation or the derivation of any improper personal benefit by reason of the fact that Vivendi, its Controlled Affiliates or an officer of director thereof in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any agreement or contract between Vivendi and its Controlled Affiliates, on the one hand, and the Corporation, on the other hand. No vote cast or other action taken by any person who is an officer, director or other representative of Vivendi, which vote is cast or action is taken by such person in his capacity as a director of this Corporation, shall constitute an action of or the exercise of a right by or a consent of Vivendi for the purpose of any such agreement or contract.

Section 9.4.            Deemed Consent by Stockholders. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

Section 9.5.            Contracts Covered. For purposes of this Article IX, any contract, agreement, arrangement or transaction with the Corporation or any of its Subsidiaries shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

Section 9.6.            Binding Effect. Neither the alteration, amendment, change or repeal of any provision of this Article IX nor the adoption of any provision inconsistent with any provision of this Article IX shall eliminate or reduce the effect of

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this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, change, repeal or adoption.

Section 9.7.            Article IX. The provisions of this Article IX are in addition to the provisions of Article VIII.

ARTICLE X

Section 10.1           Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” has the meaning set forth in rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of December 1, 2007, by and among Vivendi, VGAC LLC, Vivendi Games, Inc., the Corporation and Sego Merger Corporation, as the same may be amended from time to time.

“Competing Business” means the business of developing and/or publishing (i) interactive games for video game consoles or personal computers or (ii) massive multi-player online role playing games.

“Controlled Affiliate” of a person shall mean an Affiliate controlled, directly or indirectly, by such person.

“Immaterial Entity” means any Qualifying Entity as to which the aggregate consideration paid for, or in respect of, the equity or assets of such Qualifying Entity acquired by Vivendi or any of its Controlled Affiliates is less than the Materiality Threshold.

“Materiality Threshold” means $100 million, which amount shall be adjusted each succeeding January (commencing in January 2009) by an amount proportional to the change in the Consumer Price Index for All Urban Consumers: All Items for the twelve month period ended as of the end of the prior December, as determined and reported by the U.S. Department of Labor, Bureau of Labor Statistics.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

“Stockholder Designees” means the Vivendi Designees that are not employees of the Corporation or any of its subsidiaries.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, association or other entity in which such Person beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power or similar voting interests.

“Triggering Event” means Vivendi’s Voting Interest falling and remaining below 50% for ninety (90) consecutive days.

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“Vivendi” means Vivendi S.A.

“Vivendi Designee” means the six initial directors designated as “Vivendi Designees” on Exhibit H to the Business Combination Agreement, their successors as nominated by the Vivendi Nominating Committee pursuant to the by-laws and elected by the stockholders of the Corporation or appointed by the Vivendi Nominating Committee pursuant to Section 3.4(b) of the Corporation’s by-laws and any other person nominated by the Vivendi Stockholder pursuant to the Corporation’s by-laws and elected by the stockholders of the Corporation.

“Vivendi Owned Shares” means the aggregate amount of shares of capital stock of the Corporation owned by Vivendi and its Controlled Affiliates.

“Vivendi Stockholder” means Vivendi or the Controlled Affiliate of Vivendi that holds a majority of Vivendi’s Voting Interest.

“Vivendi’s Voting Interest” means the percentage of the outstanding common stock of the Corporation owned of record by Vivendi and its Controlled Affiliates.

[END]

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EXHIBIT B

FORM OF
AMENDED AND RESTATED
BY-LAWS
OF
ACTIVISION BLIZZARD, INC.

ARTICLE I
OFFICES

1.1.          Registered Office. The registered office of Activision Blizzard, Inc. (the “Corporation”) within the State of Delaware shall be established and maintained at the location of the registered agent of the Corporation. The Corporation was originally organized as Activision Holdings, Inc. and was formerly known as Activision, Inc.

1.2.          Other Offices. The Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time appoint or the business of the Corporation may require.

ARTICLE II
STOCKHOLDERS

2.1.          Place of Stockholders’ Meetings. All meetings of the stockholders of the Corporation shall be held at such place or places, within or without the State of Delaware as may be fixed by the Board of Directors from time to time or as shall be specified in the respective notices thereof.

2.2.          Date and Hour of Annual Meetings of Stockholders. An annual meeting of stockholders shall be held each year at such place, on such date, and at such time as the Board of Directors shall each year fix.

2.3.          Purposes of Annual Meetings; Election of Directors. At each annual meeting, the stockholders shall elect the members of the Board of Directors for the succeeding year. Directors shall be nominated for election at the annual meeting in accordance with the Sections 3.2, 3.3 and 3.10(c) and shall be elected by stockholders by ballot at the annual meeting, unless they are elected by written consent in lieu of an annual meeting as permitted under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”). At any such annual meeting any further proper business may be transacted.

2.4.          Special Meetings of Stockholders. Except as required by law and subject to the rights of the holders of any series of Preferred Stock of the Corporation established pursuant to the provisions of the Certificate of Incorporation, special meetings of stockholders may be called only by the Board of Directors pursuant to a resolution approved by a majority of the then authorized number of directors. Stockholders of the Corporation are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders. The business permitted at any special meeting of stockholders shall be limited to the business brought before the meeting by or at the direction of the Board of Directors.

2.5.          Notice of Meetings of Stockholders. Except as otherwise expressly required or permitted by law, not less than ten (10) days nor more than sixty (60) days before the date of every stockholders’ meeting the Secretary shall give to each stockholder of record entitled to vote at such meeting written notice, (i) delivered by hand, (ii) sent by telecopier, provided that a copy is mailed, postage prepaid, (iii) sent by Express Mail, Federal Express or other express delivery service, (iv) sent by telegram, (v) sent by electronic transmission or (vi) the mailing thereof by first-class mail, postage prepaid, stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Such notice, if mailed, shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address for notices to such stockholder as it appears on the records of the Corporation. Notice given by electronic transmission shall be effective as follows: (a) if by facsimile, when faxed to a number where the stockholder has consented to receive notice; (b) if by electronic mail, when mailed electronically to an electronic mail address at which the stockholder has consented to receive such notice; (c) if by posting on an electronic network together with a separate notice of such posting, upon the later to occur of (1) the posting or (2) the giving of separate notice of the posting; or (d) if by other form of electronic communication, when directed to the stockholder in the manner consented to by the stockholder.

2.6.          Quorum of Stockholders.

(a)           Unless otherwise provided by the Certificate of Incorporation or these by-laws, at any meeting of the stockholders, the presence in person or by proxy of the holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote at the meeting, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders.

(b)           At any meeting of the stockholders at which a quorum shall be present, a majority of those present in person or by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting. In the absence of a quorum, the officer presiding thereat shall have power to adjourn the meeting from time to time until a quorum shall be present. Notice of any adjourned meeting, other than announcement at the meeting, shall not be required to be given, except as provided in paragraph (d) below and except where expressly required by law.

(c)           At any adjourned session at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting originally called but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof, unless a new record date is fixed by the Board of Directors.

(d)           If an adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.7.          Chairman and Secretary of Meeting. The Chief Executive Officer, or, in his absence, a President, shall preside at meetings of the stockholders. The Secretary or, in his absence, an Assistant Secretary, shall act as secretary of the meeting, or if neither is present, then the presiding officer may appoint a person to act as secretary of the meeting.

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2.8.          Voting by Stockholders. Except as may be otherwise provided by the Certificate of Incorporation or these by-laws, at every meeting of the stockholders each stockholder shall be entitled to one (1) vote for each share of stock standing in his name on the books of the Corporation on the record date for the meeting. Except as otherwise required by law, the Certificate of Incorporation or these by-laws, all elections and questions, including the election of directors, shall be decided by the vote of a majority in interest of the stockholders present in person or represented by proxy and entitled to vote at the meeting.

2.9.          Proxies. Any stockholder entitled to vote at any meeting of stockholders may vote either in person or by proxy. Every proxy shall be in writing, subscribed by the stockholder or his duly authorized attorney-in-fact, but need not be dated, sealed, witnessed or acknowledged.

2.10.        Inspectors. The election of directors and any other vote by ballot at any meeting of the stockholders shall be supervised by at least two (2) inspectors. Such inspectors may be appointed by the presiding officer before or at the meeting; or if one or both inspectors so appointed shall refuse to serve or shall not be present, such appointment shall be made by the officer presiding at the meeting.

2.11.        List of Stockholders.

(a)           At least ten (10) days before every meeting of stockholders the Secretary shall prepare and make a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.

(b)           During ordinary business hours, for a period of at least ten (10) days prior to the meeting, such list shall be open to examination by any stockholder for any purpose germane to the meeting, at the Corporation’s principal place of business.

(c)           The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and it may be inspected by any stockholder who is present.

(d)           The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this Section 2.11 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

(e)           In the event the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure the information is available only to stockholders.

2.12.        Procedure at Stockholders’ Meetings. Except as otherwise provided by these by-laws or any resolutions adopted by the stockholders or Board of Directors, the order of business and all other matters of procedure at every meeting of stockholders shall be determined by the presiding officer. Following the presentation of any resolution to any meeting of stockholders, the presiding officer may announce that further discussion on such resolution shall be limited. After such persons, or such a lesser number thereof as shall advise the presiding officer of their desire so to speak, shall have spoken on such resolution, the presiding officer may direct a vote on such resolution without further discussion thereon at the meeting.

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2.13.        Action By Consent Without Meeting. Unless otherwise provided by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting (a “Stockholder Action”), may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the Stockholder Action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such Stockholder Action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the Stockholder Action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing; provided, however, that prior to the first occurrence of a Triggering Event, no such Stockholder Action (other than the removal of any Vivendi Designee) shall be effective until the thirtieth (30th) day following delivery of notice of such Stockholder Action to those stockholders who have not consented in writing.

2.14         Notice of Stockholder Business and Nominations.

(a)           Subject to the rights of holders of any series of Preferred Stock established pursuant to the provisions of the Certificate of Incorporation and the provisions of Article III of these by-laws, nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice with respect to such meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of the notice provided for in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 2.14.

(b)           For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to paragraph (a)(iii) of this Section 2.14, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (2) such business must be a proper matter for stockholder action under the DGCL, (3) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice, as that term is defined in subclause (c)(iii) of this Section 2.14(b), such stockholder or beneficial owner must, in the case of a proposal, have delivered prior to the meeting a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered prior to the meeting a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice and (4) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this section. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than forty-five (45) or more than seventy-five (75) days prior to the first anniversary (the “Anniversary”) of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if no

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proxy materials were mailed by the Corporation in connection with the preceding year’s annual meeting, or if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting or (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(c)           Notwithstanding anything in the second sentence of Section 2.14(b) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least fifty-five (55) days prior to the Anniversary, a stockholder’s notice required by this by-law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(d)           Subject to the Certificate of Incorporation and Article III of these by-laws, only persons nominated in accordance with the procedures set forth in this Section 2.14 shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.14. The chair of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these by-laws and, if any proposed nomination or business is not in compliance with these by-laws, to declare that such defective proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

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(e)           Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of record of the Corporation who is a stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.14. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder’s notice required by Section 2.14(b) shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

(f)            For purposes of this Section 2.14, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(g)           Notwithstanding the foregoing provisions of this Section 2.14, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2.14. Nothing in this Section 2.14 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

2.15.        English Language. All annual and special meetings of stockholders will be conducted in the English language and all notices, consents, proxies, documents and other materials provided to stockholders shall be written in English; provided that nothing herein shall preclude the Corporation from also providing or making available to stockholders copies of any such documents or materials translated into a foreign language; provided further in the event there are any discrepancies between the English and foreign language version of any notice, consent, proxy, document or any other material, the English version of such document shall prevail.

ARTICLE III
DIRECTORS

3.1.          Powers of Directors. The property, business and affairs of the Corporation shall be managed by its Board of Directors which may exercise all the powers of the Corporation except such as are by the law of the State of Delaware or the Certificate of Incorporation or these by-laws required to be exercised or done by the stockholders.

3.2.          Number; Composition of Board; Terms of Office.

(a)           Subject to the other provisions of these by-laws, the Board of Directors shall consist of eleven (11) members.

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(b)           Prior to the first occurrence of a Triggering Event, the Board of Directors shall consist of six (6) Vivendi Designees, two (2) Executive Directors and three (3) Independent Directors; provided that if, at any time while the Corporation’s equity securities are traded on The Nasdaq Stock Market Inc. or are listed on any United States stock exchange, applicable law or the rules of The Nasdaq Stock Market Inc. (or such other applicable exchange) require a greater number of Independent Directors, then the number of directors shall be increased to add the number of additional required Independent Directors and a number of additional Vivendi Designees such that, after such increase, at least a majority of the directors shall be Vivendi Designees.

(c)           The directors of the Corporation shall be nominated as provided in these by-laws, each director shall hold office until his successor is duly elected or appointed and qualified or until the earlier of his death, resignation or removal in accordance with the Certificate of Incorporation and these by-laws. Directors need not be stockholders.

3.3           The Vivendi Stockholder’s Right to Proportional Representation.

(a)           Following the first occurrence of a Triggering Event, Section 3.2(b) shall be of no further force or effect and this Section 3.3(a) shall instead apply. At all times after the first occurrence of a Triggering Event and prior to the first occurrence of a Termination Event, (i) the Board of Directors shall include a number of Vivendi Designees that is proportional to Vivendi’s Voting Interest, rounded up to the nearest whole number and (ii) the Vivendi Nominating Committee shall be entitled to nominate individuals for the Vivendi Designees; provided that if, at any time while the Corporation’s equity securities are traded on The Nasdaq Stock Market Inc. or are listed on any United States stock exchange, applicable law or the rules of the Nasdaq Stock Market Inc. (or such other applicable exchange) require that a majority of the Corporation’s Board of Directors be “independent” as defined by such law, rule or regulation, then (x) the number of directors shall be increased to add the number of additional independent directors to satisfy such law, rule or regulation, and (y) such vacancies shall be filled by individuals nominated by the Vivendi Designees and appointed by the affirmative vote of a majority of the directors then in office. If the number of Vivendi Designees is required to be reduced under this Section 3.3(a) following the first occurrence of a Triggering Event, Vivendi shall cause such number of Vivendi Designees to resign promptly such that the number of Vivendi Designees following such resignation(s) is in compliance with such requirement and the replacement(s) for such resigning Vivendi Designee(s) (and their successors) shall be appointed by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum.

(b)           For purposes of these by-laws, the following terms shall have the following meanings:

“Affiliate” has the meaning set forth in rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Blizzard” means Blizzard Entertainment, Inc., a Delaware corporation.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of December 1, 2007, by and among Vivendi S.A., VGAC LLC, Vivendi Games, Inc., the Corporation and Sego Merger Corporation, as the same may be amended from time to time.

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“Controlled Affiliate” of a person shall mean an Affiliate controlled, directly or indirectly, by such person.

“Executive Director” means the two (2) initial directors designated as “Executive Directors” on Exhibit C to the Business Combination Agreement and their successors who are then serving as executive officers of the Corporation and are nominated by the Executive Nominating Committee pursuant to these by-laws and elected by the stockholders of the Corporation or appointed by the Executive Nominating Committee pursuant to Section 3.4(b).

“Independent Director” means the three directors (other than the Executive Directors) designated as “Independent Directors” on Exhibit C to the Business Combination Agreement, their successors as nominated by the Independent Nominating Committee pursuant to these by-laws and elected by the stockholders of the Corporation or appointed by the Independent Nominating Committee pursuant to Section 3.4(b) and any other person nominated by the stockholders of the Corporation in accordance with these by-laws and elected by the stockholders of the Corporation; provided that each such person must qualify as an “Independent Director”, as such term is defined in Rule 4200(15) (or any successor rule) of the rules promulgated by The Nasdaq Stock Market, Inc. which apply to issuers whose common stock is listed on the Nasdaq Global Market.

“Termination Event” means Vivendi’s Voting Interest falling and remaining below 10% for ninety (90) consecutive days.

“Triggering Event” means Vivendi’s Voting Interest falling and remaining below 50% for ninety (90) consecutive days.

“Stockholder Designees” means the Vivendi Designees that are not employees of the Corporation or any of its subsidiaries.

“Vivendi” means Vivendi S.A.

“Vivendi Designee” means the six (6) initial directors designated as “Vivendi Designees” on Exhibit H to the Business Combination Agreement, their successors as nominated by the Vivendi Nominating Committee pursuant to these by-laws and elected by the stockholders of the Corporation or appointed by the Vivendi Nominating Committee pursuant to Section 3.4(b) and any other person nominated by the Vivendi Stockholder pursuant to these by-laws and elected by the stockholders of the Corporation.

“Vivendi Stockholder” means Vivendi or the Controlled Affiliate of Vivendi that holds a majority of Vivendi’s Voting Interest.

“Vivendi’s Voting Interest” means the percentage of the outstanding common stock of the Corporation owned of record by Vivendi and its Controlled Affiliates.

3.4.          Resignation; Vacancies on Board of Directors; Removal.

(a)           Resignations. Any director may resign his office at any time by delivering his resignation in writing to the Chief Executive Officer or the Secretary. It will take effect at the time specified therein or, if no time is specified, it will be effective at the time of its receipt by the Corporation. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

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(b)           Vacancies. Subject to Sections 3.2 and 3.3, any vacancy on the Board of Directors, howsoever resulting, including through an increase in the number of directors, shall only be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director; provided, however, that (i) prior to the first occurrence of a Termination Event, (A) a vacancy created by the resignation, death or removal of a Vivendi Designee may only be filled through the affirmative vote of a majority of directors on the Vivendi Nominating Committee and (B) a vacancy created by the resignation, death or removal of an Independent Director may only be filled by the affirmative vote of a majority of directors on the Independent Nominating Committee, and (ii) prior to the first occurrence of a Triggering Event, subject to Section 3.12(b), a vacancy created by the resignation, death or removal of an Executive Director may only be filled through the unanimous vote of the directors on the Executive Nominating Committee. Any director elected to fill a vacancy shall hold office for the same remaining term as that of his or her predecessor, or if such director was elected as a result of an increase in the number of directors, then until the next annual meeting of stockholders.

(c)           Removal. Any director may be removed with or without cause at any time by the affirmative vote of stockholders holding of record in the aggregate at least a majority of the outstanding shares of stock of the Corporation, given at a special meeting of the stockholders called for that purpose.

3.5.          Meetings of the Board of Directors.

(a)           The Board of Directors may hold their meetings, both regular and special, either within or without the State of Delaware.

(b)           Regular meetings of the Board of Directors may be held at such time and place as shall from time to time be determined by resolution of the Board of Directors. No notice of such regular meetings shall be required. If the date designated for any regular meeting be a legal holiday, then the meeting shall be held on the next day which is not a legal holiday.

(c)           The first meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of the stockholders for the election of officers and the transaction of such other business as may come before it. If such meeting is held at the place of the stockholders’ meeting, no notice thereof shall be required.

(d)           Special meetings of the Board of Directors shall be held whenever called by direction of the Chief Executive Officer or at the written request of any one director.

(e)           The Secretary shall give notice to each director of any special meeting of the Board of Directors by written notice, (i) delivered by hand, (ii) sent by telecopier, provided that a copy is mailed, postage prepaid, (iii) sent by Express Mail, Federal Express or other express delivery service, (iv) sent by telegram or (v) the mailing thereof by first-class mail, postage prepaid, stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Such notice, if mailed, shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the director at his address for notices to such director as it appears on the records of the Corporation. Notice given by electronic transmission shall be effective as follows: (a) if by facsimile, when faxed to a

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number where the director has consented to receive notice; (b) if by electronic mail, when mailed electronically to an electronic mail address at which the director has consented to receive such notice; (c) if by posting on an electronic network together with a separate notice of such posting, upon the later to occur of (1) the posting or (2) the giving of separate notice of the posting; or (d) if by other form of electronic communication, when directed to the director in the manner consented to by the director. Notice provided by mailing shall be mailed least three (3) days before the meeting and notice by hand delivery, telegraphing, telexing, or other electronic transmission shall be given not later than twenty four (24) hours before the meeting; provided, however, that the three (3) day and twenty four (24) hour notice periods set forth above shall be increased to seven (7) days and five (5) days, respectively, with respect to any special meeting held outside of the United States. Unless required by law, such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting. Any and all business may be transacted at any meeting of the Board of Directors. No notice of any adjourned meeting need be given. No notice to or waiver by any director shall be required with respect to any meeting at which the director is present.

3.6.          Quorum and Action.

(a)           Unless provided otherwise by law, a quorum for any meeting of the Board of Directors, whether regular or special, shall require the presence, in person, of a number of directors equal to (i) except as otherwise provided in Section 3.6(b) below, for each meeting held prior to the first occurrence of a Triggering Event, a number of directors equal to a majority of the total number of directors plus one (1), and (ii) for each meeting held after the date on which the first occurrence of a Triggering Event has occurred, a majority of the total number of directors. If there shall be less than a quorum at any meeting of the Board of Directors as determined under this Section 3.6, a majority of those present may adjourn the meeting from time to time.

(b)           Prior to the first occurrence of a Triggering Event, if a quorum is not obtained at a duly called and noticed meeting of the Board of Directors (whether regular or special) solely because none of the Executive Directors or Independent Directors was present at such meeting, then, subject to the proviso to this sentence, for purposes of the next duly called and noticed meeting of the Board of Directors (whether regular or special), a quorum for such meeting shall require the presence, in person, of a number of directors equal to a majority of the total number of directors; provided, however, that this Section 3.6 (b) shall apply only if the matters to be considered at such meeting are the matters duly noticed for the prior meeting, otherwise the quorum required shall be that set forth in Section 3.6(a).

(c)           Subject to Section 3.12 of these by-laws, (i) prior to the first occurrence of a Triggering Event, the vote of a majority of the votes present or otherwise able to be cast (giving effect to the voting rights of the Stockholder Designees set forth in the Certificate of Incorporation) at any meeting which a quorum is present shall be necessary to constitute the act of the Board of Directors and (ii) following the first occurrence of a Triggering Event, the vote of a majority of the directors present at any meeting at which a quorum is present shall be necessary to constitute the act of the Board of Directors.

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3.7.          Presiding Officer and Secretary of Meeting. The Chairman of the Board of Directors, or, in his absence, a member of the Board of Directors selected by the members present, shall preside at meetings of the Board of Directors. The Secretary shall act as secretary of the meeting, but in his absence, the presiding officer may appoint a secretary of the meeting.

3.8.          Action by Consent Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee designated by the Board of Directors, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes or proceedings of the Board of Directors or any committee designated by the Board of Directors.

3.9.          Action by Telephonic Conference. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting.

3.10.        Committees.

(a)           The Board of Directors shall designate (i) an Audit Committee, (ii) a Compensation Committee, (iii) a Nominating and Corporate Governance Committee, and (vi) subject to Section 3.12, one or more other committees as the Board of Directors may by resolution or resolutions designate. Subject to the provisions of Sections 3.10(c), (d) and (e), each committee shall consist of one (1) or more of the directors of the Corporation who shall be appointed by the affirmative vote of a majority of the Board of Directors. No action by any such committee shall be valid unless taken at a meeting for which adequate notice has been given or duly waived by the members of such committee.

(b)           Any committee of the Board of Directors, to the extent provided in the resolution or resolutions of the Board of Directors, or in these by-laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power of authority in reference to (i) amending the Certificate of Incorporation or adopting, amending or repealing any by-law of the Corporation, (ii) adopting or approving, or recommending to the stockholders of the Corporation, any action or matter expressly required by the DGCL to be submitted to the stockholders for approval, and (iii) unless the resolution, these by-laws, or the Certificate of Incorporation expressly so provide, declare a dividend or to authorize the issuance of stock, and, provided, further, that no such committee shall have the power or authority to approve any action described in Section 3.12 of these by-laws. Special meetings of any committee shall be held whenever called by direction of the chairman of such committee or at the written request of any one member of such committee.

(c)           As provided in this Section 3.10(c), during the time periods described this Section 3.10(c), the Board of Directors shall establish and maintain three (3) subcommittees of the Nominating and Corporate Governance Committee (collectively, the “Special Nominating Committees”), which shall be designated as the “Vivendi Nominating Committee,” the

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“Independent Nominating Committee” and the “Executive Nominating Committee,” each of which shall have the power and authority of the Board of Directors with respect to the matters described herein. The Vivendi Nominating Committee shall be maintained until the first occurrence of a Termination Event and shall be comprised solely of Vivendi Designees. The Independent Nominating Committee shall be maintained until the first occurrence of a Termination Event and shall be comprised solely of Independent Directors. The Executive Nominating Committee shall be maintained until the first occurrence of a Triggering Event and shall be comprised of two (2) Vivendi Designees and two (2) Independent Directors.

(d)           With respect to each committee of the Board of Directors (other than the Special Nominating Committees, the Audit Committee, any special committee exempted from this Section 3.10(d) by the Board of Directors, or a committee comprised solely of Independent Directors that may be constituted from time to time by the Board of Directors (collectively, “Exempt Committees”)) (i) at all times prior to the first occurrence of a Triggering Event, (A) a majority of the directors appointed to such committee shall be Vivendi Designees and (B) such committee shall include at least one (1) Independent Director and (ii) at all times following the first occurrence of a Triggering Event and prior to the first occurrence of a Termination Event, such committee shall include at least a number of Vivendi Designees that is proportional to Vivendi’s Voting Interest, rounded up to the nearest whole number. Independent Directors and Vivendi Designees serving on any committee may designate as his or her alternate to such committee, for one or more meetings of such committee, another Independent Director or Vivendi Designee, as applicable. Prior to the first occurrence of a Triggering Event, the chairman of each of the Nominating and Corporate Governance Committee, the Compensation Committee and the Executive Nominating Committee shall be a Vivendi Designee.

(e)           The Audit Committee shall at all times be comprised solely of Independent Directors.

(f)            A quorum for any meeting of any committee of the Board of Directors, whether regular or special, shall require the presence, in person, of a majority of the total number of directors appointed to such committee; provided that, prior to the first occurrence of a Triggering Event, with respect to each meeting of any committee (other than an Exempt Committee), the number of directors specified in Section 5.1(b) of the Certificate of Incorporation of the Corporation shall be required for a quorum. If there shall be less than a quorum at any meeting of a committee of the Board of Directors as determined under this Section 3.10(f), a majority of those present may adjourn the meeting from time to time. Except as otherwise provided in Section 3.4(b), the vote of a majority of the votes present or otherwise able to be cast (giving effect to the voting rights of the Stockholder Designees set forth in the Certificate of Incorporation) at any committee meeting at which a quorum is present shall be necessary to constitute the act of the Board of Directors. Following the first occurrence of a Triggering Event, the vote of a majority of the directors present at any committee meeting at which a quorum is present shall be necessary to constitute the act of the Board of Directors.

3.11.        Compensation of Directors. Directors (other than Affiliate Directors) shall receive such reasonable compensation for their service on the Board of Directors or any committees thereof, whether in the form of salary or a fixed fee for attendance at meetings, or both, with expenses, if any, as the Board of Directors may from time to time determine; provided that

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(i) such compensation shall not be less than as was provided prior to the date of these by-laws, (ii) Affiliate Directors shall be reimbursed for their expenses incurred in connection with their service on the Board of Directors or any committees thereof and (iii) to the extent that there exists any requirement or policy of the Corporation or under applicable law that directors of the Corporation own shares of the Corporation’s common stock, then each of the Vivendi Designees then serving on the Board of Directors shall be entitled to receive, as compensation for their services, the same amount of compensation as is paid to Independent Directors, which shall be payable solely in shares of the Corporation’s common stock, until such time as such Vivendi Designee holds the required number of shares of the Corporation’s common stock. For purposes hereof, “Affiliate Directors” means any director who is an employee of any of the Corporation or any of its Subsidiaries or Vivendi or any of its Controlled Affiliates. Nothing herein contained shall be construed to preclude any director from serving in any other capacity and receiving compensation therefor.

3.12.        Approval of Certain Matters.

(a)           Prior to the fifth anniversary of the Closing Date (as defined in the Business Combination Agreement), the approval of any of the following matters shall require, in addition to any approval required by law, (1) the affirmative vote of a majority of the votes present or otherwise able to be cast (giving effect to the voting rights of the Stockholder Designees set for in the Certificate of Incorporation) and (2) the affirmative vote of at least a majority of the Independent Directors:

(i)            the declaration and payment of any dividend in respect to the capital stock of the Corporation; provided that, after the first anniversary of the Closing Date, the requirements of this Section 3.12 shall not apply to any dividend if, as of the record date of such dividend, the Corporation’s Pro Forma Net Debt Amount does not exceed $400 million;

(ii)           changing the Corporation’s state of incorporation, other than in connection with any merger, business combination or similar transaction that is otherwise approved in accordance with the terms of the Certificate of Incorporation and these by-laws;

(iii)          any transaction or agreement between the Corporation or any of its Subsidiaries, on the one hand, and Vivendi or any of its Controlled Affiliates, on the other hand, including any merger, business combination or similar transaction involving such parties;

(iv)          waiver of the provisions of Section 203 of the DGCL with respect to any transaction involving Vivendi or any of its Controlled Affiliates;

(v)           any change in the name of the Corporation, other than in connection with any merger, business combination or similar transaction that is otherwise approved in accordance with the terms of the Certificate of Incorporation and these by-laws;

(vi)          any relocation of the Corporation’s headquarters or principal offices to any location not in the Los Angeles, California area;

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(vii)         the creation of any committee of the Board of Directors, other than those expressly described in Section 3.10, or the exception of such committee from the application of Section 3.10(d);

(viii)        prior to the first occurrence of a Triggering Event, any increase in the size of the Board of Directors, except as otherwise required pursuant to Section 3.2(b) or Section 3.3(a);

(ix)           the appointment or election of the Chief Financial Officer of the Corporation; or

(x)            any amendment to the provisions of this Section 3.12 or Section 4.3 of these by-laws.

As used herein, “Pro Forma Net Debt” means, with respect to any contemplated dividend by the Board of Directors, the excess, if any, of (A) the aggregate outstanding principal amount of indebtedness for money borrowed of the Corporation and its consolidated subsidiaries as of the date of the record date of such dividend, after giving pro forma effect to the incurrence of any indebtedness in connection with the payment of such dividend over (B) the aggregate amount of cash, cash equivalents and short-term investments of the Corporation and its consolidated subsidiaries as of the record date of such dividend, after giving pro forma effect to the payment of such dividend.

(b)           Prior to [January 1, 2011](1), the approval of any of the following matters shall require (1) the affirmative vote of a majority of the votes present or otherwise able to be cast (giving effect to the voting rights of the Stockholder Designees set forth in the Certificate of Incorporation to the extent such rights are in effect) and (2) the affirmative vote of at least a majority of the Independent Directors:

(i)            the termination, with or without cause, of the Chief Executive Officer; or

(ii)           in the event the Chief Executive Officer resigns for “good reason” (as defined in the Chief Executive Officer’s employment agreement with the Corporation), the appointment or election of a new Chief Executive Officer.

(c)           Unless Vivendi’s Voting Interest equals or exceeds 90%, the approval of any action that is designed to, or would have the immediate effect of, causing the Corporation to no longer satisfy the listing requirements of The Nasdaq Global Market, as then in effect, shall require (1) the affirmative vote of a majority of the votes present or otherwise able to be cast (giving effect to the voting rights of the Stockholder Designees set forth in the Certificate of Incorporation to the extent such rights are in effect) and (2) the affirmative vote of at least a majority of the Independent Directors; provided, however, this Section 3.12(c) shall not apply to (i) any action pursuant to which or after which (giving effect to all actions to be taken at the same time) the Corporation’s common stock will be listed on another national securities exchange, (ii) any action subject to one or more of the other subsections of this Section 3.12 that has been approved by the Board of Directors as required herein, or (iii) any action that, pursuant

(1)           January 1, 2011 to be replaced with 3rd anniversary of the Closing Date if deal closes after March 31, 2008.

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to the DGCL or the Certificate of Incorporation, would require the approval of the stockholders of the Corporation.

3.13.        English Language. All meetings of the Board of Directors and the committees thereof, whether regular or special, will be conducted in the English language and all notices, consents, documents and other materials provided to the directors shall be written in English; provided that nothing herein shall preclude the Corporation from also providing or making available to directors copies of any such documents or materials translated into a foreign language; provided further in the event there is any discrepancies between the English and foreign language version of any notice, consent, proxy, document or any other material, the English version of such document shall prevail.

ARTICLE IV
OFFICERS

4.1.          Officers, Title, Elections, Terms.

(a)           The elected officers of the Corporation shall be a Chief Executive Officer, a Chief Financial Officer, and a Secretary, each of whom (subject to Section 3.12) shall be elected by the Board of Directors at its annual meeting following the annual meeting of the stockholders, to serve at the pleasure of the Board of Directors or otherwise as shall be specified by the Board of Directors at the time of such election and until their successors are elected and qualify.

(b)           The Board of Directors may elect or appoint at any time, and from time to time, additional officers or agents, including without limitation, one or more Presidents, a Treasurer, a Chairman of the Board of Directors, one or more Vice Chairmen and one or more Vice Presidents, with such duties as the Board of Directors may deem necessary or desirable. Such additional officers shall serve at the pleasure of the Board of Directors or otherwise as shall be specified by the Board of Directors at the time of such election or appointment. Two or more offices may be held by the same person.

(c)           Subject to Section 3.12, any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

(d)           Any officer may resign his office at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time be specified, at the time of its receipt by the Corporation. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(e)           Except as otherwise provided in Section 4.3, the salaries of all officers of the Corporation shall be fixed by the Board of Directors.

4.2.          Removal of Elected Officers. Subject to Section 3.12, any elected officer may be removed at any time, either with or without cause, by resolution adopted at any regular or special meeting of the Board of Directors by a majority of the directors then in office.

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4.3.          Chief Executive Officer.

(a)           The Chief Executive Officer of the Corporation shall exercise such duties as customarily pertain to the office of Chief Executive Officer, and shall have general and active management of the property, business and affairs of the Corporation, subject to the supervision and control of the Board of Directors. He or she shall perform such other duties as prescribed from time to time by the Board of Directors or these by-laws.

(b)           Without in any way limiting the generality of the foregoing, subject to Section 4.3(c) below, the Chief Executive Officer shall have the authority to:

(i)            (A) prepare and draft the Corporation’s annual strategic, financial and operating plans (collectively, “Annual Plans”), (B) implement Annual Plans that have been approved by the Board of Directors (“Approved Plans”) and (C) make modifications to Approved Plans to the extent consistent with the Chief Executive Officer’s authority as provided herein;

(ii)           coordinate and manage operational and reporting issues with respect to the Corporation;

(iii)          cause the Corporation to take any actions related to the expansion or contraction of the Corporation’s businesses and/or business units, including restructuring, realigning, divesting or investing in any lines of business and/or business units; provided that, in each case, the Chief Executive Officer has provided the Board of Directors with a reasonable analysis of and explanation for such actions prior to taking such actions;

(iv)          make decisions with respect to the approval or disapproval (e.g., “greenlighting” or “redlighting”) of the Corporation’s products and product lines;

(v)           hire and fire employees of the Corporation (including the Chief Financial Officer, subject to approval by the Board of Directors as set forth in Section 3.12(a)(ix)) and determine their compensation; and

(vi)          coordinate and manage the Corporation’s investor relations activities.

(c)           Notwithstanding the provisions of Section 4.3(a) or (b), (1) on an annual basis, the Chief Executive Officer shall prepare and submit Annual Plans for the review and approval of the Board of Directors and (2) without the prior approval of the Board of Directors, the Chief Executive Officer shall not:

(i)            approve Annual Plans or implement any Annual Plans (other than Approved Plans); provided that, if the Board of Directors fails to approve any Annual Plan for any fiscal year, then during such fiscal year, unless and until such Annual Plan(s) are approved by the Board of Directors, the Chief Executive Officer shall have the authority to operate the businesses of the Corporation in a manner consistent with the Approved Plans for the prior fiscal year as if such Annual Plans were operative for the current fiscal year (subject to the terms of these by-laws);

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(ii)           (A) take any actions relating to the restructuring, realigning or divesting of the Blizzard business are not consistent with the Approved Plans then in effect or (B) make decisions with respect to the approval or disapproval (e.g., “greenlighting” or “redlighting”) of Blizzard’s products and product lines;

(iii)          cause the Corporation or any of its subsidiaries to enter into any agreement with respect to any investment, acquisition, asset sale, incurrence of indebtedness for borrowed money, guarantee or any other agreement (including licenses and leases), in each case, that provides for payments by or to the Corporation or such subsidiary in excess of $30 million (other than to the extent contemplated by the Approved Plans then in effect);

(iv)          cause the Corporation to issue any equity securities or instruments or securities convertible, exchangeable or exercisable for equity securities, including stock options, restricted stock grants and similar securities; or

(v)           determine or change the compensation levels of (A) any person whose compensation is subject to the authority of the Compensation Committee as provided in such committee’s charter as then in effect or (B) any employee of the Corporation whose annual compensation (excluding equity-based compensation) exceeds (or is proposed to exceed) $2 million per year.

4.4.          Duties. Except as otherwise provided in Section 4.3 above, the officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE V
CAPITAL STOCK

5.1.          Stock Certificates.

(a)           Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of, the Corporation by the Chairman or the President or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, certifying the number of shares owned by him.

(b)           If such certificate is countersigned by a transfer agent other than the Corporation or its employee, or by a registrar other than the Corporation or its employee, the signatures of the officers of the Corporation may be facsimiles, and, if permitted by law, any other signature may be a facsimile.

(c)           In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of issue.

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(d)           Certificates of stock shall be issued in such form not inconsistent with the Certificate of Incorporation as shall be approved by the Board of Directors. They shall be numbered and registered in the order in which they are issued.

(e)           All certificates surrendered to the Corporation shall be cancelled with the date of cancellation, and shall be retained by the Secretary, together with the powers of attorney to transfer and the assignments of the shares represented by such certificates, for such period of time as shall be prescribed from time to time by resolution of the Board of Directors.

(f)            Notwithstanding the other provisions of this Section 5.1, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation may be uncertificated.

5.2.          Record Ownership. A record of the name and address of the holder of each certificate, the number of shares represented thereby and the date of issue thereof shall be made on the Corporation’s books. The Corporation shall be entitled to treat the holder of any share of stock as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as required by law.

5.3.          Transfer of Record Ownership. Transfers of stock shall be made on the books of the Corporation only by direction of the person named in the certificate or his attorney, lawfully constituted in writing, and only upon the surrender of the certificate therefor and a written assignment of the shares evidenced thereby. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and transferee request the Corporation to do so.

5.4.          Lost, Stolen or Destroyed Certificates. Certificates representing shares of the stock of the Corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed in such manner and on such terms and conditions as the Board of Directors from time to time may authorize.

5.5.          Transfer Agent; Registrar;  Rules Respecting Certificates. The Corporation may maintain one or more transfer offices or agencies where stock of the Corporation shall be transferable. The Corporation may also maintain one or more registry offices where such stock shall be registered. The Board of Directors may make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of stock certificates.

5.6.          Fixing Record Date for Determination of Stockholders of Record. The Board of Directors may fix, in advance, a date as the record date for the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of the stockholders or any adjournment thereof, or the stockholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or to express consent to corporate action in writing without a meeting, or in order to make a determination of the stockholders for the purpose of any other lawful action. Such record date in any case shall be not more than sixty days nor less than ten days before the date of a meeting of the stockholders, nor more than sixty days prior to any

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other action requiring such determination of the stockholders. A determination of stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.7.          Dividends. Subject to the provisions of the Certificate of Incorporation and Section 3.12 of these by-laws, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of the Corporation as and when they deem expedient. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.

ARTICLE VI
SECURITIES HELD BY THE CORPORATION

6.1.          Voting. Unless the Board of Directors shall otherwise order, the Chief Executive Officer, any President and any Vice President, the Secretary or the Treasurer shall have full power and authority, on behalf of the Corporation, to attend, act and vote at any meeting of the stockholders of any corporation in which the Corporation may hold stock, and at such meeting to exercise any or all rights and powers incident to the ownership of such stock, and to execute on behalf of the Corporation a proxy or proxies empowering another or others to act as aforesaid. The Board of Directors from time to time may confer like powers upon any other person or persons.

6.2.          General Authorization to Transfer Securities Held by the Corporation.

(a)           Any of the following officers, to wit: the Chief Executive Officer, any President, any Vice President and the Treasurer shall be, and they hereby are, authorized and empowered to transfer, convert, endorse, sell, assign, set over and deliver any and all shares of stock, bonds, debentures, notes, subscription warrants, stock purchase warrants, evidence of indebtedness, or other securities now or hereafter standing in the name of or owned by the Corporation, and to make, execute and deliver, under the seal of the Corporation, any and all written instruments of assignment and transfer necessary or proper to effectuate the authority hereby conferred.

(b)           Whenever there shall be annexed to any instrument of assignment and transfer executed pursuant to and in accordance with the foregoing paragraph (a), a certificate of the Secretary of the Corporation in office at the date of such certificate setting forth the provisions of this Section 6.2 and stating that they are in full force and effect and setting forth the names of persons who are then officers of the Corporation, then all persons to whom such instrument and annexed certificate shall thereafter come, shall be entitled, without further inquiry or investigation and regardless of the date of such certificate, to assume and to act in reliance upon the assumption that the shares of stock or other securities named in such instrument were theretofore duly and properly transferred, endorsed, sold, assigned, set over and delivered by the Corporation, and that with respect to such securities the authority of these provisions of the by-laws and of such officers is still in full force and effect.

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ARTICLE VII
INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1.          Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (herein after an “indemnitee”), where the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 7.3 hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

7.2.          Right to Advancement of Expenses. The right to indemnification conferred in Section 7.1 shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, that an indemnitee shall repay, without interest, any amounts actually advanced to such indemnitee that, at the final disposition of the proceeding to which the advances related, were in excess of amounts paid or payable by such indemnitee in respect of expenses relating to, arising out of or resulting from such proceeding; and, provided, further, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

7.3.          Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses conferred in Section 7.1 and Section 7.2, respectively, shall be contract rights. If a claim under Section 7.1 or Section 7.2 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the

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unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by (a) the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders)  to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the Corporation.

7.4.          Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation, these by-laws, or any statute, agreement, vote of stockholders or disinterested directors or otherwise.

7.5           Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

7.6           Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to indemnification and advancement of expenses of directors and officers of the Corporation.

7.7           Nature of Rights. The rights conferred upon indemnitees in this Article VII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

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ARTICLE VIII
MISCELLANEOUS

8.1.          Signatories. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

8.2.          Seal. The seal of the Corporation shall be in such form and shall have such content as the Board of Directors shall from time to time determine.

8.3.          Notice and Waiver of Notice. Whenever any notice of the time, place or purpose of any meeting of the stockholders, directors or a committee of the Board is required to be given under the law of the State of Delaware, the Certificate of Incorporation or these by-laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the holding thereof, or actual attendance at the meeting in person or, in the case of any stockholder, by his attorney-in-fact, shall be deemed equivalent to the giving of such notice to such persons.

8.4.          Amendment of By-Laws. The by-laws of the Corporation may be altered, amended or repealed or new by-laws may be made or adopted by the Board of Directors at any regular or special meeting of the Board; provided, however, that Sections 2.3, 2.4, 2.6(a), 2.14, 3.2(b), 3.3, 3.4(b), 3.6, 3.10(c), 3.10(d), 3.10(f), 3.12, 4.3 and Section 8.4 of these by-laws may be altered, amended or repealed only as provided in the Certificate of Incorporation.

8.5.          Fiscal Year. Except as from time to time otherwise determined by the Board of Directors, the fiscal year of the Corporation shall end on December 31.

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Exhibit C

List of Resigning and Continuing Directors of Activision

Resigning Directors

Mr. Ronald Doornink

Ms. Barbara S. Isgur

Mr. Peter J. Nolan

Executive Directors

Mr. Robert A. Kotick

Mr. Brian G. Kelly

Independent Directors

Mr. Robert J. Corti

Mr. Robert J. Morgado

Mr. Richard Sarnoff

Exhibit D

FORM OF INVESTOR AGREEMENT

THIS INVESTOR AGREEMENT, dated as of              , 2008 (this “Agreement”), is between VIVENDI S.A., a societe anonyme organized under the laws of France (“Vivendi”), VGAC LLC, a Delaware limited liability company (“VGAC LLC”; and together with Vivendi, the “Vivendi Stockholders”), VIVENDI GAMES, INC., a Delaware corporation and wholly owned subsidiary of VGAC LLC (“Games”), and ACTIVISION BLIZZARD, INC. a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Vivendi, VGAC LLC, Games, the Company and Sego Merger Corporation, a Delaware corporation and wholly owned subsidiary of the Company, entered into a Business Combination Agreement (the “Combination Agreement”), dated as of December 1, 2007 (the “Effective Date”), which provides for, among other things, the combination of the respective businesses of the Company and Games upon the terms and subject to the conditions set forth therein;

WHEREAS, following the consummation of the transactions contemplated by the Combination Agreement, the Vivendi Stockholders collectively will own a majority of issued and outstanding shares of common stock, par value $0.000001 per share (“Common Stock”), of the Company;

WHEREAS, the parties desire to set forth in this Agreement certain terms and conditions upon which the Vivendi Stockholders will hold shares of Common Stock; and

WHEREAS, the execution and delivery of this Agreement is a condition to the parties’ willingness to consummate the transactions contemplated under the Combination Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions.

(a)           For purpose of this Agreement, the following terms shall have the meanings set forth elsewhere in this Agreement or set forth below:

“Affiliate” shall have the meaning set forth in rule 12b-2 under the Exchange Act.

“Applicable Securities” means, with respect to any Registration Statement, the Registrable Securities identified in the Demand Notice or Piggyback Notice relating to such Registration Statement and any Registrable Securities which any other Holder is entitled to, and requests, be included in such registration statement within 20 days after receiving such notice.

“beneficial owner” has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a “person” shall not be deemed to have “beneficial ownership” of any shares that any such person has the right to acquire, whether or not such right is exercisable immediately or within sixty (60) days after the date as of which such determination is being made (the term “beneficial ownership” shall have a correlative meaning to the term “beneficial owner”).

“BMC” means the tax scheme recognized and authorized by the French Ministry of the Economy and Finance known as “corporate taxation on global profits” (or, bénéfice mondial consolidé).

“Cash-Settled Equity Awards” means stock appreciation rights and/or restricted stock units, in each case, in respect of the common stock of Vivendi that were awarded to Games Employees prior to the Closing Date under the Vivendi Equity Plans.

“Closing Date” means the date on which the transactions contemplated in the Combination Agreement are consummated.

“Commission” means the Securities and Exchange Commission.

“Control Block Sale” means a sale or transfer by Vivendi or any of its Controlled Affiliates to an unaffiliated third party in a privately negotiated transaction (and not pursuant to a registration statement or trades on a national securities exchange or The Nasdaq Stock Market) of ownership of a number of shares of Common Stock that would, upon consummation of such transaction, result in such unaffiliated third party (or any “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) of which it is a member) becoming the beneficial owner of (i) more than 50% of the then-outstanding shares of Common Stock or (ii) a percentage of the then-outstanding Common Stock that exceeds Vivendi’s Voting Interest after giving effect to such transaction.

“Controlled Affiliate” of a person shall mean an Affiliate controlled, directly or indirectly, by such person.

“Demand Notice” means a notice given by a Holder pursuant to Section 5.1(a).

“Demand Registration” means a registration under the Securities Act of an offer and sale of Registrable Securities effected pursuant to Section 5.1 hereof.

“Demand Registration Statement” means a registration statement filed under the Securities Act by the Company pursuant to the provisions of Section 5.1 hereof, including the Prospectus contained therein, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Effectiveness Period” means, with respect to any Registration Statement, the period during which such Registration Statement is effective.

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“Effective Time” means, with respect to any Registration Statement, the date on which the Commission declares such Registration Statement effective or on which such Registration Statement otherwise becomes effective under the Securities Act.

“Electing Holder” means, with respect to any Registration, each Holder that is entitled and elects to sell Registrable Securities pursuant to such Registration and this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Games Employees” means current or former employees of Games or any of its Subsidiaries.

“Holder” means (i) Vivendi, (ii) any of its Controlled Affiliates and (iii) each holder of Registrable Securities that acquires from Vivendi or any of its Affiliates a number of shares of Common Stock that, as of the time of such acquisition, constitutes 10% or more of the aggregate number of issued and outstanding shares of Common Stock.

“Ineligible Nominees” means any individual who (a) is a former director, officer or employee of Vivendi or any of its Controlled Affiliates, (b) is an officer or director of any Person who is a competitor of Vivendi or any of its Controlled Affiliates, (c) is an officer or director of any Person that is or was a party to any material action, suit or proceeding, claim or arbitration in which Vivendi or any of its Controlled Affiliates is or was an adverse party or (d) does not qualify as an “independent director” as such term is defined in Rule 4200(15) of the rules promulgated by The Nasdaq Stock Market, Inc. which apply to issuers whose common stock is listed on the Nasdaq Global Market (or any successor rules as may be promulgated from time to time, or, if the Company’s Common Stock is listed on a different national securities exchange, the comparable “independent director” requirements of such other exchange).

“JFG Employment Agreement” means that certain employment agreement, dated as of January 12, 2004, between Vivendi and Jean-Francois Grollemund, as amended from time to time.

“NASD” means the National Association of Securities Dealers, Inc.

“NASD Rules” means the Rules of the NASD, as amended from time to time.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Piggyback Demand Registration” means a registration under the Securities Act of an offer and sale of Registrable Securities effected pursuant to Section 5.2 hereof.

“Prospectus” means the prospectus (including, without limitation, any preliminary prospectus, any final prospectus and any prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A under the Act) included in a Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the

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Applicable Securities covered by a Registration Statement and by all other amendments and supplements to such prospectus, including all material incorporated by reference in such prospectus and all documents filed after the date of such prospectus by the Company under the Exchange Act and incorporated by reference therein.

“Registrable Securities” means (a) any Common Stock or other securities acquired by Vivendi or any of its Controlled Affiliates pursuant to the Combination Agreement or otherwise from the Company, (b) any securities issued or distributed with respect to, or in exchange for, any such Common Stock or securities (whether directly or indirectly or in one or a series of transactions) pursuant to any reclassification, merger, consolidation, reorganization or other transaction or procedure and (c) any securities issued or distributed with respect to, or in exchange for, any securities described in clause (b) or this clause (c) (whether directly or indirectly or in one or a series of transactions) pursuant to any reclassification, merger, consolidation, reorganization or other transaction or procedure, other than, in the case of each of clauses (a), (b) and (c), any such securities that are Unrestricted Securities.

“Registration” means a Demand Registration or Piggyback Registration.

“Registration Expenses” means all expenses incident to the Company’s performance of its obligations in respect of any Registration of Registrable Securities pursuant to this Agreement, including but not limited to all registration, filing and NASD fees, fees of any stock exchange upon which the Registrable Securities are listed, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, premiums and other costs of policies of insurance obtained by the Company against liabilities arising out of the public offering of Registrable Securities being registered; provided, however, that notwithstanding the foregoing Registration Expenses shall not include any fees and disbursements of counsel retained by any Holders, underwriters, selling brokers or similar professionals or any transfer taxes or underwriting discounts, fees or commissions relating to the sale of the Registrable Securities.

“Registration Statement” means a registration statement filed by the Company with the Commission under the Securities Act pursuant to the provisions of Section 5.1 or 5.2 hereof, including the Prospectus contained therein, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Rules and Regulations” means the published rules and regulations of the Commission promulgated under the Securities Act or the Exchange Act, as in effect at any relevant time.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock-Settled Equity Awards” means stock options and/or restricted stock, in each case, in respect of the common stock of Vivendi that were awarded to Games Employees prior to the Closing Date under the Vivendi Equity Plans.

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“Tax Contest” means any audit, assessment of tax, other examination by any Taxing Authority, or any proceeding or appeal of such proceeding.

“Tax Return” means each tax return required to be filed by the Company or any of its Subsidiaries by applicable Law.

“Taxing Authority” means any Governmental Entity having jurisdiction over the imposition, determination, assessment, or collection of any tax.

“Termination Event” means the disposition by Vivendi and its Controlled Affiliates of beneficial ownership of common stock of the Corporation which disposition has the effect of causing Vivendi’s Voting Interest falling and remaining below 10% for ninety (90) consecutive days.

“Unrestricted Security” means any Registrable Security that (a) has been offered and sold pursuant to a registration statement that has become effective under the Securities Act, (b) has been transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) under circumstances after which such Registrable Securities became freely transferable without registration under the Securities Act and any legend relating to transfer restrictions under the Securities Act has been removed or (c) is transferable pursuant to paragraph (k) of Rule 144 (or any successor provision thereto).

“Vivendi Equity Plans” means those stock option and other equity-based plans set forth on Schedule 1 attached hereto.

“Vivendi’s Voting Interest” means the percentage of the outstanding Common Stock beneficially owned by Vivendi and its Controlled Affiliates.

(b)           For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Combination Agreement.

2. Vivendi Equity Awards.

2.1. Reimbursement for Stock-Settled Equity Award Expenses.  On or prior to February 15th and August 15th of each year, Vivendi shall provide the Company and Games with a statement (the “Equity Expense Statement”) setting forth, in reasonable detail, the amount of the equity-based compensation expense recorded by Vivendi and/or its Controlled Affiliates (other than the Company and its Subsidiaries) during the preceding six month periods ended December 30th and June 30th, respectively, in respect of grants of Stock-Settled Equity Awards to Games Employees that were made after January 1, 2004 and prior to the Closing Date (such amount, a “Periodic Grant Expense”), which shall be calculated in a manner consistent with Vivendi’s consolidated financial statements. Within ten (10) business days after the Company’s receipt of an Equity Expense Statement, the Company or Games shall pay to Vivendi an amount in cash equal to the amount of the Periodic Grant Expense set forth therein.

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2.2. Payment of Cash-Settled Equity Awards.

(a)           Promptly following the exercise of any Cash-Settled Equity Award, (i) Vivendi shall provide the Company and Games with a statement (an “Exercise Statement”) setting forth, in reasonable detail, (A) the name of the exercising party, (B) the number, type and exercise price (if any) of the Cash-Settled Equity Award(s) exercised by such person and (C) the aggregate amount payable to such person with respect to such exercised Cash-Settled Equity Award (the “Aggregate Exercise Payment”).

(b)           Games shall be responsible for all payments in respect of the exercise of Cash-Settled Equity awards and, promptly following receipt of each Exercise Statement, the Company or Games shall pay to the applicable exercising party the amount of the Aggregate Exercise Payment set forth in such Exercise Statement, less any applicable tax withholdings required to be made by the Company or Games with respect to such payment.

2.3. Reimbursement for Certain Social Security Contributions.  Games shall be responsible for all salary, bonus and other compensation and benefits required to be paid or provided under the JFG Employment Agreement.  In addition, within thirty (30) days after the end of each quarterly period, Vivendi shall provide the Company and Games with a statement (a “JFG Retirement Statement”) setting forth, in reasonable detail, the amount of the contributions made by Vivendi or any of its Controlled Affiliates (other than the Company and its Subsidiaries) in such quarterly period to the French social security system in respect of the employment of Jean-Francois Grollemund. Within ten (10) business days after the Company’s receipt of a JFG Retirement Statement, the Company or Games shall pay to Vivendi an amount in cash equal to the amount of the social security contributions set forth therein (but in no event in excess of the maximum amount of the social security contributions required under applicable law).

2.4. Use of Transaction Proceeds.  The Vivendi Stockholders hereby acknowledge and agree that resolution and finality with respect to pending litigation involving the Company confers a benefit upon the Vivendi Stockholders and the Company.  Accordingly, the Vivendi Stockholders hereby acknowledge and agree that the cash consideration paid by the Vivendi Stockholders to the Company pursuant to the Combination Agreement may be used by the Company (to the extent not otherwise required to be used under the terms of the Combination Agreement) for its general corporate purposes, including payment of any fees or expenses in connection with the settlement of the legal proceedings with respect to the Company’s historical stock option grant practices that are described in the first two paragraphs of Item 3 (Legal Proceedings) of the Company’s Form 10-K for the fiscal year ended March 31, 2007.

3. Voting of Company Shares.  Prior to the first occurrence of a Termination Event, the Vivendi Stockholders agree to vote, and to cause to be voted, all shares of Common Stock owned by each of them and their respective Controlled Affiliates (a) in favor of (i) the nominees proposed for election as directors of the Company by the Independent Nominating Committee (as defined in the Organizational Documents), other than any Ineligible Nominees, and (ii) the nominees proposed for election as directors of the Company by the Executive Nominating

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Committee (as defined in the Organizational Documents), in each case, so long as such nominees are nominated in accordance with the Organizational Documents and (b) against any and all proposals to remove any Independent or Executive Directors other than in the event of malfeasance.

4. Financial Statements; Access to Information, Audit and Inspection.

4.1. Financial Statements.

(a)           In order to facilitate Vivendi’s consolidation of the Company for financial reporting purposes, the Company will provide to Vivendi the Company’s quarterly consolidated financial statements through, and use its reasonable best efforts to comply with, Vivendi’s consolidation and financial reporting process.

(b)           Unless Vivendi is no longer eligible to utilize the BMC, the Company shall provide to Vivendi such financial and tax-related information with respect to the Company and its Subsidiaries as is reasonably necessary in order for Vivendi to comply with its reporting obligations with respect to the BMC, including providing to Vivendi:

(i)            within 120 days following the end of each calendar year:

(A)          separate statutory accounts for the Company and each of its Subsidiaries, each prepared on a standalone basis, in compliance with French generally accepted accounting principles and consistent with Vivendi’s instructions;

(B)           reports of independent auditors on the statutory accounts for each of the Company’s Subsidiaries that is located in a jurisdiction where such reports is required; and

(C)           a letter, in a form to be provided by Vivendi, signed by the Company and each of its Subsidiaries, that authorizes Vivendi to consolidate such statutory accounts.

(ii)           promptly following the payment by the Company or any of its Subsidiaries of any corporate income tax paid by in any jurisdiction, proof of such payments.

(c)           To the extent required to enable Vivendi to comply with applicable French tax or regulatory requirements, including those with respect to the BMC, the Company shall provide Vivendi with a draft copy of each tax return required to be filed by the Company or any of its Subsidiaries by applicable Law (each, a “Designated Tax Return”) at least 40 Business Days prior to the due date (including any extensions of such due date) of the filing of such Designated Tax Return. From time to time, as may be necessary, Vivendi shall provide written notice to the Company indicating which category of tax return (e.g. Federal income tax return on Form 1120) shall constitute a Designated Tax Return for purposes of French tax or regulatory compliance.

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(d)           In the event any material Tax Contest is initiated by any Taxing Authority pertaining to any Designated Tax Return, the Company shall (i) promptly notify Vivendi in writing of the existence of such Tax Contest and (ii) to the extent required to enable Vivendi to comply with applicable French tax or regulatory requirements as indicated in a written request from Vivendi, (x) keep Vivendi reasonably informed of the material issues arising during the course of such Tax Contest and (y) furnish to Vivendi a copy of all written communications, documents, and other material writings as specified in such request.

(e)           Vivendi agrees that it shall reimburse the Company for the actual and reasonably documented out-of-pocket expenses (including reasonable fees of attorneys, accountants and consultants) incurred by the Company and its Subsidiaries in connection with providing to Vivendi the materials described in Section 4.1(b) above; provided that such expenses are previously approved by Vivendi (which approval shall not be unreasonably withheld, conditioned or delayed).

(f)            The provisions of this Section 4.1 shall remain operative until the first occurrence of a Termination Event; provided, however, the requirements of Section 4.1(a) shall continue following a Termination Event if the Company is no longer required to file periodic reports pursuant to the Exchange Act.

4.2. Access to Information, Audit and Inspection.  Vivendi and its Representatives shall have (and the Company shall cause its Subsidiaries to provide Vivendi and its Representatives with) access at reasonable times and during normal business hours to all pertinent books and records of the Company and its Subsidiaries and their respective businesses (including those books and records pertaining to periods prior to the Closing Date (but excluding any materials provided by advisors to the Company with respect to the Combination Agreement and the transactions contemplated thereby)), including the right to examine and audit any of such books and records and to make copies and extracts therefrom.  Vivendi shall bear all expenses incurred by it or its Representatives in making any such examination or audit and will reimburse the Company for all reasonable out-of-pocket expenses incurred by it or its Subsidiaries in connection therewith.  The Company shall, and shall cause each of its Subsidiaries to, make arrangements for Vivendi and its Representatives to have prompt access at reasonable times and during normal business hours to its officers, directors and employees to discuss the business and affairs of the Company and its Subsidiaries and the books and records pertaining thereto; provided that Vivendi shall coordinate all requests for access to such officers, directors and other personnel through the Company’s Chief Executive Officer.  The provisions of this Section 4.2 shall continue to apply to the Company and its Subsidiaries and be enforceable by Vivendi after a Termination Event, but only to the extent, in each case, that such books and records and such access to officers, directors and other employees are reasonably requested by Vivendi in connection with any pending or threatened litigation, proceeding or investigation instituted by a third party involving Vivendi or any of its Affiliates insofar as such matter relates to the business or affairs of the Company or such Subsidiary (including any matters relating to the business and affairs of any predecessor businesses, and including relating to periods prior to the Closing Date).

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5. Registration Rights.

5.1.  Demand Registration.

(a)           Commencing 120 days after the Closing Date, each Holder shall have the right, subject to the terms of this Agreement, to require the Company to register for offer and sale under the Securities Act all or a portion of the Registrable Securities then owned by such Holder subject to the requirements and limitations in this Section 5.1. In order to exercise such right, the Holder (the “Demanding Holder”) must give written notice to the Company (a “Demand Notice”) requesting that the Company register under the Securities Act the offer and sale of Registrable Securities (i) having a market value on the date the Demand Notice is received (the “Demand Date”) of at least $500 million based on the then prevailing market price, or (ii) representing at least 10% of the outstanding Common Stock (on a fully diluted basis) or (iii) as to Vivendi and its Controlled Affiliates, representing all of the Registrable Securities then held by Vivendi and its Controlled Affiliates. Upon receipt of the Demand Notice, the Company shall (i) promptly notify the other Holders, as well as any other Person that is entitled to sell securities pursuant to such Registration and this Agreement, of the receipt of such Demand Notice, (ii) prepare and file with the Commission as soon as practicable and in no event later than 90 days after the Demand Date a Demand Registration Statement relating to the offer and sale of the Applicable Securities on any available form agreed to by the Demanding Holder and the Company for which the Company then qualifies (which may include a “shelf” Registration Statement under Rule 415 promulgated under the Securities Act solely for use in connection with delayed underwritten offerings under Rule 415 promulgated under the Securities Act) and (iii) use reasonable efforts to cause such Demand Registration Statement to be declared effective under the Securities Act as promptly as practicable. The Company shall use reasonable efforts to have each Demand Registration Statement remain effective until the earlier of (i) one year (in the case of a shelf Demand Registration Statement) or 60 days (in the case of any other Demand Registration Statement) from the Effective Time of such Registration Statement and (ii) such time as all of the Applicable Securities have been disposed of by the Electing Holders.

(b)           The Company shall have the right to postpone (or, if necessary or advisable, withdraw) the filing, or to delay the effectiveness, of a Registration Statement or offers and sales of Applicable Securities registered under a shelf Demand Registration Statement if a majority of the Independent Directors (as defined in the Company’s bylaws) of the Company determines in good faith that the sale of Registrable Securities covered by such Registration Statement (i) would interfere with any pending financing, acquisition, corporate reorganization or other corporate transaction involving the Company or any of its Subsidiaries, (ii) would require disclosure of any event or condition that such directors determine would be disadvantageous for the Company to disclose and which the Company is not otherwise required to disclose at such time, or (iii) would otherwise be materially detrimental to the Company and its Subsidiaries, taken as a whole, and furnishes to the Electing Holders a copy of a resolution of the such Independent Directors setting forth such determination; provided, however, that no single postponement shall exceed 120 days in the aggregate. The Company shall advise the Electing Holders of any such determination as promptly as practicable.

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(c)           Notwithstanding anything in this Section 5.1, the Company shall not be obligated to take any action under this Section 5.1:

(i)            with respect to more than four (4) Demand Registration Statements relating to underwritten offerings which have become effective and which covered all the Registrable Securities requesting to be included therein; or

(ii)           with respect to more than two (2) Demand Registration Statements which have become and remained effective as required by this Agreement in a twenty-four month period.

(d)           The Company may include in any registration requested pursuant to Section 5.1(a) hereof other securities for sale for its own account or for the account of another Person, subject to the following sentence.  In connection with an underwritten offering, if the managing underwriter advises the Company and the Electing Holders that in its good faith view the number of securities requested to be registered exceeds the maximum number which can be sold in such offering without materially adversely affecting the pricing, timing or likely success of the offering (with respect to any offering, the “Maximum Number”), the Company shall include such Maximum Number in such Registration Statement as follows: (i) first, the Applicable Securities requested to be registered by the Demanding Holder, (ii) second, the Applicable Securities requested to be included by any other Electing Holders, if any, (iii) third, any securities proposed to be included by the Company and (iv) fourth, any other securities requested to be included in such Registration Statement.  For purposes of this Agreement, an “underwritten offering” shall be an offering pursuant to which securities are sold to a broker-dealer or other financial institution or group thereof for resale by them to investors.

(e)           The Demanding Holder shall have the right to withdraw its Demand Notice (in which case such Demand Notice shall be deemed never to have been given for purposes of Section 5.1(a) or Section 5.1(c)) (i) at any time prior to the time the Demand Registration Statement has been declared or becomes effective if the Demanding Holder reimburses the Company for the reasonable out-of-pocket expenses incurred by it prior to such withdrawal in effecting such Registration, (ii) upon the issuance by the Commission or any court or other governmental agency or authority of a stop order, injunction or other order which prohibits or interferes with such Registration, (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied other than as a result of default by the Demanding Holder, or (iv) if the Company exercises any of its rights under Section 5.1(b) of this Agreement. If the Holders withdraw a Demand Notice pursuant to this Section 5.1(e) and the Company nevertheless decides to continue with the Registration as to securities other than the Applicable Securities, then the Holders shall be entitled to participate in such Registration pursuant to Section 5.2 hereof, but in such case the Intended Offering Notice must be given to the Holders at least 10 business days prior to the anticipated filing date of the Registration Statement and the Holders shall be required to give the Piggyback Notice no later than five business days after the Company’s delivery of such Intended Offering Notice.

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(f)            If any Registration pursuant to this Section 5.1 shall relate to an underwritten offering, each of the Demanding Holder and the Company shall select a joint lead managing underwriter reasonably acceptable to the other party, which consent shall not be unreasonably withheld, conditioned or delayed, and the right of any other Holder to participate therein shall be conditioned upon such Holder’s participation in the underwriting agreements and arrangements required by this Agreement.

5.2.  Piggyback Registrations.

(a)           Commencing 120 days after the Closing Date, if at any time the Company intends to file on its behalf or on behalf of any holder of its securities a Registration Statement under the Securities Act in connection with a public offering of any securities of the Company (other than a registration statement on Form S-8 or Form S-4 or their successor forms), then the Company shall give written notice of such intention (an “Intended Offering Notice”) to Vivendi and to each other Holder (provided the Company shall not be obligated to provide an Intended Offering Notice to any person (other than Vivendi and its Controlled Affiliates) unless Vivendi or one of its Controlled Affiliates has provided written notice to the Company that such other person qualifies as a “Holder” as provided in this Agreement) at least 10 business days prior to the date such Registration Statement is filed. Such Intended Offering Notice shall offer to include in such Registration Statement for offer to the public the number or amount of Registrable Securities as each such notified Holder may request, subject to the conditions set forth herein, and shall specify, to the extent then known, the number and class of securities proposed to be registered, the proposed date of filing of such Registration Statement, any proposed means of distribution of such securities, and any proposed managing underwriter or underwriters of such securities. Any Holder that elects to have its Registrable Securities offered and sold pursuant to such Registration Statement shall so advise the Company in writing (such written notice from any such Holder being a “Piggyback Notice”) not later than seven business days after the date on which such Holder received the Intended Offering Notice, setting forth the number of Registrable Securities that such Holder desires to have offered and sold pursuant to such Registration Statement. Upon the request of the Company, the Electing Holders shall enter into such underwriting, custody and other agreements as shall be customary in connection with registered secondary offerings or necessary or appropriate in connection with the offering. Each Holder shall be permitted to withdraw all or part of its Applicable Securities from any Registration pursuant to this Section 5.2 at any time prior to the sale thereof (or, if applicable, the entry into a binding agreement for such sale). If any Registration pursuant to this Section 5.2 shall relate to an underwritten offering, the right of any Holder to participate therein shall be conditioned upon such Holder’s participation in the underwriting agreements and arrangements required by this Agreement.

(b)           In connection with an underwritten offering, if the managing underwriter or underwriters advise the Company that in its or their good faith view the number of securities proposed to be registered exceeds the Maximum Number with respect to such offering, the Company shall include in such Registration such Maximum Number as follows: (i) first, the securities that the Company proposes to sell, and (ii) second, the Applicable Securities requested to be included in such Registration pro rata among the

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Electing Holders and such other holders of securities of the Company who have requested that their securities be included in such Registration Statement and who hold contractual registration rights with respect to such securities, based on the respective amount of Applicable Securities owned by them.

(c)           The rights of the Holders pursuant to Section 5.1 hereof and this Section 5.2 are cumulative, and the exercise of rights under one such Section shall not exclude the subsequent exercise of rights under the other such Section (except to the extent expressly provided otherwise herein). Notwithstanding anything herein to the contrary, the Company may abandon and/or withdraw any registration as to which rights under Section 5.2 may exist (or have been exercised) at any time and for any reason without liability hereunder. In such event, the Company shall notify each Holder that has delivered a Piggyback Notice to participate therein. No Registration of Registrable Securities effected pursuant to a request under this Section 5.2 shall be deemed to be, or shall relieve the Company of its obligation to effect, a Registration upon request under Section 5.1 hereof. The Company may enter into other registration rights agreements; provided, however, that the rights and benefits of a holder of securities of the Company with respect to registration of such securities as contained in any such other agreement shall not be inconsistent with, or adversely affect, the rights and benefits of holders of Registrable Securities as contained in this Agreement.

5.3.  Registration Procedures.  In connection with a Registration Statement, the following provisions shall apply:

(a)           Each Electing Holder shall in a timely manner (i) deliver to the Company and its counsel a duly completed copy of any form of notice and questionnaire reasonably requested by the Company and (ii) provide the Company and its counsel with such other information as to itself as may be reasonably requested by the Company in connection with the Company’s obligations under federal and state securities laws.

(b)           The Company shall furnish to each Electing Holder, prior to the Effective Time, a copy of the Registration Statement initially filed with the Commission, and shall furnish to such Electing Holders copies of each amendment thereto and each amendment or supplement, if any, to the Prospectus included therein.

(c)           The Company shall promptly take such action as may be reasonably necessary so that (i) each of the Registration Statement and any amendment thereto and the Prospectus forming part thereof and any amendment or supplement thereto (and each report or other document incorporated therein by reference in each case), when it becomes effective, complies in all material respects with the Securities Act and the Exchange Act and the respective rules and regulations thereunder, (ii) each of the Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) each of the Prospectus forming part of the Registration Statement, and any amendment or supplement to such Prospectus, does not at any time during the period during which the Company is required to keep a Registration Statement continuously effective under

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Section 5.1(a) (other than any period during which it is entitled and elects to postpone offers and sales under Section 5.1(b) (each, a “Postponement Period”)) include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)           The Company shall, promptly upon learning thereof, advise each Electing Holder, and shall confirm such advice in writing if so requested by any such Electing Holder:

(i)            when the Registration Statement and any amendment thereto has been filed with the Commission and when the Registration Statement or any post-effective amendment thereto has become effective;

(ii)           of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus included therein or for additional information;

(iii)          of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

(iv)          of the receipt by the Company of any notification with respect to the suspension of the qualification of the securities included in the Registration Statement for sale in any jurisdiction or the initiation of any proceeding for such purpose;

(v)           following the effectiveness of any Registration Statement, of the happening of any event or the existence of any state of facts that requires the making of any changes in the Registration Statement or the Prospectus included therein so that, as of such date, such Registration Statement and Prospectus do not contain an untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading (which advice shall be accompanied by an instruction to such Electing Holders to suspend the use of the Prospectus until the requisite changes have been made which instruction such Electing Holders agree to follow); and

(vi)          if at any time any of the representations and warranties of the Company contemplated by paragraph (l) below cease to be true and correct or will not be true and correct as of the closing date for the offering.

(e)           The Company shall use its commercially reasonable efforts to prevent the issuance, and if issued to obtain the withdrawal, of any order suspending the effectiveness of the Registration Statement at the earliest possible time.

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(f)            The Company shall furnish to each Electing Holder, without charge, at least one copy of the Registration Statement and all post-effective amendments thereto, including financial statements and schedules, and, if such Electing Holder so requests in writing, all reports, other documents and exhibits that are filed with or incorporated by reference in the Registration Statement.

(g)           The Company shall, during the period during which the Company is required to keep a Registration Statement continuously effective under Section 5.1(a) or elects to keep effective under Section 5.2(a), deliver to each Electing Holder and any managing underwriter or agent, without charge, as many copies of the Prospectus (including each preliminary Prospectus) included in the Registration Statement and any amendment or supplement thereto and other documents as they may reasonably request to facilitate the distribution of the Registrable Securities; and the Company consents (except during the continuance of any event described in Section 5.3(d)(v) hereof) to the use of the Prospectus, with any amendment or supplement thereto, by each of the Electing Holders and any managing underwriter or agent in connection with the offering and sale of the Applicable Securities covered by the Prospectus and any amendment or supplement thereto during such period.

(h)           Prior to any offering of Applicable Securities pursuant to the Registration Statement, the Company shall (i) use reasonable efforts to cooperate with the Electing Holders and their respective counsel in connection with the registration or qualification of such Applicable Securities for offer and sale under any applicable securities or “blue sky” laws of such jurisdictions within the United States as any Electing Holder may reasonably request, (ii) use reasonable efforts to keep such registrations or qualifications in effect and comply with such laws so as to permit the continuance of offers and sales in such jurisdictions for the period during which the Company is required to keep a Registration Statement continuously effective under Section 5.1(a) or elects to keep effective under Section 5.2(a) and (iii) take any and all other actions reasonably requested by an Electing Holder which are necessary or advisable to enable the disposition in such jurisdictions of such Applicable Securities; provided, however, that nothing contained in this Section 5.3(h) shall require the Company to (A) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.3(h) or (B) take any action which would subject it to general service of process or taxation in any such jurisdiction if it is not then so subject.

(i)            The Company shall, if requested by the Electing Holders, use commercially reasonable efforts to cause all such Applicable Securities to be sold pursuant to the Registration Statement to be listed on any securities exchange or automated quotation service on which securities of the Company are listed or quoted.

(j)            The Company shall cooperate with the Electing Holders to facilitate the timely preparation and delivery of certificates representing Applicable Securities to be sold pursuant to the Registration Statement, which certificates shall comply with the requirements of any securities exchange or automated quotation service on which any securities of the Company are listed and quoted, and which certificates shall be free of any restrictive legends and in such permitted denominations and registered in such names as Electing Holders or any managing underwriter or agent may request in connection with the sale of Applicable Securities pursuant to the Registration Statement.

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(k)           Upon the occurrence of any fact or event contemplated by Section 5.3(d)(v) hereof, the Company shall promptly prepare a post-effective amendment or supplement to the Registration Statement or the Prospectus, or any document incorporated therein by reference, or file any other required document so that, after such amendment or supplement, such Registration Statement and Prospectus do not contain an untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Company shall not be required to take any such action during a Postponement Period (but it shall promptly thereafter). In the event that the Company notifies the Electing Holders of the occurrence of any fact or event contemplated by Section 5.3(d)(v) hereof, each Electing Holder agrees, as a condition of the inclusion of any of such Electing Holder’s Applicable Securities in the Registration Statement, to suspend the use of the Prospectus until the requisite changes to the Prospectus have been made.

(l)            The Company shall, together with all Electing Holders, enter into such customary agreements (including an underwriting agreement in customary form in the event of an underwritten offering) and take all other reasonable and appropriate action in order to expedite and facilitate the registration and disposition of the Registrable Securities, and in connection therewith, if an underwriting agreement is entered into, cause the same to contain indemnification provisions and procedures substantially similar to those set forth in Section 5.5 hereof with respect to all parties to be indemnified pursuant to Section 5.5 hereof. In addition, in such agreements, the Company will make such representations and warranties to the Electing Holder(s) and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in primary equity offerings. The Electing Holder(s) shall be party to such agreements and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of the Electing Holders to the extent applicable. No Electing Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters or agents, other than representations, warranties or agreements relating to such Electing Holder of its Affiliates, its Registrable Securities (including ownership and title) and its intended method of distribution or any other representations required by law or reasonably requested by the underwriters in light of the Electing Holders then current ownership and representation on the Company’s board of directors.

(m)          If requested by the managing underwriter in any underwritten offering, the Company and each Holder (whether or not an Electing Holder) will agree to such limitations on sale, transfer, short sale, hedging, option, swap and other transactions relating to any securities of the Company or convertible or exchangeable for securities of the Company (including any sales under Rule 144 of the Securities Act), and public announcements relating to the foregoing as are then customary in underwriting agreements for registered underwritten offerings; provided, however, that such limitations shall not continue beyond the 90th day after the effective date of the Registration Statement in question or, if later, the commencement of the public distribution of securities to the extent timely notified in writing by the managing underwriters.

(n)           The Company shall use commercially reasonable efforts to:

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(i)            (A) make reasonably available for inspection by Electing Holders, any underwriter participating in any disposition pursuant to the Registration Statement, and any attorney, accountant or other professional retained by such Holders or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and (B) cause the Company’s officers, directors and employees to participate in road shows or other customary marketing activities and to supply all information reasonably requested by such Electing Holders or any such underwriter, attorney, accountant or professional in connection with the Registration Statement as is customary for similar due diligence examinations; provided, however, that all records, information and documents that are designated by the Company, in good faith, as confidential shall be kept confidential by such Holders and any such underwriter, attorney, accountant or agent, unless such disclosure is required in connection with a court proceeding after such advance notice to the Company (to the extent practicable in the circumstances) so as to permit the Company to contest the same, or required by law, or such records, information or documents become available to the public generally or through a third party without an accompanying obligation of confidentiality; and provided, further that, the foregoing inspection and information gathering shall, to the greatest extent possible, be coordinated on behalf of the Electing Holders and the other parties entitled thereto by one counsel designated by and on behalf of the Electing Holders and such other parties;

(ii)           in connection with any underwritten offering, obtain opinions of counsel to the Company (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the underwriters) addressed to the underwriters, covering the matters customarily covered in opinions requested in secondary underwritten offerings of equity securities, to the extent reasonably required by the applicable underwriting agreement;

(iii)          in connection with any underwritten offering, obtain “cold comfort” letters and updates thereof from the independent public accountants of the Company (and, if necessary, from the independent public accountants of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each Electing Holder participating in such underwritten offering (if such Electing Holder has provided such letter, representations or documentation, if any, required for such cold comfort letter to be so addressed) and the underwriters, in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with secondary underwritten offerings of equity securities;

(iv)          in connection with any underwritten offering, deliver such documents and certificates as may be reasonably requested by any Electing Holders participating in such underwritten offering and the underwriters, if any, including, without limitation, certificates to evidence compliance with any conditions contained in the underwriting agreement or other agreements entered into by the Company; and

(v)           use its best efforts to comply with all applicable rules and regulations of the Commission and make generally available to its security holders, as soon as

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reasonably practicable (but not more than fifteen months) after the effective date of the Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder.

(o)           Not later than the effective date of the applicable Registration Statement, the Company shall provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company.

(p)           The Company shall cooperate with each Electing Holder and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD.

(q)           As promptly as practicable after filing with the Commission of any document which is incorporated by reference into the Registration Statement or the Prospectus, the Company shall provide copies of such document to counsel for each Electing Holder and to the managing underwriters and agents, if any.

(r)            The Company shall provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement.

(s)           The Company shall use reasonable best efforts to take all other steps necessary to effect the timely registration, offering and sale of the Applicable Securities covered by the Registration Statements contemplated hereby.

5.4. Registration Expenses.  The Company shall bear all of the Registration Expenses and all other expenses incurred by it in connection with the performance of its obligations under this Agreement. The Electing Holders shall bear all other expenses relating to any Registration or sale in which such Electing Holders participate, including without limitation the fees and expenses of counsel to such Electing Holders and any applicable underwriting discounts, fees or commissions.

5.5. Indemnification and Contribution.

(a)           Upon the Registration of Applicable Securities pursuant to Section 5.1 or Section 5.2 hereof, the Company shall indemnify and hold harmless each Electing Holder and each underwriter, selling agent or other securities professional, if any, which facilitates the disposition of Applicable Securities, and each of their respective officers and directors and each person who controls such Electing Holder, underwriter, selling agent or other securities professional within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person, an “Indemnified Person”) against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Applicable Securities are to be registered under the Securities Act, or any Prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged

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omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company hereby agrees to reimburse such Indemnified Person for any reasonable and documented legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable to any such Indemnified Person in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or Prospectus, or amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by such Indemnified Person or its agent expressly for use therein; and provided, further, that the Company shall not be liable to the extent that any loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon the use of any Prospectus after such time as the Company has advised the Electing Holder in writing that a post-effective amendment or supplement thereto is required, except such Prospectus as so amended or supplemented.

(b)           Each Electing Holder agrees, as a consequence of the inclusion of any of such Holder’s Applicable Securities in such Registration Statement, and shall cause each underwriter, selling agent or other securities professional, if any, which facilitates the disposition of Applicable Securities to agree, as a consequence of facilitating such disposition of Applicable Securities, severally and not jointly, to indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which the Company or such other persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus, or any amendment or supplement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Holder, underwriter, selling agent or other securities professional, as applicable, expressly for use therein; provided, however, that notwithstanding anything herein to the contrary the maximum aggregate amount that any Electing Holder shall be required to pay pursuant to this Section 5.5 in respect of any Registration shall be the net proceeds received by such Electing Holder from sales of Registrable Securities pursuant to such Registration.

(c)           Promptly after receipt by any Person entitled to indemnity under Section 5.5(a) or (b) hereof (an “Indemnitee”) of any notice of the commencement of any action or claim, such Indemnitee shall, if a claim in respect thereof is to be made against any other person under this Section 5.5 (an “Indemnitor”), notify such Indemnitor in writing of the commencement thereof, but the omission so to notify the Indemnitor shall not relieve it from any liability which it may have to any Indemnitee except to the extent the Indemnitor is actually prejudiced thereby. In case any such action shall be brought against any Indemnitee and it shall notify an Indemnitor of the commencement thereof, such Indemnitor shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other Indemnitor similarly notified, to assume the defense

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thereof with counsel reasonably satisfactory to such Indemnitee (which shall not be counsel to the Indemnitor without the consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed). After notice from the Indemnitor to such Indemnitee of its election so to assume the defense thereof, such Indemnitor shall not be liable to such Indemnitee under this Section 5.5 or otherwise for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee, in connection with the defense thereof (other than reasonable costs of investigation) unless the Indemnitee shall have been advised by counsel that representation of the Indemnitee by counsel provided by the Indemnitor would be inappropriate due to actual or potential conflicting interests between the Indemnitee and the Indemnitor, including situations in which there are one or more legal defenses available to the Indemnitee that are different from or additional to those available to Indemnitor; provided, however, that the Indemnitor shall not, in connection with any one such action or separate but substantially similar actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate counsel at any time for all Indemnitees, except to the extent that local counsel, in addition to their regular counsel, is required in order to effectively defend against such action. No Indemnitor shall, without the written consent of the Indemnitee, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnitee from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnitee. No indemnification shall be available in respect of any settlement of any action or claim effected by an Indemnitee without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)           If the indemnification provided for in this Section 5.5 is unavailable or insufficient to hold harmless an Indemnitee under Section 5.5(a) or Section 5.5(b) hereof in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnitor and the Indemnitee in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault of such Indemnitor and Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnitor or by such Indemnitee, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.5(d) were determined solely by pro rata allocation (even if the Electing Holders or any underwriters, selling agents or other securities professionals or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the considerations referred to in this Section 5.5(d). The amount paid or payable by an Indemnitee as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating or defending any such action or claim. No person guilty of fraudulent

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misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of the Electing Holders and any underwriters, selling agents or other securities professionals in this Section 5.5(d) to contribute shall be several in proportion to the percentage of Applicable Securities registered or underwritten, as the case may be, by them and not joint.

6. Agreement Regarding Common Stock Purchases.  Each of the Vivendi Stockholders agrees that, following the approval by a majority of the Company’s Board of Directors of any program or plan with respect to the repurchase of Common Stock by the Company (other than programs or plans that meet the requirements of Rule 10b5-1 promulgated under the Exchange Act) and during the period in which any such programs or plans are in effect and are being actively utilized or implemented, without the prior written consent of a majority of the Independent Directors (as defined in the Company’s bylaws), neither such Vivendi Stockholder nor any of its Controlled Affiliates shall, directly or indirectly, purchase any shares of Common Stock pursuant to trades made on a national securities exchange or The Nasdaq Stock Market or otherwise.

7. Notice of Control Block Sales.  Each of the Vivendi Stockholders agrees that, at least five (5) business days prior to execution of any agreement with respect to a Control Block Sale, it shall provide the Board of Directors of the Company with (a) written notice of its intention to enter into such agreement and (b) the identity of the prospective purchaser(s) and the financial terms of such Control Block Sale; provided, however, that, without the prior written consent of Vivendi, no director shall make any public announcement with respect to such potential Control Block Sale or otherwise disclose such information to any Person, other than to those officers, directors, advisors and representatives of the Company as may be reasonably necessary.

8. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damages to the other parties if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other parties will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or any other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law or in damages. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.

9. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, assigns, heirs and devises, as applicable; and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assignable without the written consent of the other party hereto, except that the Vivendi Stockholders may assign, in their sole discretion, all or any of their respective rights, interests and obligations hereunder (other than under Section 3) to any of their Controlled Affiliates and their respective rights and obligations under Section 5 to any Holder in connection with the transfer to such Holder of Registrable Securities; provided that

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such Controlled Affiliates or other Holders, as the case may be, execute a counterpart to this Agreement concurrent with such assignment and, provided, further, that Vivendi shall be responsible if any its Controlled Affiliates do not fulfill their obligations hereunder

10. Termination. This Agreement will terminate automatically, without any action on the part of any party hereto, upon the occurrence of a Termination Event; provided, however, that (a) the provisions of Section 5.5 shall survive the termination of this Agreement and (b) the provisions of Sections 4.1 and 4.2 shall survive as provided in such Sections.

11. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

13. Jurisdiction; Waiver of Venue. Each of the parties hereto, including its successors and permitted assigns, irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts).  Each of the parties agrees further to accept service of process in any manner permitted by such courts.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (iv) any right to a trial by jury.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made by a party hereto only upon receipt by the receiving party at the following addresses (if mailed) or the following telecopy numbers (if delivered by facsimile), or at such other address or telecopy number for a party as shall be specified by like notice:

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(a)           if to Vivendi or VGAC LLC, to

Vivendi S.A.

42, avenue de Friedland
75380 Paris cedex 08
Attention: Frédéric Crépin

Telecopy: + 33 1 71 71 11 43

with a copy (which shall not constitute notice) to:

Vivendi S.A.

800 Third Avenue, 5th Floor

New York, New York 10022

Attention: George E. Bushnell III, Esq.

Telecopy: (212) 572-7496

and

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, California 90067

Attention: Ruth Fisher, Esq.

Telecopy: (310) 552-7070

(b)           if to the Company, to

Activision Blizzard, Inc.

3100 Ocean Park Boulevard

Santa Monica, California 90405

Attention: George L. Rose, Esq.

Telecopy: (310) 255-2152

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071

Attention: Brian J. McCarthy, Esq.

Telecopy: (213) 687-5600

15. Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

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16. Waiver. The parties hereto may, to the extent permitted by applicable Law, subject to Section 18 hereof, (a) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

17. Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

18. Enforcement of Company Rights.  Vivendi acknowledges and agrees that the Independent Directors (as defined in the Company’s bylaws) of the Company shall, unless and until there is a Termination Event, have the sole and exclusive right to control (acting by a majority vote of such Independent Directors) (i) the granting of all approvals, consents or waivers by the Company hereunder, (ii) the giving of all notices by the Company hereunder, (iii) the approval (or disapproval) of the Company’s entry into any amendment or supplement to this Agreement, or (iv) the Company’s exercise of its rights and remedies hereunder vis-à-vis Vivendi.

19. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

20. Headings. All Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

VIVENDI S.A.

By:
Name:
Title:

VGAC LLC

By:
Name:
Title:

VIVENDI GAMES, INC.

By:
Name:
Title:

ACTIVISION BLIZZARD, INC.

By:
Name:
Title:

[Signature Page to Investor Agreement]

Exhibit E

TAX SHARING AGREEMENT

This Tax Sharing Agreement (this “Agreement”), dated as of          ,     , 2008, is entered into by and among Vivendi Holding I Corp., a Delaware corporation (“Vivendi”), Vivendi Games, Inc., a Delaware corporation (“Vivendi Games”), Activision Blizzard, Inc., a Delaware corporation (the “Company”) and any other person who becomes a party to this Agreement in accordance with the terms hereof.

WHEREAS, Vivendi is the United States parent of the Vivendi Group, and has filed, and anticipates to continue filing, Vivendi Group Tax Returns;

WHEREAS, on December [  ], 2007, Vivendi S.A., VGAC LLC, Vivendi Games, the Company and Sego Merger Corporation entered into a Business Combination Agreement (the “Combination Agreement”), which provides for, among other things, the combination of the respective businesses of the Company and Vivendi Games;

WHEREAS, following the consummation of the transactions contemplated by the Combination Agreement, Vivendi will directly or indirectly own a majority of issued and outstanding shares of common stock, par value $0.000001 per share of the Company;

WHEREAS, Vivendi anticipates that, subsequent to the combination of the businesses of the Company and Vivendi Games pursuant to the Combination Agreement, the Company, Vivendi Games, and other members of the Company Group may be eligible, or required, to join with the Vivendi Group in the filing of Vivendi Group Tax Returns during one or more taxable periods ending on or after the Closing Date (as defined below); and

WHEREAS, the parties wish to provide for an allocation and indemnification of Tax liabilities associated with (A) any taxable period during which Company, Vivendi Games, or other members of the Company Group join with the Vivendi Group in the filing of Vivendi Group Tax Returns or (B), in the case of Vivendi Games, any taxable period commencing prior to the combination of the businesses of the Company and Vivendi Games.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties agree as follows:

1.                             Definitions. For purposes of this Agreement, the terms set forth below shall be defined as follows:

(a)           “Adjusted Separate Return Tax Liability” shall have the meaning set forth in Section 2.4(a) hereof.

(b)           “Closing Date” shall mean      ,    , 2008.

(c)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)           “Company” shall mean Activision Blizzard, Inc., as defined in the Preamble hereto and any predecessor or successor corporation.

(e)           “Company Controlled Tax Issue” shall have the meaning set forth in Section 6 hereof.

(f)            “Company Group” shall mean the Company and its subsidiaries.

(g)           “Company Subgroup” shall mean, in the case of any particular Determination Year, members of the Company Group that join with the Vivendi Group in the filing of a Vivendi Group Tax Return.

(h)           “Company Subgroup Related Tax Issue” shall have the meaning set forth in Section 6 hereof.

(i)            “Determination Year” shall mean, for any particular member of the Company Group that joins with the Vivendi Group in the filing of a Vivendi Group Tax Return for any particular taxable year, the taxable period beginning on or after the Effective Date for such Company Group member and ending on the earlier of (i) the last day of such taxable year or (ii) the Termination Date for such Company Group member.

(j)            “Effective Date” shall mean the later of (A) the date on which any member of the Company Group commences to be includible in a Vivendi Group Tax Return and (B) the Closing Date.

(k)           “Final Determination” shall mean a final “determination” as defined under section 1313 of the Code or under any similar provision for state or local Tax law purposes.

(l)            “Group Tax Return” shall mean any consolidated, unitary, or combined income or franchise Tax Return.

(m)          “Investor Agreement” shall mean that “Investor Agreement” dated as of the date hereof among Vivendi S.A., VGAC LLC, Vivendi Games and Company.

(n)           “Non-Company Vivendi Group” shall mean all members of the Vivendi Group other than the members of the Company Group.

(o)           “Post-Termination Taxable Period” shall mean any taxable period beginning on or after the Termination Date.

(p)           “Pre-Termination Taxable Period” shall mean any taxable period beginning before the Termination Date.

(q)           “Resolution Accountant” shall have the meaning set forth in Section 7 hereof.

(r)            “Separate Return Tax Liability” shall mean, in the case of any particular Determination Year, the hypothetical Federal, state, local, or foreign income or franchise Tax liability, as the case may be, of the Company Subgroup determined (i) on a pro forma basis, in accordance with Section 2.3 hereof, as if such Company Subgroup had filed their

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own Group Tax Return for such year  and (ii) taking into account the Tax Items for each previous Determination Year in respect of which a Separate Return Tax Liability was determined for such members.

(s)           “Tax” or “Taxes” shall mean all federal, state, local, foreign and value-added taxes, and other assessments of a similar nature (whether imposed directly, through withholding, or in the nature of a sales or value added tax), including any interest, additions to Tax, or penalties applicable thereto, imposed by any Tax Authority.

(t)            “Tax Contest” shall mean any audit, assessment of Tax, other examination by any Taxing Authority, or any proceeding or appeal of such proceeding.

(u)           “Tax Items” shall mean any item of income, gain, loss, deduction, expense, Tax credit, Tax basis, capitalized cost, or any related carryover or carryback Tax Items or other Tax attributes that may have the effect of increasing or decreasing the determination of the Tax liability of a person for any particular taxable period.

(v)           “Tax Return” shall mean any return, report, or information statement (including all exhibits and schedules thereto), in respect of any Tax, that has been, or is required to be, filed with a Taxing Authority.

(w)          “Taxing Authority” shall mean any governmental authority having jurisdiction over the imposition, determination, assessment, or collection of any Tax.

(x)            “Termination Event” shall mean, for any particular member of the Company Group that has joined with the Vivendi Group in the filing of a Vivendi Group Tax Return, any event pursuant to which such member ceases to be includible in a Vivendi Group Tax Return.

(y)           “Termination Date” shall mean, for any particular member of the Company Group that has joined with the Vivendi Group in the filing of a Vivendi Group Tax Return, the date on which a Termination Event occurs.

(z)            “Vivendi” shall mean Vivendi Holding I Corp., as defined in the Preamble hereto and any predecessor or successor corporation.

(aa)         “Vivendi Controlled Tax Issue” shall have the meaning set forth in Section 6 hereof.

(bb)         “Vivendi Games” shall mean Vivendi Games, Inc., as defined in the Preamble hereto and any predecessor or successor corporation.

(cc)         “Vivendi Group” shall mean, for any particular taxable year, Vivendi and any other corporation that has joined, or will join, with Vivendi in the filing of a Vivendi Group Tax Return.

(dd)         “Vivendi Group Tax Return” shall mean any Group Tax Return of the Vivendi Group.

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(ee)         “Vivendi Group Taxable Year” shall mean each taxable year commencing after, or including, the Closing Date, in respect of which (i) a Vivendi Group Tax Return is permitted or required to be filed and (ii) such Vivendi Group Tax Return includes one or more members of the Company Group.

2.                             Vivendi Group Tax Returns.

2.1           Filing by Vivendi. For each taxable period during which a member of the Company Group is eligible, or required, to join with the Vivendi Group in the filing of a Vivendi Group Tax Return, Company shall, and shall cause each relevant Company Group member to, (A) consent to and join with the Vivendi Group in the filing of any Vivendi Group Tax Return as Vivendi may elect or be required to file, (B) become a party to this Agreement, and (C) execute such documents and take such actions as Vivendi may reasonably request in connection with such filing. For each such Vivendi Group Taxable Year, Vivendi shall file the Vivendi Group Tax Return on a timely basis.

2.2           Payment of Tax Liability. Company shall timely pay to the appropriate Taxing Authority or discharge any Taxes required to be paid by any member of the Company Group. For each Vivendi Group Taxable Year, Vivendi shall timely pay or discharge, or cause to be timely paid or discharged, the Tax liability of the Vivendi Group for such taxable year to the extent such liability is not required to be paid or discharged by Company pursuant to this Section 2.2.

2.3           Separate Return Tax Liability. At least 60 days prior to the due date (taking into account any applicable extensions) for the filing of a Vivendi Group Tax Return in respect of which a member of the Company Group is included in such filing, Company shall furnish to Vivendi a written calculation in reasonable detail setting forth the amount of the Separate Return Tax Liability for the Company Subgroup, which calculation shall be subject to the reasonable review and approval of Vivendi. In the case of estimated payments of Tax, the Company Subgroup shall make a reasonable estimate of the Separate Return Tax Liability (the “Estimated Separate Tax Return Liability”) for the Company Subgroup after good faith consultation with Vivendi and pay such estimated amount to Vivendi at the time specified in Section 2.5 hereof. Any dispute with respect to such calculations shall be ultimately resolved in accordance with the determination of Company’s independent public accountants; provided, however, that if Company’s independent public accountants determine that making any such recommendation may conflict with their status of remaining independent, such dispute shall be ultimately resolved in accordance with the determination of the tax group of another independent accounting firm of national reputation with expertise in the area of tax law relevant to such dispute selected by Company. In the case of any particular Determination Year, Company shall pay Vivendi or Vivendi shall pay to Company, as the case may be, an amount equal to the difference between (A) the Separate Return Tax Liability for the Company Subgroup, as determined in this Section 2.3 for such year, and (B) the aggregate of (i) the amount actually paid by Company to any Taxing Authorities for such year, plus, (ii) without duplication of the amounts described in clause (B)(i) of this sentence, the total payments in respect of the Estimated Separate Tax Return Liability for such year.

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2.4           Adjustments.

(a)           Subject to Section 6 hereof, if (I) as a result of any Final Determination, the Tax of the Vivendi Group for a Vivendi Group Taxable Year is subsequently increased or decreased from the amount shown on a return, amended return, or refund claim or (II) as a result of any change in any Tax Item that affects the calculation under Section 2.3 hereof, the Vivendi Group files an amended Vivendi Group Tax Return, then a recalculation of the Separate Return Tax Liability shall made (the “Adjusted Separate Return Tax Liability”). Company (or the relevant member of the Company Subgroup) shall pay to Vivendi, or Vivendi shall pay to Company (or the relevant member of the Company Subgroup), as the case may be, an amount equal to the difference between the Separate Return Tax Liability and the Adjusted Separate Return Tax Liability, as the case may be.

(b)           Any out-of-pocket expenses incurred in connection with an adjustment described in Section 2.4(a) hereof shall be borne by the party incurring such expense. Any interest or penalties arising from any such adjustment shall be equitably allocated between the Vivendi Group and the relevant Company Subgroup to reflect the extent to which such interest or penalties are associated with the Tax Items of the members of the Vivendi Group or the Company Subgroup. Company, or the relevant member of the Company Subgroup, shall pay to Vivendi an amount equal to a portion of such interest or penalties allocable to the Company Subgroup.

2.5           Timing of Payments.

(a)           In the case of any amount required to be paid by Company, or the relevant member of the Company Subgroup, to Vivendi pursuant to Sections 2.3 and 2.4 hereof, (i) Vivendi shall furnish to Company written notice of its intention to make a corresponding payment  (including estimated payments of Tax) to the relevant Taxing Authority or, in the case of an out-of-pocket expense, the relevant service provider, no earlier than seven (7) business days prior to the date upon which Vivendi intends to make such corresponding payment, and (ii) Company shall make payment to Vivendi no later than three (3) business days after receipt of such written notice from Vivendi.

(b)           Any amount required to be paid by Vivendi to Company, or the relevant member of the Company Subgroup, pursuant to Section 2.3 hereof shall be made no later than the date of the filing of the relevant Vivendi Group Tax Return. Any amount required to be paid by Vivendi to Company, or the relevant member of the Company Subgroup, pursuant to Section 2.4 shall be made no later than two (2) business days following the date upon which Vivendi receives a corresponding payment or credit from the relevant Taxing Authority.

(c)           The parties hereto intend that all amounts required to paid by one party to the other party hereunder shall be paid in full when due. In the event that any such amount is not paid on or prior to the due date hereunder, such amount shall bear interest, during the period that such amount remains due and owing, at a rate equal to the short-term applicable Federal rate for such period as defined under section 6621(a)(2) under the Code and determined by the Internal Revenue Service from time to time.

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3.                             Termination Event. Upon a Termination Event, Vivendi and Company shall cooperate in determining an equitable allocation of any Tax Items between the Vivendi Group and the member of the Company Subgroup relevant to the Termination Event. To the extent permitted by applicable law, Tax Items shall be allocated to such Company Subgroup member to the extent that such member bears, or has borne, the Tax liability associated with such Tax Item under Sections 2.3 or 2.4 hereof or, in the case where no party is required hereunder to bear such liability, the party that incurred the cost or burden associated with the creation of such Tax Item.

4.                             Continuing Covenants. Unless otherwise required by applicable law, each of Vivendi (for itself and for the Non-Company Vivendi Group) and Company (for itself and the Company Group) agrees not to take any action in connection with any Tax Return or settlement of any Tax Contest that is reasonably expected to result in an increased Tax liability to the other, a reduction in a beneficial Tax Item of the other or an increased liability to the other under this Agreement.

5.                             Indemnification.

(a)           Vivendi shall be liable for, and shall indemnify, defend, and hold harmless the members of the Company Group from and against all Taxes imposed on the Company Group as a result of a failure of Vivendi to pay or discharge an amount required to be paid by Vivendi pursuant to Sections 2.2, 2.3 or 2.4, but such liability shall be reduced and offset by any amounts owed by Company to Vivendi pursuant to Sections 2.3 and 2.4.

(b)           Vivendi shall be liable for, and shall indemnify, defend, and hold harmless the members of the Company Group from and against all Taxes in respect of Vivendi Games arising from, in connection with, or related to any Tax period commencing prior to the combination of the businesses of Company and Vivendi Games, in excess of the amount specifically designated as a reserve for any such Tax as set forth on the Vivendi Games     /     / 08 [to be the balance sheet for the quarter ended immediately prior to Closing Date] Balance Sheet; provided, however, Vivendi does not make any representation as to or warrant or guarantee the existence or value of any net operating losses, credits, or other tax attributes of any member of the Vivendi Group (including Vivendi Games and any of its subsidiaries).

(c)           Vivendi shall be liable for, and shall indemnify, defend, and hold harmless the members of the Company Group from and against all Taxes arising from, in connection with, or related to the application and effect of the preclusion, or subsequent disallowance by the Internal Revenue Service or other Tax authority, of any deduction as an “excess parachute payment” under section 280G of the Code (or similar state or local Tax law), and any withholding Tax liability associated therewith under section 4999 of the Code (or similar state or local Tax law), relating to any payment or benefit (a) in effect on or prior to the Closing Date and provided under any Vivendi or Vivendi Games compensatory or similar arrangement and (b) arising by virtue of the consummation of the transactions contemplated by the Combination Agreement.

(d)           Company shall be liable for, and shall indemnify, defend, and hold harmless the members of the Non-Company Vivendi Group from and against all Taxes imposed on the Non-Company Vivendi Group as a result of a failure of Company to pay or discharge an amount required to be paid by Company pursuant to Sections 2.2, 2.3 or 2.4, but such liability

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shall be reduced and offset by any amounts owed by Vivendi to Company pursuant to Section 2.3 and 2.4.

Any indemnification payment required to be made pursuant to this Section 5 shall be due and payable promptly upon receipt of delivery of written notice thereof.

6.                             Tax Contests. In the case of any Tax Contest pertaining to any Vivendi Group Tax Return which includes one or more members of the Company Group, Vivendi shall (i) keep Company reasonably informed of the material issues arising during the course of such contest that could be reasonably anticipated to affect the determination of the Tax liability of any member of the Company Subgroup under Section 2.4 hereof (a “Company Subgroup Related Tax Issue”) and furnish to Company a copy of all written communications, documents, and other material writings related to such issues and (ii) have the right to control the course of such contest (a “Vivendi Controlled Tax Issue”); provided, however, that in the case of any Company Subgroup Related Tax Issue which focuses primarily on a Tax Item of a member of the Company Subgroup, Company shall have the right to control the course of such contest (a “Company Controlled Tax Issue”). Vivendi shall not settle a Vivendi Controlled Tax Issue and Company shall not settle a Company Controlled Tax Issue without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that (A) Vivendi may elect to settle a Vivendi Controlled Tax Issue without the consent of Company, in which case Vivendi shall have no right to receive any payment from Company in connection with such settlement pursuant to Section 2.4 hereof in excess of any amount to which Company has consented pursuant to this sentence, and (B) Company may elect to settle a Company Controlled Tax Issue without the consent of Vivendi, in which case Company shall have no right to receive any payment from Vivendi in connection with such settlement pursuant to Sections 2.4  or 5(b) hereof in excess of any amount to which Vivendi has consented pursuant to this sentence.

7.                             Dispute Resolution. Except as provided in Section 2.3 hereof, in the event that Vivendi and Company disagree as to the determination of amount of any payment, or any other determination or calculation, permitted or required to be made under this Agreement, the parties shall attempt in good faith to resolve such dispute. If the parties cannot resolve the dispute within sixty (60) days following the commencement of the dispute, Vivendi and Company shall jointly retain a nationally recognized accounting firm mutually agreeable to the parties (the “Resolution Accountant”), to resolve the dispute. The Resolution Accountant shall determine the correct amount, or any other matter, that is the subject of the dispute which determination shall be final. The fees payable to the Resolution Accountant shall borne by each of Vivendi and Company as equitably determined by the Resolution Accountant.

8.                             Term. This Agreement shall continue in full force and effect until such time that the parties hereto agree in writing to terminate this Agreement.

9.                             Notices. All payments, notices, demands, or communications required or permitted to be given hereunder shall be effective upon delivery and may be delivered via personally delivery, email transmission, facsimile transmission, Federal Express or a similar courier service, certified mail, or in the case of payment, wire transmission. A form of delivery based upon a street addressed, may be directed to the following addresses:

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to Vivendi:

[local address]

to Vivendi Games:

[local address]

to Activision Blizzard:

[local address]

or to such other address or to the attention of such other person as a party may, from time to time, designate by written notice to the other party.

10.                           Amendment of Agreement. This Agreement may not be amended, supplemented or discharged, except by an instrument in writing signed by all parties hereto.

11.                           Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of Vivendi, Vivendi Games, Company, and their respective successors and assigns and any reference herein to Vivendi, Vivendi Games, and Company shall be deemed to include their respective successors and assigns.

12.                           Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, (i) the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired, or invalidated and (ii) the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant, or restriction.

13.                           Further Assurances. The parties hereto shall make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

14.                           Waivers. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such a waiver or consent shall be effective only in the specific instance and for the purpose for which given.

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15.                           Setoff. All payments to be made by any party under this Agreement shall be made without setoff, counterclaim, or withholding, all of which are expressly waived.

16.                           Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

17.                           Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

18.                           Effect of this Agreement. This Agreement and Sections 4.1(c) and (d) of the Investor Agreement shall supersede any other Tax sharing arrangement or agreement in effect between the parties to this Agreement.

19.                           Entire Agreement. This Agreement constitutes the entire Agreement among the parties relating to the allocation of the Tax liabilities of the Vivendi Group in respect of a Determination Year.

20.                           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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Vivendi Holding I Corp.

By:
Name:
Title:

Date: , , 2008

Vivendi Games, Inc.

By:
Name:
Title:

Date: , , 2008

Activision Blizzard, Inc.

By:
Name:
Title:

Date: , , 2008

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Exhibit F

CERTIFICATE OF MERGER

MERGING

SEGO MERGER CORPORATION

A DELAWARE CORPORATION

WITH AND INTO

VIVENDI GAMES, INC.

A DELAWARE CORPORATION

Pursuant to Section 251 of the General
Corporation Law of the State of Delaware

Sego Merger Corporation, a Delaware Corporation, does hereby certify:

FIRST: The names and states of incorporation of the constituent corporation to this merger are as follows:

Sego Merger Corporation	Delaware

Vivendi Games, Inc.	Delaware

SECOND:  A business combination agreement has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the corporation surviving the merger is Vivendi Games, Inc. (the “Surviving Corporation”).

FOURTH: The Amended and Restated Certificate of Incorporation of Vivendi Games, Inc. shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH:  The executed agreement and plan of merger is on file at an office of the Surviving Corporation, at the following address:

Vivendi Games, Inc.

c/o Activision, Inc.

3100 Ocean Park Boulevard

Santa Monica, California 90405

SIXTH:  A copy of the agreement and plan of merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

[Signature Page Follows]

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IN WITNESS WHEREOF, Sego Merger Corporation has caused this Certificate of Merger to be executed in its corporate name as of                 , 20   .

SEGO MERGER CORPORATION

By:
Name:
Title:

Exhibit G

Offer Conditions

Notwithstanding any other provision of the Tender Offer or the Agreement (except for the provisions of Article III of the Agreement which shall remain applicable), Activision shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, to pay for any tendered shares of Activision Common Stock, and may delay the acceptance for payment of any tendered shares of Activision Common Stock, and amend or terminate the Tender Offer, if at any time after the consummation of the Combination Transactions on the Closing Date and prior to the expiration of the Tender Offer, any of the following events shall occur and be continuing:

1.     There shall be any Order instituted, issued or entered, or any Law enacted, issued, promulgated or enforced, by any Governmental Entity which restrains, enjoins or prohibits consummation of the Tender Offer or makes the consummation of the Tender Offer illegal.

2.     Activision determines that the consummation of the Tender Offer may either cause the shares to be held of record by less than 300 persons or cause the Activision Common Stock to be delisted from The Nasdaq Stock Market or to be eligible for deregistration under the Exchange Act.

Exhibit H

List of Appointed Directors of Activision

Vivendi Designees

Mr. Jean-Bernard Lévy

Mr. René Penisson

Mr. Bruce L. Hack

Mr. Douglas Morris

Mr. Philippe Capron

Mr. Frederic Crepin

Exhibit I

Post-Closing Officers of Activision and its Subsidiaries

René Penisson	Chairman of the Board of Directors of Activision
Robert A. Kotick	President and Chief Executive Officer of Activision
Brian G. Kelly	Co-Chairman of the Board of Directors of Activision
Bruce L. Hack	Vice Chairman and Chief Corporate Officer of Activision
Michael J. Griffith	President and Chief Executive Officer of Activision Publishing, Inc.
Michael Morhaime	President and Chief Executive Officer of Blizzard
Thomas Tippl	Chief Financial Officer of Activision
Jean-Francois Grollemund	Chief Accounting Officer of Activision

Exhibit J

List of Resigning and Continuing Directors of Games

Resigning Directors

Mr. Jean-Bernard Lévy

Mr. Bruce L. Hack

Mr. Philippe Capron

Mr. Jean-Francois Grollemund

Continuing Directors

Mr. René Penisson

Exhibit K

List of Appointed Directors of Games

Mr. Robert A. Kotick

Mr. Brian G. Kelly